EXHIBIT 10.1

ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM ADMINISTRATION
DIVISION OF BUSINESS AND FINANCE
CONTRACT AMENDMENT

1.             AMENDMENT NO.:
                15

2.             CONTRACT NO.:
                YH04-0001-06

3.             EFFECTIVE DATE OF AMENDMENT:
                October 1, 2006

4.             PROGRAM:
                DHCM

5.             CONTRACTOR/PROVIDER NAME AND ADDRESS:
                Phoenix Health Plan/Community Connection
                7878 N. 16th Street
                Phoenix, Arizona  85020

6.             PURPOSE:
                To amend Sections B, C, D and E and Attachments A, H and I.

7.             The above referenced contract is hereby amended as follows:

                A.  CHANGES IN REQUIREMENTS:  In accordance with Section E. Paragraph 30, “Changes”, various changes in contract requirements are indicated in this contract restatement.

                B.  By signing this contract amendment, the Contractor is agreeing to the terms of the contract as amended.

NOTE:  Please sign and date both and return one original to:                     Pat Watkinson, Contracts Manager
                                                                                                                                AHCCCS Contracts and Purchasing
                                                                                                                                701 E. Jefferson, MD 5700
                                                                                                                                Phoenix, AZ  85034

8.             EXCEPT AS PROVIDED FOR HEREIN, ALL TERMS AND CONDITIONS OF THE ORIGINAL
                CONTRACT NOT HERETOFORE CHANGED AND/OR AMENDED REMAIN UNCHANGED
                AND IN FULL EFFECT.

                IN WITNESS WHEREOF THE PARTIES HERETO SIGN THEIR NAMES IN AGREEMENT.

9.             NAME OF CONTRACTOR:  PHOENIX HEALTH PLAN
                SIGNATURE OF AUTHORIZED INDIVIDUAL:  /s/ NANCY NOVICK
                TYPED NAME:  NANCY NOVICK
                TITLE:  CHIEF EXECUTIVE OFFICER
                DATE:  SEPTEMBER 5, 2006

10.          ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM
                SIGNATURE:  /s/ MICHAEL VEIT
                TYPED NAME:  MICHAEL VEIT
                TITLE:  CONTRACT SNA PURCHASING ADMINISTRATOR
                DATE:  August 9, 2006

ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM ADMINISTRATION
DIVISION OF BUSINESS AND FINANCE
SECTION A.  CONTRACT AMENDMENT

1.             AMENDMENT NUMBER.:
                ###

2.             CONTRACT NO.:
                YH04-0001

3.             EFFECTIVE DATE OF AMENDMENT:
                October 1, 2006

4.             PROGRAM:
                DHCM

5.             CONTRACTOR/PROVIDER NAME AND ADDRESS:

6.             PURPOSE OF AMENDMENT:
                To amend Sections B, C, D and E and Attachments A, B, F, G, H, I and L.

7.             THE CONTRACT REFERENCED ABOVE IS AMENDED AS FOLLOWS:

                A.  CHANGES IN REQUIREMENTS:  In accordance with Section E. Paragraph 30, “Changes”, various changes in contract requirements are indicated in this contract restatement.

                B.  By signing this contract amendment, the Contractor is agreeing to the terms of the contract as amended.

NOTE:  Please sign and date both and then return one to:                           Michael Veit, MD 5700
                                                                                                                                AHCCCS Contracts and Purchasing
                                                                                                                                701 E. Jefferson Street
                                                                                                                                Phoenix, AZ  85034

8.             EXCEPT AS PROVIDED FOR HEREIN, ALL TERMS AND CONDITIONS OF THE ORIGINAL
                CONTRACT NOT HERETOFORE CHANGED AND/OR AMENDED REMAIN UNCHANGED
                AND IN FULL EFFECT.

                IN WITNESS WHEREOF THE PARTIES HERETO SIGN THEIR NAMES IN AGREEMENT.

9.             SIGNATURE OF AUTHORIZED REPRESENTATIVE:
                TYPED NAME:
                TITLE:
                DATE:

10.          SIGNATURE OF AHCCCSA CONTRACTING OFFICER:
                /s/  MICHAEL VEIT
                CONTRACTS & PURCHASING ADMINISTRATOR

TABLE OF CONTENTS

SECTION A.  CONTRACT AMENDMENT  1

SECTION B:  CAPITATION RATES  6

SECTION C: DEFINITIONS  7

SECTION D: PROGRAM REQUIREMENTS  15

1.             TERM OF CONTRACT AND OPTION TO RENEW  15
2.             ELIGIBILITY CATEGORIES  16
3.             ENROLLMENT AND DISENROLLMENT  17
4.             ANNUAL ENROLLMENT CHOICE  20
5.             OPEN ENROLLMENT  20
6.             AUTO-ASSIGNMENT ALGORITHM  20
7.             AHCCCS MEMBER IDENTIFICATION CARDS  200
8.             MAINSTREAMING OF AHCCCS MEMBERS  200
9.             TRANSITION OF MEMBERS  21
10.           SCOPE OF SERVICES  22
11.           SPECIAL HEALTH CARE NEEDS  30
12.           BEHAVIORAL HEALTH SERVICES  30
13.           AHCCCS GUIDELINES, POLICIES and MANUALS  33
14.           MEDICAID SCHOOL BASED CLAIMING PROGRAM (MSBC)  33
15.           PEDIATRIC IMMUNIZATIONS AND THE  VACCINES FOR CHILDREN  PROGRAM  33
16.           STAFF REQUIREMENTS AND SUPPORT SERVICES  34
17.           WRITTEN POLICIES, PROCEDURES AND JOB DESCRIPTIONS  35
18.           MEMBER INFORMATION  36
19.           SURVEYS  37
20.           CULTURAL COMPETENCY  37
21.           MEDICAL RECORDS  37
22.           ADVANCE DIRECTIVES  38
23.           QUALITY MANAGEMENT AND MEDICAL MANAGEMENT (QM/MM)  39
24.           PERFORMANCE STANDARDS  41
25.           GRIEVANCE SYSTEM  45
26.           QUARTERLY GRIEVANCE SYSTEM REPORTS  45
27.           NETWORK DEVELOPMENT  46
28.           PROVIDER AFFILIATION TRANSMISSION  48
29.           NETWORK MANAGEMENT  48
30.           PRIMARY CARE PROVIDER  STANDARDS  50
31.           MATERNITY CARE PROVIDER STANDARDS  51
32.           REFERRAL MANAGEMENT PROCEDURES AND STANDARDS  51
33.           APPOINTMENT STANDARDS  52
34.           FEDERALLY QUALIFIED HEALTH CENTERS (FQHC) and RURAL HEALTH CLINICS (RHC)  53
35.           PROVIDER MANUAL  53
36.           PROVIDER  REGISTRATION  54
37.           SUBCONTRACTS  54
38.           CLAIMS PAYMENT/HEALTH INFORMATION SYSTEM  57
39.           SPECIALTY CONTRACTS  58
40.           HOSPITAL SUBCONTRACTING AND REIMBURSEMENT  59
41.           NURSING FACILITY REIMBURSEMENT  60
42.           PHYSICIAN INCENTIVES/PAY FOR PERFORMANCE  60
43.           MANAGEMENT SERVICES AGREEMENT AND COST ALLOCATION PLAN  61

44.           RESERVED  61
45.           MINIMUM CAPITALIZATION REQUIREMENTS  61
46.           PERFORMANCE BOND OR BOND SUBSTITUTE  62
47.           AMOUNT OF PERFORMANCE BOND  63
48.           ACCUMULATED FUND DEFICIT  63
49.           ADVANCES, DISTRIBUTIONS, LOANS AND INVESTMENTS  63
50.           FINANCIAL VIABILITY STANDARDS / PERFORMANCE GUIDELINES  63
51.           SEPARATE INCORPORATION  64
52.           MERGER, REORGANIZATION AND CHANGE OF OWNERSHIP  65
53.           COMPENSATION  65
54.           PAYMENTS TO CONTRACTORS  66
55.           CAPITATION ADJUSTMENTS  67
56.           INCENTIVES  67
57.           REINSURANCE  68
58.           COORDINATION OF BENEFITS / THIRD PARTY LIABILITY  71
59.           COPAYMENTS  74
60.           MEDICARE SERVICES AND COST SHARING  74
61.           MARKETING  75
62.           CORPORATE COMPLIANCE  75
63.           RECORDS RETENTION  76
64.           DATA EXCHANGE REQUIREMENTS  77
65.           ENCOUNTER DATA REPORTING  77
66.           ENROLLMENT AND CAPITATION TRANSACTION UPDATES  78
67.           PERIODIC REPORT REQUIREMENTS  79
68.           REQUESTS FOR INFORMATION  79
69.           DISSEMINATION OF INFORMATION  79
70.           OPERATIONAL AND FINANCIAL READINESS REVIEWS  79
71.           OPERATIONAL AND FINANCIAL REVIEWS  80
72.           SANCTIONS  80
73.           BUSINESS CONTINUITY AND RECOVERY PLAN  81
74.           TECHNOLOGICAL ADVANCEMENT  82
75.           PENDING LEGISLATIVE / OTHER ISSUES  83
76.           BALANCED BUDGET ACT OF 1997 (BBA)  83
77.           RESERVED  83
78.           MEDICARE MODERNIZATION ACT (MMA)  83

SECTION E: CONTRACT CLAUSES  85

1)             APPLICABLE LAW  85
2)             AUTHORITY  85
3)             ORDER OF PRECEDENCE  85
4)             CONTRACT INTERPRETATION AND AMENDMENT  85
5)             SEVERABILITY  85
6)             RELATIONSHIP OF PARTIES  85
7)             ASSIGNMENT AND DELEGATION  85
8)             INDEMNIFICATION  85
9)             INDEMNIFICATION -- PATENT AND COPYRIGHT  85
10)           COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS  86
11)           ADVERTISING AND PROMOTION OF CONTRACT  86
12)           PROPERTY OF THE STATE  86
13)           THIRD PARTY ANTITRUST VIOLATIONS  86
14)           RIGHT TO ASSURANCE  86
15)           TERMINATION FOR CONFLICT OF INTEREST  87
16)           GRATUITIES   87
17)           SUSPENSION OR DEBARMENT  87
18)           TERMINATION FOR CONVENIENCE  87

19)           TEMPORARY MANAGEMENT/OPERATION OF A CONTRACTOR AND TERMINATION  87
20)           TERMINATION - AVAILABILITY OF FUNDS  88
21)           RIGHT OF OFFSET  88
22)           NON-EXCLUSIVE REMEDIES  88
23)           NON-DISCRIMINATION  89
24)           EFFECTIVE DATE  89
25)           INSURANCE  89
26)           DISPUTES  89
27)           RIGHT TO INSPECT PLANT OR PLACE OF BUSINESS  90
28)           INCORPORATION BY REFERENCE  90
29)           COVENANT AGAINST CONTINGENT FEES  90
30)           CHANGES  90
31)           TYPE OF CONTRACT  90
32)           AMERICANS WITH DISABILITIES ACT  90
33)           WARRANTY OF SERVICES  90
34)           NO GUARANTEED QUANTITIES  90
35)           CONFLICT OF INTEREST  90
36)           DISCLOSURE OF CONFIDENTIAL INFORMATION  91
37)           COOPERATION WITH OTHER CONTRACTORS  91
38)           ASSIGNMENT OF CONTRACT AND BANKRUPTCY  91
39)           OWNERSHIP OF INFORMATION AND DATA  91
40)           AHCCCSA RIGHT TO OPERATE CONTRACTOR  91
41)           AUDITS AND INSPECTIONS  92
42)           LOBBYING  92
43)           CHOICE OF FORUM  92
44)           DATA CERTIFICATION  92
45)           OFF SHORE PERFORMANCE OF WORK PROHIBITED  92
46)           FEDERAL IMMIGRATION AND NATIONALITY ACT  93
47)           IRS W-9 FORM  93
48)           CONTINUATION OF PERFORMANCE THROUGH TERMINATION  93

SECTION F: INDEX - PROGRAM REQUIREMENTS AND CONTRACT CLAUSES  94

ATTACHMENT A: MINIMUM SUBCONTRACT PROVISIONS  97

1.             ASSIGNMENT AND DELEGATION OF RIGHTS AND RESPONSIBILITIES             97
2.             AWARDS OF OTHER SUBCONTRACTS  97
3.             CERTIFICATION OF COMPLIANCE – ANTI-KICKBACK AND LABORATORY TESTING  97
4.             CERTIFICATION OF TRUTHFULNESS OF REPRESENTATION  97
5.             CLINICAL LABORATORY IMPROVEMENT AMENDMENTS OF 1988  98
6.             COMPLIANCE WITH AHCCCSA RULES RELATING TO AUDIT AND INSPECTION  98
7.             COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS  98
8.             CONFIDENTIALITY REQUIREMENT  98
9.             CONFLICT IN INTERPRETATION OF PROVISIONS  98
10.           CONTRACT CLAIMS AND DISPUTES  98
11.           ENCOUNTER DATA REQUIREMENT  98
12.           EVALUATION OF QUALITY, APPROPRIATENESS, OR TIMELINESS OF SERVICES  98
13.           FRAUD AND ABUSE  99
14.           GENERAL INDEMNIFICATION  99
15.           INSURANCE  99
16.           LIMITATIONS ON BILLING AND COLLECTION PRACTICES  99
17.           MAINTENANCE OF REQUIREMENTS TO DO BUSINESS AND PROVIDE SERVICES  99
18.           NON‑DISCRIMINATION REQUIREMENTS  99
19.           PRIOR AUTHORIZATION AND UTILIZATION MANAGEMENT  100
20.           RECORDS RETENTION  100
21.           SEVERABILITY  100

22.           SUBJECTION OF SUBCONTRACT  100
23.           TERMINATION OF SUBCONTRACT  100
24.           VOIDABILITY OF SUBCONTRACT  101
25.           WARRANTY OF SERVICES  101
26.           OFF-SHORE PERFORMANCE OF WORK PROHIBITED  101
27.           FEDERAL IMMIGRATION AND NATIONALITY ACT  101

ATTACHMENT B: MINIMUM NETWORK STANDARDS (By Geographic Service Area)  102

ATTACHMENT F: PERIODIC REPORT REQUIREMENTS  106

ATTACHMENT G: AUTO-ASSIGNMENT ALGORITHM  110

ATTACHMENT H (1): ENROLLEE GRIEVANCE SYSTEM STANDARDS AND POLICY  113

ATTACHMENT H(2)          PROVIDER CLAIM DISPUTE STANDARDS AND POLICY  118

ATTACHMENT I: ENCOUNTER SUBMISSION REQUIREMENTS  120

ATTACHMENT L: COST SHARING COPAYMENTS  123

SECTION B:  CAPITATION RATES

The Contractor shall provide services as described in this contract.  In consideration for these services, the Contractor will be paid the attached Contractor specific rates per member per month for the term October 1, 2006 through September 30, 2007.

See attached.

ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM
CAPITATION RATE SUMMARY – ACUTE RATES
Phoenix Health Plan
10/1/06-9/30/07

									Maternity
	TANF	TANF	TANF	TANF	TANF	SSI	SSI		Delivery			MED Hospital
Title XIX and KidsCare Rates;	<1, M/F	1-13, M/F	14-44, F	14-44, M	45+, M/F	w/Med	w/o Med	SFP	Supplement	Non-MED	MED	Supplement
8 Gila/Pinal	$505.20	$111.91	$182.99	$125.65	$348.62	$180.31	$565.41	$17.89	$6,348.42	$415.06	$979.58	$10,372.10
12 Maricopa	$497.71	$110.24	$183.67	$134.33	$385.37	$172.58	$626.64	$19.15	$6,320.99	$458.01	$981.99	$10,249.18

	TANF	TANF	TANF	TANF	TANF	SSI	SSI
PPC Rates:	<1, M/F	1-13, M/F	14-44, F	14-44, M	45+, M/F	w/Med	w/o Med			Non-MED	MED
8 Gila/Pinal	$831.54	$47.94	$172.04	$150.56	$333.68	$73.38	$156.57			$692.11	$1,701.01
12 Maricopa	$1,348.09	$47.94	$178.93	$156.58	$347.02	$57.58	$147.72			$672.07	$1,688.16

	HIFA	HIFA	HIFA	HIV/AIDS
PPC Rates:	14-44, F	14-44, M	45+, M/F	Supplement		SSDi
8 Gila/Pinal	$209.21	$136.93	$385.84	$1,051.86		$696.76
12 Maricopa	$205.74	$137.69	$398.89	$1,051.86		$696.76

*Rates have been adjusted for $50,000 Reinsurance Deductibles

SECTION C:  DEFINITIONS

638 TRIBAL FACILITY	A facility that is operated by an Indian tribe and that is authorized to provide services pursuant to Public Law 93-638, as amended.

1931	Eligible individuals and families under the 1931 provision of the Social Security Act, with household income levels at or below 100% of the FPL.

ACOM	AHCCCS Contractor Operations Manual, available on the AHCCCS Website at www.azahcccs.gov.

ADHS	Arizona Department of Health Services, the state agency mandated to serve the public health needs of all Arizona citizens.

ADHS BEHAVIORAL HEALTH RECIPIENT	A Title XIX or Title XXI acute care member who is eligible for, and is receiving, behavioral health services through ADHS and its subcontractors.

ADJUDICATED CLAIMS	Claims which have been received and processed by the Contractor which resulted in a payment or denial of payment

AGENT	Any person who has been delegated the authority to obligate or act on behalf of another person or entity.

AHCCCS

Arizona Health Care Cost Containment System, which is composed of the Administration, Contractors, and other arrangements through which health care services are provided to an eligible person, as defined by A.R.S. § 36-2902, et seq.

AHCCCS BENEFITS	See “COVERED SERVICES”.

AHCCCS MEMBER	See “MEMBER”.

AHCCCSA	Arizona Health Care Cost Containment System Administration.

ALTCS	The Arizona Long Term Care System, a program under AHCCCSA that delivers long term, acute, behavioral health and case management services to members, as authorized by A.R.S. § 36-2932.

AMBULATORY CARE	Preventive, diagnostic and treatment services provided on an outpatient basis by physicians, nurse practitioners, physician assistants and other health care providers.

AMPM	AHCCCS Medical Policy Manual.

ANNUAL ENROLLMENT CHOICE (AEC)	The opportunity, given each member annually, to change to another Contractor in their GSA.

APPEAL RESOLUTION	The written determination by the Contractor concerning an appeal.

ARIZONA ADMINISTRATIVE CODE (A.A.C.)	State regulations established pursuant to relevant statutes. For purposes of this solicitation, the relevant sections of the AAC are referred to throughout this document as “AHCCCS Rules”.

A.R.S.	Arizona Revised Statutes.

BBA	The Balanced Budget Act of 1997.

BCCTP

Breast and Cervical Cancer  Treatment Program, a Title XIX  eligibility expansion program for women who are not otherwise Title XIX eligible and are diagnosed as needing treatment for breast and/or cervical cancer or lesions.

BIDDER’S LIBRARY	A repository of manuals, statutes, rules and other reference material located on the AHCCCS website at www.azahcccs.gov.

BOARD CERTIFIED	An individual who has successfully completed all prerequisites of the respective specialty board and successfully passed the required examination for certification.

CAPITATION	Payment to Contractor by AHCCCSA of a fixed monthly payment per person in advance for which the Contractor provides a full range of covered services as authorized under A.R.S. § 36-2904 and § 36-2907.

CATEGORICALLY LINKED TITLE XIX MEMBER

Member eligible for Medicaid under Title XIX  of the Social Security Act including those eligible under 1931 provisions of the Social Security Act, Sixth Omnibus Budget  Reconciliation Act (SOBRA), Supplemental Security Income  (SSI), SSI-related groups.  To be categorically linked, the member must be aged 65 or over, blind, disabled, a child under age 19, a parent of a dependent child, or pregnant.

CLAIM DISPUTE	A dispute, filed by a provider or Contractor, whichever is applicable, involving a payment of a claim, denial of a claim, imposition of a sanction or reinsurance.

CLEAN CLAIM

A claim that may be processed without obtaining additional information from the provider of service or from a third party;  but does not include claims under investigation for fraud or abuse or claims under review for medical necessity.

CMS

Centers for Medicare and Medicaid Services, an organization within the U.S. Department of Health and Human Services, which administers the Medicare and Medicaid programs and the State Children’s Health Insurance Program.

COMPETITIVE BID PROCESS	A state procurement system used to select Contractors to provide covered services on a geographic basis.

CONTINUING OFFEROR (INCUMBENT)	An AHCCCS Contractor during CYE 03 that submits a proposal pursuant to this solicitation.

CONTRACT SERVICES	See "COVERED SERVICES".

CONTRACT YEAR (CY)	Corresponds to Federal fiscal year (Oct. 1 through Sept. 30). For example, Contract Year 04 is 10/01/03 – 9/30/04.

CONTRACTOR

An organization or entity agreeing through a direct contracting relationship with AHCCCSA to provide the goods and services specified by this contract in conformance with the stated contract requirements, AHCCCS statute and rules and Federal law and regulations.

CONVICTED	A judgment of conviction has been entered by a Federal, State or local court, regardless of whether an appeal from that judgment is pending.

COPAYMENT	A monetary amount specified by the Director that the member pays directly to a Contractor or provider at the time covered services are rendered, as defined in R9-22-107.

COVERED SERVICES	Health care services to be delivered by a Contractor which are designated in Section D of this contract, AHCCCS Rules R9-22, Article 2 and R9-31, Article 2 and the AMPM. [42 CFR 438.210(a)(4)]

CRS	The Children's Rehabilitative Services administered by ADHS, as defined in R9-22-114.

CRS ELIGIBLE	An individual who has completed the CRS application process, as delineated in the CRS Policy and Procedure Manual, and has met all applicable criteria to be eligible to receive CRS related services.

CRS RECIPIENT	A CRS recipient is a CRS eligible individual who has completed the initial medical visit at an approved CRS Clinic, which allows the individual to participate in the CRS program.

CY	See “CONTRACT YEAR”.

CYE	Contract Year Ending; same as “CONTRACT YEAR”.

DAYS	Calendar days unless otherwise specified as defined in the text, as defined in R9-22-101.

DELEGATEDAGREEMENT	An agreement with a qualified organization or person to perform one or more functions required to be provided by the Contractor pursuant to this contract.

DIRECTOR	The Director of AHCCCSA.

DISCLOSING ENTITY	An AHCCCS provider or a fiscal agent.

DISENROLLMENT	The discontinuance of a member’s ability to receive covered services through a Contractor.

DME

Durable Medical Equipment,  which is an item, or appliance that can withstand repeated use, is designated to serve a medical purpose, and is not generally useful to a person in the absence of a medical condition, illness or injury as defined in R9-22-102.

DUAL ELIGIBLE	A member who is eligible for both Medicare and Medicaid.

ELIGIBILITY DETERMINATION	A process of determining, through a written application and required documentation, whether an applicant meets the qualifications for Title XIX or Title XXI.

EMERGENCY MEDICAL CONDITION

A medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: a) placing the patient’s health (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy; b) serious impairment to bodily functions; or c) serious dysfunction of any bodily organ or part.  [42 CFR 438.114(a)]

EMERGENCY MEDICAL SERVICE

Covered inpatient  and outpatient  services provided after the sudden onset of an emergency medical condition as defined above. These services must be furnished by a qualified provider, and must be necessary to evaluate or stabilize the emergency medical condition.  [42 CFR 438.114(a)]

ENCOUNTER	A record of a health care related service rendered by a provider or providers registered with AHCCCSA to a member who is enrolled with a Contractor on the date of service.

ENROLLEE	A Medicaid recipient who is currently enrolled with a contractor. [42 CFR 438.10(a)]

ENROLLMENT	The process by which an eligible person becomes a member of a contractor’s plan.

EPSDT	Early and Periodic Screening, Diagnosis and Treatment; services for persons under 21 years of age as described in AHCCCS rules R9-22, Article 2.

FAMILY PLANNING SERVICES EXTENSION PROGRAM	A program that provides only family planning services for a maximum of 24 months to SOBRA women whose pregnancy has ended and who are not otherwise eligible for full Title XIX services.

FEDERALLY QUALIFIED HEALTH CENTER (FQHC)

An entity which meets the requirements and receives a grant and funding pursuant to Section 330 of the Public Health Service Act.  An FQHC  includes an outpatient  health program or facility operated by a tribe or tribal organization under the Indian Self-Determination Act (PL 93-638) or an urban Indian organization receiving funds under Title V of the Indian Health Care Improvement Act.

FEE‑FOR‑SERVICE (FFS)	A method of payment to registered providers on an amount per service basis.

FES	Federal Emergency Services program covered under R9-22-217, to treat an emergency medical condition for a member who is determined eligible under A.R.S. § 36-2903.03 (D).

FFP	Federal financial participation (FFP) refers to the contribution that the Federal government makes to the Title XIX and Title XXI program portions of AHCCCS as defined in 42 CFR 400.203.

FISCAL YEAR (FY)	The budget year ‑ Federal Fiscal Year: October 1 through September 30; State fiscal year: July 1 through June 30.

FREEDOM TO WORK (TICKET TO WORK)

A Federal program that expands Title XIX  eligibility to individuals, 16 through 64 years old, who are disabled and whose earned income, after allowable deductions, is at or below 250% of the Federal Poverty Level.

GEOGRAPHIC SERVICE AREA (GSA)

A specific county or defined grouping of counties designated by AHCCCSA within which a Contractor provides, directly or through subcontract,  covered health care to members enrolled with that Contractor.

GRIEVANCE SYSTEM	A system that includes a process for enrollee grievances, enrollee appeals, provider claim disputes, and access to the state fair hearing system.

HEALTHCARE GROUP OF ARIZONA (HCG)	A prepaid medical coverage plan marketed to small, uninsured businesses and political subdivisions within the state.

HEALTH PLAN	See “CONTRACTOR”.

HIFA

The CMS Health Insurance Flexibility and Accountability Demonstration Initiative , which targets State Children's Health Insurance Program (Title XXI)  funding for populations with incomes below 200 percent of the Federal Poverty Level, seeking to maximize private health insurance coverage options.

HIFA PARENTS

Parents of   Medicaid (SOBRA) and KidsCare eligible  children who are eligible for AHCCCS benefits under the HIFA  Waiver.  All eligible parents must pay an enrollment fee and a monthly premium based on household income.

IBNR	Incurred But Not Reported liability for services rendered for which claims have not been received.

IHS	Indian Health Service authorized as a Federal agency pursuant to 25 U.S.C. 1661.

KIDSCARE

Individuals under the age of 19, eligible under the SCHIP program, in households with income at or below 200% FPL.  All members, except Native American members, are required to pay a premium amount based on the number of children in the family and the gross family income.  Also referred to as Title XXI.

LIEN

A legal claim, filed with the County Recorder’s office in which a member resides and in the county an injury was sustained, for the purpose of ensuring that AHCCCS receives reimbursement for medical services paid.  The lien is attached to any settlement the member may receive as a result of an injury.

MANAGED CARE

Systems that integrate the financing and delivery of health care services to covered individuals by means of arrangements with selected providers to furnish comprehensive services to members; establish explicit criteria for the selection of health care providers; have financial incentives for members to use providers and procedures associated with the plan; and have formal programs for quality, utilization management and the coordination of care.

MANAGEMENTSERVICES AGREEMENT	An agreement with an entity in which the owner of the Contractor delegates some or all of the comprehensive management and administrative services necessary for the operation of the Contractor.

MANAGEMENT SERVICES SUBCONTRACTOR	An entity to which the Contractor delegates the comprehensive management and administrative services necessary for the operation of the Contractor

MANAGING EMPLOYEE

A general manager, business manager, administrator, director, or other individual who exercises operational or managerial control over, or who directly or indirectly conducts the day-to-day operation of an institution, organization or agency.

MATERIAL OMISSION	Facts, data or other information excluded from a report, contract, etc., the absence of which could lead to erroneous conclusions following reasonable review of such report, contract, etc.

MAJOR UPGRADE	Any upgrade or changes that may result in a disruption to the following: Loading of contracts, providers, members, issuing prior authorizations or the adjudication of claims.

MEDICAID	A Federal/State program authorized by Title XIX of the Social Security Act, as amended.

MEDICAL EXPENSE DEDUCTION (MED)

Title XIX  Waiver  member whose family income is more than 100% of the Federal Poverty Level and has family medical expenses that reduce income to or below 40% of the Federal Poverty Level.  MED’s may have a categorical link to a Title XIX category; however, their income exceeds the limits of the Title XIX category.

MEDICALMANAGEMENT

An integrated process or system that is designed to assure appropriate utilization of health care resources, in the amount and duration necessary to achieve desired health outcomes, across the continuum of care (from prevention to end of life care).

MEDICARE	A Federal program authorized by Title XVIII of the Social Security Act, as amended.

MEDICARE MANAGED CARE PLAN

A managed care entity that has a Medicare contract with CMS to provide services to Medicare beneficiaries, including Medicare Advantage Prescription Drug Plan (MAPDP), MAPDP Special Needs Plan, or Medicare Prescription Drug Plan

MEDICARE PART D EXCLUDED DRUGS

Medicare Part D is the Prescription Drug Coverage option available to Medicare beneficiaries, including those also eligible for Medicaid.  Medications that are available under this benefit will not be covered by AHCCCS post January 1, 2006.  There are certain drugs that are excluded from coverage by Medicare, and will continue to be covered by AHCCCS.  Those medications are barbiturates, benzodiazepines, and over the counter medication as defined in the AMPM.  Prescription medications that are covered under Medicare, but are not on a Part D Health Plan’s formulary are not considered excluded drugs, and will not be covered by AHCCCS.

MEMBER	An eligible person who is enrolled in the system, as defined in A.R.S. § 36-2901, A.R.S. § 36-2981 and A.R.S. § 36-2981.01.

NEW OFFEROR	An organization or entity that submits a proposal in response to this solicitation and which has not been an AHCCCS Contractor during CYE 03.

NON-CONTRACTING PROVIDER	A person who provides services as prescribed in A.R.S. § 36-2939 and who does not have a subcontract with an AHCCCS Contractor.

OFFEROR	An organization or other entity that submits a proposal to the Administration in response to this RFP, as defined in R9-22-106.

PERFORMANCE STANDARDS

A set of standardized indicators designed to assist AHCCCSA in evaluating, comparing and improving the performance of its Contractors.  Specific descriptions of health services measurement goals are found in Section D, Paragraph 24, Performance Standards.

PMMIS	AHCCCSA’s Prepaid Medical Management Information System.

POST STABILIZATION SERVICES

Medically necessary services, related to an emergency medical condition, provided after the member’s condition is sufficiently stabilized in order to maintain, improve or resolve the member’s condition so that the member could alternatively be safely discharged or transferred to another location.  [42 CFR 438-114(a)]

POTENTIAL ENROLLEE	A Medicaid eligible recipient who is not yet enrolled with a contractor. [42 CFR 438.10(a)]

PRIMARY CARE PROVIDER (PCP)

An individual who meets the requirements of A.R.S. § 36-2901, and who is responsible for the management of a member’s health care.  A PCP  may be a physician defined as a person licensed as an allopathic or osteopathic physician according to A.R.S. Title 32, Chapter 13 or Chapter 17 or a practitioner defined as a physician assistant licensed under A.R.S. Title 32, Chapter 25, or a certified nurse practitioner licensed under A.R.S. Title 32, Chapter 15.

PRIOR PERIOD

The period of time, prior to the member’s enrollment, during which a member is eligible for covered services.  The time frame is from the effective date of eligibility to the day a member is enrolled with a Contractor.

PROVIDER

Any person or entity who contracts with AHCCCSA or a Contractor for the provision of covered services to members according to the provisions A.R.S. § 36-2901 or any subcontractor  of a provider delivering services pursuant to A.R.S. § 36-2901.

QUALIFIED MEDICARE BENEFICIARY (QMB)

A person, eligible under A.R.S. § 36-2971(6), who is entitled to Medicare Part A insurance and meets certain income and residency requirements of the Qualified Medicare Beneficiary  program.  A QMB, who is also eligible for Medicaid, is commonly referred to as a QMB dual eligible.

RATE CODE	Eligibility classification for capitation payment purposes.

REGIONAL BEHAVIORAL HEALTH AUTHORITY (RBHA)

An organization under contract with ADHS, who administers covered behavioral health  services in a geographically specific area of the state.  Tribal governments, through an agreement with ADHS, may operate a tribal regional behavioral health authority (TRBHA) for the provision of behavioral health services to Native American members living on-reservation.

REINSURANCE	A risk-sharing program provided by AHCCCSA to Contractors for the reimbursement of certain contract service costs incurred for a member beyond a certain monetary threshold.

RELATED PARTY

A party that has, or may have, the ability to control or significantly influence a Contractor, or a party that is, or may be, controlled or significantly influenced by a Contractor.  "Related parties" include, but are not limited to, agents, managing employees, persons with an ownership or controlling interest in the disclosing entity, and their immediate families, subcontractors, wholly-owned subsidiaries or suppliers, parent companies, sister companies, holding companies, and other entities controlled or managed by any such entities or persons.

RISK GROUP	Grouping of rate codes that are paid at the same capitation rate.

RFP	Request For Proposal is a document prepared by AHCCCSA, which describes the services required and instructs prospective offerors about how to prepare a response (proposal), as defined in R9-22-106.

SCHIP	State Children’s Health Insurance Program under Title XXI of the Social Security Act. The Arizona version of SCHIP is referred to as “Kidscare”. See Kidscare.

SCOPE OF SERVICES	See "COVERED SERVICES".

SERVICE LEVELAGREEMENT

An agreement with a a corporate owner, or any of its Divisions or Subsidiaries, that requires specific levels of service for administrative functions or services for the Contractor specifically related to fulfilling the Contractor’s obligations to AHCCCSA under the terms of this contract, as defined in R9-22-101.

SOBRA	Section 9401 of the Sixth Omnibus Budget and Reconciliation Act, 1986, amended by the Medicare Catastrophic Coverage Act of 1988, U.S.C. 1396a(a)(10)(A)(ii)(IX), November 5, 1990.

SPECIAL HEALTH CARE NEEDS

Members with special health care needs are those members who have serious and chronic physical, developmental or behavioral conditions, and who also require medically necessary health and related services of a type or amount beyond that required by members generally.

STATE	The State of Arizona.

STATE PLAN

The written agreements between the State and CMS which describe how the AHCCCS program meets CMS requirements for participation in the Medicaid program and the State Children’s Health Insurance Program.

SUBCONTRACT

An agreement entered into by the Contractor with a provider of health care services, who agrees to furnish covered services to members or with any other organization or person who agrees to perform any administrative function or service for the Contractor specifically related to fulfilling the Contractor's obligations to AHCCCSA under the terms of this contract, as defined in R9-22-101.

SUBCONTRACTOR

(1) A provider of health care who agrees to furnish covered services to members.

(2)A person, agency or organization with which the Contractor has contracted or delegated some of its management/administrative functions or responsibilities

(3) A person, agency or organization with which a fiscal agent has entered into a contract, agreement, purchase order or lease (or leases of real property) to obtain space, supplies,  equipment or services provided under the AHCCCS agreement.

SUPPLEMENTAL SECURITY INCOME (SSI)	Federal cash assistance program under Title XVI of the Social Security Act.

TEMPORARY ASSISTANCE TO NEEDY FAMILIES (TANF)

A Federal cash assistance program under Title IV of the Social Security Act established by the Personal Responsibility and Work Opportunity Act of 1996.  It replaced Aid To Families With Dependent Children (AFDC).

THIRD PARTY	An individual, entity or program that is or may be liable to pay all or part of the medical cost of injury, disease or disability of an AHCCCS applicant or member, as defined in R9-22-1001.

THIRD PARTY LIABILITY

The resources available from a person or entity that is, or may be, by agreement, circumstance or otherwise, liable to pay all or part of the medical expenses incurred by an AHCCCS applicant or member, as defined in R9-22-1001.

TITLE XIX MEMBER

Member eligible for Federally funded Medicaid programs under Title XIX  of the Social Security Act including those eligible under 1931 provisions of the Social Security Act, Sixth Omnibus Budget  Reconciliation Act (SOBRA), Supplemental Security Income  (SSI), SSI-related groups, Title XIX Waiver  groups, Medicare Cost Sharing  groups, Breast and Cervical Cancer  Treatment program and Freedom to Work.

TITLE XIX WAIVER MEMBER

All MED (Medical Expense Deduction) members, and adults or childless couples at or below 100% of the Federal Poverty Level who are not categorically linked to another Title XIX  program.  This would also include Title XIX linked individuals whose income exceeds the limits of the categorical program.

TITLE XXI MEMBER

Member eligible for acute care services under Title XXI  of the Social Security Act, referred to in Federal legislation as the “State Children’s Health Insurance Program” (SCHIP and HIFA).  The Arizona version of SCHIP is referred to as “KidsCare.”

WWHP	Well Woman Health check Program, administered by the Arizona Department of Health Services and funded by the Centers for Disease Control and Prevention. (See AMPM Chapter 400)

YEAR	See "Contract Year".

[END OF DEFINITIONS]

SECTION D:  PROGRAM REQUIREMENTS

1.             TERM OF CONTRACT AND OPTION TO RENEW

The initial term of this contract shall be 10/1/03 through 9/30/06, with two one-year options to renew.  All contract renewals shall be through contract amendment.  AHCCCSA shall issue amendments prior to the end date of the contract when there is an adjustment to capitation rates and/or changes to the scope of service contained herein.  Changes to scope of service include but are not limited to changes in the enrolled population, changes in covered services, changes in GSA’s

If the Contractor has been awarded a contract in more than one GSA, each such contract will be considered separately renewable.  AHCCCSA may renew the Contractor’s contract in one GSA, but not in another.  In addition, if the Contractor has had significant problems of non-compliance in one GSA, it may result in the capping of the Contractor’s enrollment in all GSAs.  Further, AHCCCSA may require the Contractor to renew all currently awarded GSA’s, or may terminate the contract if the Contractor does not agree to renew all currently awarded GSA’s.

When AHCCCSA issues an amendment to the contract, the provisions of such renewal will be deemed to have been accepted 60 days after the date of mailing by AHCCCSA, even if the amendment has not been signed by the Contractor, unless within that time the Contractor notifies AHCCCSA in writing that it refuses to sign the renewal amendment.  If the Contractor provides such notification, AHCCCSA will initiate contract termination proceedings.

Contractor’s Notice of Intent Not To Renew:  If the Contractor chooses not to renew this contract, the Contractor may be liable for certain costs associated with the transition of its members to a different Contractor.  If the Contractor provides AHCCCSA written notice of its intent not to renew this contract at least 180 days before its expiration, this liability for transition costs may be waived by AHCCCSA.

Contract Termination:In the event the contract, or any portion thereof, is terminated for any reason, or expires, the Contractor shall assist AHCCCSA in the transition of its members to other contractors, and shall abide by standards and protocols set forth in Paragraph 9, Transition of Members.  In addition, AHCCCSA reserves the right to extend the term of the contract on a month-to-month basis to assist in any transition of members.  The Contractor shall make provision for continuing all management and administrative services until the transition of all members is completed and all other requirements of this contract are satisfied.  The Contractor shall be responsible for providing all reports set forth in this contract and necessary for the transition process and shall be responsible for the following:

a.             Notification of subcontractors and members.
b.             Payment of all outstanding obligations for medical care rendered to members.
c.             Until AHCCCSA is satisfied that the Contractor has paid all such obligations, the Contractor shall provide the following reports to AHCCCSA:
                                (1) A monthly claims aging report by provider/creditor including IBNR  amounts;
                                (2) A monthly summary of cash disbursements;
                                (3) Copies of all bank statements received by the Contractor.
d.             Such reports shall be due on the fifth day of each succeeding month for the prior month.
e.             In the event of termination or suspension of the contract by AHCCCSA, such termination or suspension shall not affect the obligation of the Contractor to indemnify AHCCCSA for any claim by any third party against the State or AHCCCSA arising from the Contractor's performance of this contract and for which the
                Contractor would otherwise be liable under this contract.
f.              Any dispute by the Contractor, with respect to termination or suspension of this contract by AHCCCSA, shall be exclusively governed by the provisions of Section E, Paragraph 26, Disputes.

g.             Any funds, advanced to the Contractor for coverage of members for periods after the date of termination, shall be returned to AHCCCSA within 30 days of termination of the contract.

2.             ELIGIBILITY CATEGORIES

AHCCCS is Arizona’s Title XIX  Medicaid program operating under an 1115 Waiver and Title XXI  program operating under Title XXI State Plan authority.  Arizona has the authority to require mandatory enrollment in managed care.  All members eligible for AHCCCS benefits, with few exceptions, are enrolled with acute care contractors and paid for on a capitated basis. AHCCCSA pays for health care expenses on a fee for service (FFS) basis for Title XIX and Title XXI eligible members who receive services through the Indian Health Service; for Title XIX eligible members who are entitled to emergency services  under the Federal Emergency Services (FES) program; for Medicare cost sharing  beneficiaries under QMB programs.

The following describes the eligibility groups enrolled in the managed care program and covered under this contract [42 CFR 434.6(a)(2)].

Title XIX

                1931 (Also referred to as TANF):  Eligible individuals and families under the 1931 provision of the Social
                Security Act, with household income levels at or below 100% of the FPL.

                SSI  and SSI Related Groups:  Eligible individuals receiving Supplemental Security Income (SSI) or who are aged, blind or disabled with household income levels at or below 100% of the FPL.

                Freedom to Work  (Ticket to Work):  Eligible individuals under the Title XIX  expansion program that extends eligibility to individuals, 16 through 64 years old who meet SSI  disability criteria, whose earned income, after allowable deduction, is at or below 250% of the FPL and who are not eligible for any other
                Medicaid program.  These members must pay a premium to AHCCCSA ranging from $10 to $35, depending on income.

                SOBRA:Under the Sixth Omnibus Budget and Reconciliation Act of 1986, eligible pregnant women, with household income levels at or below 133% of the FPL, and children in families with household incomes ranging from below 100% to 140% of the FPL, depending on the age of the child.

                SOBRA  Family Planning:  Family planning  extension program that covers the costs for family planning services only, for a maximum of 24 months following the loss of SOBRA eligibility.

                Breast and Cervical Cancer  Treatment Program (BCCTP):Eligible individuals under the Title XIX expansion program for women with income up to 250% of the FPL, who are diagnosed with and need treatment for breast and/or cervical cancer or cervical lesions and are not eligible for other Title XIX programs providing full Title XIX services.  Eligible members cannot have other creditable health insurance coverage, including Medicare.

Title XIX  Waiver  Group

                Non-MED:  Eligible individuals and couples whose income is at or below 100% of the FPL, and who are not categorically linked to another Title XIX  program.

                MED:  Eligible individuals and families whose income is above 100% of the FPL with medical expenses that reduce income to or below 40% of the FPL.

Title XXI

                KidsCare:  Individuals under the age of 19, whose income does not exceed 200% FPL.  All members, except Native American members, are required to pay a premium amount to AHCCCSA based on the number of children in the family and the gross family income.

                HIFA Parents:  Non-Title XIX-eligible parents of KidsCare children or parents of Title XIX  SOBRA eligible children who are eligible under the HIFA  demonstration initiative waiver. HIFA parents are required to pay a one-time enrollment fee and a monthly premium to AHCCCSA ranging from $15 to $25 per parent (except Native American  members), based on household income.  Due to funding considerations, this program has an enrollment cap.

Social Security Disability Insurance Temporary Medical Coverage (SSDI-TMC)
Laws 2006, Chapter 373 established a Temporary Medical Coverage Program. SSDI-TMC provides health care coverage to persons who:
                1. Are citizens and residents who have been enrolled in AHCCCS at any time within the last 24 months
                2. And became ineligible for AHCCCS coverage due to federal disability insurance benefit payments making them over income for Medicaid,
                3. And they are not yet eligible for Medicare.

In order to participate in SSDI-TMC, eligible persons must pay a premium. Participants become ineligible for SSDI-TMC once they become eligible for Medicare.  SSDI-TMC is funded entirely by the State.  Contractors will be capitated for these members under unique rate codes and AHCCCS may provide a reconciliation to limit the profit or loss of this population.  If reconciliation is to be implemented, an SSDI-TMC reconciliation policy will be developed which will discuss the details of the reconciliation calculations and timelines.  SSDI-TMC members will not be eligible for behavioral health services, prior period coverage, any supplemental payments or reinsurance.  Members will be entitled to all other AHCCCS Acute Care benefits.

3.             ENROLLMENT  AND DISENROLLMENT

AHCCCSA has the exclusive authority to enroll and disenroll members.  The Contractor shall not disenroll any member for any reason unless directed to do so by AHCCCSA.  The Contractor may request AHCCCSA to change the member’s enrollment in accordance with the ACOM Enrollment Choice and Change of Contractor Policy.  The Contractor may not request disenrollment because of an adverse change in the member’s health status, or because of the member’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs.  An AHCCCS member may request disenrollment from the Contractor for cause at any time.  Refer those requests due to situations defined in Section A (1) of the ACOM Change of Plan Policy to AHCCCSA to the AHCCCS Verification Unit via mail or at (602) 417-4000 or (800) 962-6690.  For medical continuity requests, the Contractor shall follow the procedures outlined in the ACOM Change of Plan Policy, before notifying the AHCCCSA.  AHCCCSA will disenroll the member when the member becomes ineligible for the AHCCCS program, moves out of the Contractor’s service areas, changes contractors during the member’s open enrollment/annual enrollment  choice period, the Contractor does not, because of moral or religious objections, cover the service the member seeks or when approved for a Contractor change through the ACOM Change of Plan Policy. [42 CFR 438.56]   Eligibility for the various AHCCCS coverage groups is determined by one of the following agencies:

Social Security Administration (SSA)            SSA determines eligibility for the Supplemental Security Income (SSI)
                                                                                cash program.  SSI cash recipients are automatically eligible for
                                                                                AHCCCS coverage.

Department of Economic Security (DES)       DES determines eligibility for the families with children under section 1931 of the Social Security Act, pregnant women and children under SOBRA, the Adoption Subsidy Program, Title IV-E foster care children, Young Adult Transitional Insurance Program,the Federal
                                                                                Emergency Services program (FES), HIFA  parents  of SOBRA eligible children, the Title XIX  Waiver  Members.

AHCCCSA                                                            AHCCCSA determines eligibility for the SSI/Medical Assistance Only groups, including the FES program for this population (aged, disabled, blind), the Arizona Long-Term Care System (ALTCS), the Qualified
                                                                                Medicare Beneficiary  program and other Medicare cost sharing programs, BCCTP, the Freedom to Work  program, the Title XXI
                                                                                KidsCare  program, and HIFA  parents  of KidsCare children.

AHCCCS acute care members are enrolled with Contractors in accordance with the rules set forth in R9-22, Article 17, R9-31-306, 307, 309 and 1719.

Health Plan Choice

All AHCCCS members eligible for services covered under this contract have a choice of available contractors.  Information about these contractors will be given to each applicant during the application process for AHCCCS benefits.  If there is only one contractor available for the applicant’s Geographic Service Area, no choice is offered as long as the contractor offers the member a choice of PCPs.  Members, who do not choose prior to AHCCCSA being notified of their eligibility, are automatically assigned to a contractor based on family continuity or the auto-assignment  algorithm. Once assigned, AHCCCS sends a choice notice to the member and gives them 16 days to choose a different contractor from the auto-assigned contractor.  See Section D, Paragraph 6, Auto-Assignment Algorithm, for further explanation.

The Contractor will share with AHCCCSA the cost of providing information about the acute care contractors to potential members and to those eligible for annual enrollment choice.

Exceptions to the above enrollment policies for Title XIX  members include previously enrolled members who have been disenrolled for less than 90 days. These members will be automatically enrolled with the same Contractor, if still available. Members who have less than 30 days of continued eligibility will not be enrolled with a Contractor, but will be placed on Fee for Service.  FES members are not enrolled with a contractor.  Women, who become eligible for the Family Planning  Services Extension Program, will remain assigned to their current contractor.  Some specialty groups will also be FFS, such as persons approved only for the inpatient hospital stay.  These are inmates who are temporarily residing in a hospital.

The effective date of enrollment for a new Title XIX  member with the Contractor is the day AHCCCSA takes the enrollment action, generally the day prior to the date the Contractor receives notification from AHCCCSA via the daily roster.  However, the Contractor is responsible for payment of medically necessary covered services retroactive to the member’s beginning date of eligibility.

KidsCare  members must select a contractor prior to being determined eligible and therefore, will not be auto-assigned.  If the HIFA parent does not choose, they will be enrolled with their child’s contractor following the enrollment rules set forth in R9-31-1719.  When a member is transferred from Title XIX  to Title XXI and has not made a contractor choice for Title XXI, the member will remain with their current contractor and a choice notice will be sent to the member.  The member may then change plans no later than 16 days from the date the choice notice is sent.

The effective date of enrollment for a Title XXI  member, including HIFA  parents, will be the first day of the month following notification to the contractor, with few exceptions.

Prior Period  Coverage:  AHCCCS provides prior period coverage for the period of time, prior to the Title XIX member’s enrollment, during which a member is eligible for covered services.  The time frame is from the effective date of eligibility to the day a member is enrolled with the Contractor.  The Contractor receives notification from the Administration of the member’s enrollment.  The Contractor is responsible for payment of all claims for medically necessary covered services provided to members during prior period coverage. This may include services provided prior to the contract year (See Section D, Paragraph 53, Compensation, for a description of the Contractor’s reimbursement from AHCCCSA for this eligibility time period.)

Newborns:  Newborns, born to AHCCCS eligible mothers  enrolled at the time of the child's birth, will be enrolled with the mother's contractor, when newborn notification is received by AHCCCSA.  The Contractor is responsible for notifying AHCCCSA of a child’s birth to an enrolled member. Capitation  for the newborn will begin on the date notification is received by AHCCCSA (except for cases of births during prior period  coverage).  The effective date of AHCCCS eligibility will be the newborn’s date of birth, and the Contractor is responsible for all covered services to the newborn whether or not AHCCCSA has received notification of the child’s birth.  AHCCCSA is currently available to receive notification 24 hours a day, 7 days a week via phone or the AHCCCS website.  Eligible mothers of newborns are sent a letter advising them of their right to choose a different contractor for their child; the date of the change will be the date of processing the request from the mother.  If the mother does not request a change, the child will remain with the mother's contractor.

Newborns of FES mothers are auto-assigned to a contractor and mothers of these newborns are sent a letter advising them of their right to choose a different contractor for their child.  In the event the FES mother chooses a different contractor, AHCCCS will recoup all capitation  paid to the originally assigned contractor and the baby will be enrolled retroactive to the date of birth in the second contractor.  The second contractor will receive prior period  capitation from the date of birth to the day before assignment and prospective capitation from the date of assignment forward.  The second contractor will be responsible for all covered services to the newborn from date of birth.

Enrollment Guarantees:  Upon initial capitated enrollment as a Title XIX-eligible member, the member is guaranteed a minimum of five full months of continuous enrollment.  Upon initial capitated enrollment as a Title XXI-eligible member, the member is guaranteed a minimum of 12 full months of continuous enrollment. Enrollment guarantees do not apply to HIFA  parents.  The enrollment guarantee is a one-time benefit.  If a member changes from one contractor to another within the enrollment guarantee period, the remainder of the guarantee period applies to the new contractor.  The enrollment guarantee may not be granted or may be terminated if the member is incarcerated or, if a minor child is adopted.  AHCCCS Rule R9-22, Article 17 and R9-31, Article 3 describes other reasons for which the enrollment guarantee may not apply.

Native Americans:  Native Americans, on or off-reservation, may choose to receive services from Indian Health Service  (IHS), a PL 93-638 tribal facility or any available contractor.  If a choice is not made within the specified time limit, Native American Title XIX  members living on-reservation will be assigned to AHCCCS FFS.  Native American Title XIX members living off-reservation will be assigned to an available contractor using AHCCCS’ Family Continuity Policy and auto-assignment  algorithm.  Native American Title XXI  members must make a choice prior to being determined eligible.  Title XXI HIFA parent members’ enrollment will follow the Title XIX enrollment rules.  Native Americans may change from AHCCCS FFS to a contractor or from a contractor to AHCCCS FFS at any time.

Member Rights:  Members may submit plan change requests to the Contractor or the AHCCCS Administration.  A denial of any plan change request must include a description of the member’s right to appeal the denial.

4.             ANNUAL ENROLLMENT CHOICE

AHCCCSA conducts an Annual Enrollment  Choice (AEC) for members on their annual anniversary date.  [42 CFR 438.56(c)(2)(ii)] AHCCCSA may hold an open enrollment  as deemed necessary.  During AEC, members may change contractors subject to the availability of other contractors within their Geographic Service Area.  Members are mailed a printed enrollment form and other information required by the Balanced Budget Act  of 1997 (BBA) 60 days prior to their AEC date and may choose a new contractor by contacting AHCCCSA to complete the enrollment process.  If the member does not participate in the AEC, no change of contractor will be made (except for approved changes under the ACOM Change of Plan Policy) during the new anniversary year.  This holds true if a contractor’s contract is renewed and the member continues to live in a contractor’s service area.  The Contractor shall comply with the ACOM Member Transition for Annual Enrollment Choice, Open Enrollment and Other Plan Changes Policy and the AMPM.

5.             OPEN ENROLLMENT

In the event that AHCCCSA does not award a CYE ’04 contract to an incumbent contractor, AHCCCSA will hold an open enrollment  for those members enrolled with the exiting contractor.  If those members do not elect to choose a contractor, they will be auto assigned.  In addition to open enrollment, AHCCCSA will make changes to both annual enrollment  choice materials and new enrollee materials prior to October 1, 2003 to reflect the change in available contractors.   The auto assignment algorithm will be adjusted to exclude auto assignment of new enrollees to exiting contractors(s).  The exact dates for the open enrollment and other changes described above have not yet been determined, but will be communicated when they are finalized.

6.             AUTO-ASSIGNMENT ALGORITHM

Once auto-assigned, AHCCCS sends a choice notice to the member and gives them 16 days to choose a different contractor from the auto-assigned contractor.  Members who do not exercise their right to choose and do not have family continuity, are assigned to a contractor through an auto-assignment  algorithm.  The algorithm is a mathematical formula used to distribute members to the various contractors in a manner that is predictable and consistent with AHCCCSA goals.  The algorithm favors those contractors with lower capitation  rates in the latest contract award and higher rates in selected Performance Measures.  For further details on the AHCCCS Auto-Assignment Algorithm, refer to Attachment G.  AHCCCSA may change the algorithm at any time during the term of the contract in response to contractor-specific issues (e.g. imposition of an enrollment cap).    Capitation rates may be adjusted to reflect changes to a contractor’s risk due to changes in the algorithm.

7.             AHCCCS MEMBER IDENTIFICATION CARDS

Contractors are responsible for paying the costs of producing AHCCCS member identification cards.  The Contractor will receive an invoice the month following the issue date of the identification card.

8.             MAINSTREAMING OF AHCCCS MEMBERS

To ensure mainstreaming  of AHCCCS members, the Contractor shall take affirmative action so that members are provided covered services without regard to payer source, race, color, creed, gender, religion, age, national origin (to include those with limited English proficiency), ancestry, marital status, sexual preference, genetic information, or physical or mental handicap, except where medically indicated. Contractors must take into account a member’s literacy and culture, when addressing members and their concerns, and must take reasonable steps to encourage subcontractors to do the same.  The Contractor must make interpreters, including assistance for the visual or hearing impaired,  available free of charge for all members to ensure appropriate delivery of covered services.  The Contractor must provide members with information instructing them about how to access these services.

Examples of prohibited practices include, but are not limited to, the following, in accordance with Title VI of the US Civil Rights Act of 1964, 42 USC, Section 2001, Executive Order 13166, and rules and regulation promulgated according to, or as otherwise provided by law:

a.             Denying or not providing a member any covered service or access to an available facility.
b.             Providing to a member any covered service which is different, or is provided in a different manner or at a different time from that provided to other members, other public or private patients or the public at large, except where medically necessary.
c.             Subjecting a member to segregation or separate treatment in any manner related to the receipt of any covered service; restricting a member in any way in his or her enjoyment of any advantage or privilege enjoyed by others receiving any covered service.
d.             The assignment of times or places for the provision of services on the basis of the race, color, creed, religion, age, sex, national origin, ancestry, marital status, sexual preference, income status, AHCCCS membership, or physical or mental handicap of the participants to be served.

If the Contractor knowingly executes a subcontract  with a provider with the intent of allowing or permitting the subcontractor  to implement barriers to care (i.e. the terms of the subcontract act to discourage the full utilization of services by some members), the Contractor will be in default of its contract.

If the Contractor identifies a problem involving discrimination by one of its providers, it shall promptly intervene and implement a corrective action plan.  Failure to take prompt corrective measures may place the Contractor in default of its contract.

9.             TRANSITION OF MEMBERS

The Contractor shall comply with the AMPM, and the ACOMMember Transition for Annual Enrollment Choice, Open Enrollment and Other Plan Changes Policy standards for member transitions between contractors or GSAs, participation in or discharge from CRSor CMDP, to or from an ALTCS Contractor  and upon termination or expiration of a contract.  The Contractor shall develop and implement policies and procedures, which comply with these policies to address transition of:

a.             Members with significant medical conditions such as a high-risk pregnancy  or pregnancy within the last 30 days, the need for organ or tissue transplantation, chronic illness resulting in hospitalization or nursing facility  placement, etc.;
b.             Members who are receiving ongoing services such as dialysis, home health, chemotherapy and/or radiation therapy or who are hospitalized at the time of transition;
c.             Members who have received prior authorization  for services such as scheduled surgeries, out-of-area specialty services, nursing home admission;
d.             Prescriptions, DME  and medically necessary transportation  ordered for the transitioning member by the relinquishing contractor; and
e.             Medical records of the transitioning member (the cost, if any, of reproducing and forwarding medical records shall be the responsibility of the relinquishing AHCCCS contractor).
f.              Any members transitioning to CMDP.

When relinquishing members, the Contractor is responsible for timely notification to the receiving contractor regarding pertinent information related to any special needs of transitioning members.  The Contractor, when receiving a transitioning member with special needs, is responsible for coordinating care with the relinquishing contractor in order that services not be interrupted, and for providing the new member with contractor and service information, emergency numbers and instructions about how to obtain services.

10.          SCOPE OF SERVICES

The Contractor shall provide covered services to AHCCCS members in accordance with all applicable Federal, State and local laws, rules, regulations and policies, including services listed in this document, listed by reference in attachments, and AHCCCS policies referenced in this document.  The services are described in detail in AHCCCS Rules R9-22, Article 2 and the AHCCCS Medical Policy Manual (AMPM), all of which are incorporated herein by reference, except for provisions specific to the Fee-for-Service  program, and may be found in the Bidder’s Library.  [42 CFR 438.210(a)(1)] The covered services must be medically necessary and are briefly described below.  [42 CFR 438.210(a)(4)] Except for annual well woman exams, behavioral health  and children’s dental  services, covered services must be provided by, or coordinated with, a primary care provider.  The Contractor shall coordinate the services it provides to a member with services the member receives from other entities, including behavioral health services the member receives through an ADHS/RBHA provider.  The Contractor shall ensure that, in the process of coordinating care, each member’s privacy is protected in accordance with the privacy requirements in 45 CFR Parts 160 and 164 Subparts A and E, to the extent that they are applicable.  [42 CFR 438.208(b)(4) and 438.224] Services must be rendered by providers that are appropriately licensed or certified, operating within their scope of practice, and registered as an AHCCCS provider.  The Contractor shall provide the same standard of care for all members regardless of the member's eligibility category. The Contractor shall ensure that the services are sufficient in amount, duration, or scope to reasonably be expected to achieve the purpose for which the services are furnished.  The Contractor shall not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of diagnosis, type of illness, or condition of the member.  The Contractor may place appropriate limits on a service on the basis of criteria such as medical necessity; or for utilization control, provided the services furnished can reasonably be expected to achieve their purpose.   [42 CFR 438.210(a)(3)]

Authorization of Services:  For the processing of requests for initial and continuing authorizations of services, the Contractor shall have in place, and follow, written policies and procedures. The Contractor shall have mechanisms in place to ensure consistent application of review criteria for authorization decisions.  Any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, shall be made by a health care professional who has appropriate clinical expertise in treating the member’s condition or disease.  [42 CFR 438.210(b)]

Notice of Action: The Contractor shall notify the requesting provider, and give the member written notice of any decision by the Contractor to deny, reduce, suspend or terminate a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested.  The notice shall meet the requirements of 42 CFR  438.404, except for the requirement that the notice to the provider be in writing.  [42 CFR 438.210(c)]

The Contractor shall ensure that its providers are not restricted or inhibited in any way from communicating freely with members regarding the members’ health care, medical needs and treatment options, even if needed services are not covered by the Contractor.

Ambulatory  Surgery and Anesthesiology:  The Contractor shall provide surgical services for either emergency or scheduled surgeries when provided in an ambulatory or outpatient  setting such as a freestanding surgical center or a hospital based outpatient surgical setting.

Anti-hemophilic Agents and Related Services:  The Contractor shall provide services for the treatment of hemophilia and Von Willebrands disease (See Paragraph 57, REINSURANCE, Catastrophic Reinsurance).  AHCCCSA holds a single-source specialty contract for anti-hemophilic agents and related services for hemophilia.  Non-hemophilia related services are not covered under this contract.   Non-hemophilia-related care is defined as any care that is provided not related to the hemophilia services.

AHCCCSA’s participating Contractors may access anti-hemophilic agents and related pharmaceutical services for hemophilia or Von Willebrands under the terms and conditions of this contract for members enrolled in their plans. In that instance, the Contractor is the authorizing payor. As such, the Contractor will provide prior authorization, care coordination, and reimbursement for all components covered under the contract for their members. Contractors utilizing the contract will comply with the terms and conditions of the contract.  Contractors may use the AHCCCSA contract or contract with a provider of their choice.

Audiology:  The Contractor shall provide audiology services to members under the age of 21 including the identification and evaluation of hearing loss and rehabilitation  of the hearing loss through medical or surgical means (i.e. hearing aids).  Only the identification and evaluation of hearing loss are covered for members 21 years of age and older unless the hearing loss is due to an accident or injury-related emergent condition.

Behavioral Health:  The Contractor shall provide behavioral health services as described in Section D, Paragraph 12, Behavioral Health Services.

Children's Rehabilitative Services (CRS):   The program for children with CRS-covered conditions is administered by the Arizona Department of Health Services (ADHS) for children who meet CRS eligibility  criteria.  The Contractor shall refer children to the CRS program who are potentially eligible for services related to CRS covered conditions, as specified in R9-22, Article 2 and A.R.S. Title 36, Chapter 2, Article 3.   The Contractor is responsible for care of members until Children’s Rehabilitative Services Administration (CRSA) determines those members eligible.  In addition, the Contractor is responsible for covered services for CRS eligible members unless and until the Contractor has received written confirmation from CRSA that CRSA will provide the requested service. The Contractor shall require the member’s Primary Care Provider (PCP) to coordinate the member’s care with the CRS Program. For more detailed information regarding eligibility criteria, referral practices, and contractor-CRS coordination issues, refer to the CRS Policy and Procedures Manual and the ACOM, including Section 409 “Notices of Action.”

The Contractor shall respond to requests for services potentially covered by CRSA in accordance with Section 409 “Notices of Action” of the ACOM.  The Contractor is responsible to address prior authorization requests if CRSA fails to comply with the timeframes specified in Section 409. The Contractor remains ultimately responsible for the provision of all covered services to its members, including emergency services not related to a CRS condition, emergency services related to a CRS condition rendered outside the CRS network, and AHCCCS covered services denied by CRSA for the reason that it is not a service related to a CRS condition.

Referral to CRSA does not relieve the Contractor of the responsibility for timely providing medically necessary AHCCCS services not covered by CRSA. In the event that CRSA denies a medically necessary AHCCCS service for the reason that it is not related to a CRS condition, the Contractor must promptly respond to the service authorization request and authorize the provision of medically necessary services. CRSA cannot contest the Contractor prior authorization determination if CRSA fails to timely respond to a service authorization request. Contractors, through their Medical Directors, may request review from CRS Regional Medical Director when it denies a service for the reason that it is not covered by the CRS Program. The Contractor may also request a hearing with the Administration if it is dissatisfied with the CRSA determination. If the AHCCCS Hearing Decision determines that the service should have been provided by CRSA, CRSA shall be financially responsible for the costs incurred by the Contractor in providing the service.

A member with private insurance is not required to utilize CRSA. This includes members with Medicare whether they are enrolled in Medicare FFS or a Medicare Managed Care Plan. If the member uses the private insurance network or Medicare for a CRS covered condition, the Contractor is responsible for all applicable deductibles and copayments.  If the member is on Medicare, the AHCCCS Policy 201- Medicare Cost Sharing for Members in Traditional Fee for Service Medicare and Policy 202 - Medicare Cost Sharing for Members in Medicare Managed Care Plans shall apply. When the private insurance or Medicare is exhausted, or certain annual or lifetime limits are reached with respect to CRS covered conditions, the Contractor shall refer the member to CRSA for determination for CRS services. If the member with private insurance or Medicare chooses to enroll with CRS, CRS becomes the secondary payer responsible for all applicable deductibles and copayments. The Contractor is not responsible to provide services in instances when the CRS eligible member, who has no primary insurance or Medicare, refuses to receive CRS covered services through the CRS Program.  If the Contractor becomes aware that a member with a CRS covered condition refuses to participate in the CRS application process or refuses to receive services through the CRS Program, the member may be billed by the provider in accordance with AHCCCS regulations regarding billing for unauthorized services.

Chiropractic  Services:  The Contractor shall provide chiropractic services to members under age 21 when prescribed by the member’s PCP  and approved by the Contractor in order to ameliorate the member’s medical condition.  Medicare approved chiropractic services shall also be covered, subject to limitations specified in CFR 410.22, for Qualified Medicare Beneficiaries if prescribed by the member’s PCP and approved by the Contractor.

Dental:  The Contractor shall provide all members under the age of 21 with all medically necessary dental services including emergency dental services, dental screening and preventive services in accordance with the AHCCCS periodicity schedule, as well as therapeutic dental services, dentures, and pre-transplantation  dental services.  The Contractor shall monitor compliance with the EPSDT  periodicity schedule for dental screening services. The Contractor is required to meet specific utilization rates for members as described in Section D, Paragraph 24, Performance Standards.  The Contractor shall ensure that members are notified when dental screenings are due if the member has not been scheduled for a visit.  If a dental screening is not received by the member, a second notice must be sent.  Members under the age of 21 may request dental services without referral  and may choose a dental provider from the Contractor’s provider network.  For members who are 21 years of age and older, the Contractor shall provide emergency dental care, medically necessary dentures and dental services for transplantation services as specified in the AMPM.

Dialysis:  The Contractor shall provide medically necessary dialysis, supplies, diagnostic testing and medication  for all members when provided by Medicare-certified hospitals or Medicare-certified end stage renal disease (ESRD) providers.  Services may be provided on an outpatient  basis, or on an inpatient  basis if the hospital admission is not solely to provide chronic dialysis services.

Early and Periodic Screening, Diagnosis and Treatment  (EPSDT):  The Contractor shall provide comprehensive health care services through primary prevention, early intervention, diagnosis and medically necessary treatment to correct or ameliorate defects and physical or mental illness discovered by the screenings for members under age 21.  The Contractor shall ensure that these members receive required health screenings, including those for developmental/behavioral health, in compliance with the AHCCCS periodicity schedule.  The Contractor shall submit all EPSDT reports to the AHCCCS Division of Health Care Management, as required by the AMPM.  The Contractor is required to meet specific participation/utilization rates for members as described in Section D, Paragraph 24, Performance Standards.

The Contractor shall ensure the initiation and coordination of a referral  to the ADHS/RBHA system for members in need of behavior health services. The Contractor shall follow up with the RBHA to monitor whether members have received these health services.

Emergency Services: The Contractor shall have and/or provide the following as a minimum:

                a.             Emergency services  facilities adequately staffed by qualified medical professionals to provide pre-
                                hospital, emergency care on a 24-hour-a-day, 7-day-a-week basis, for the sudden onset of a medically emergent condition.  Emergency medical services are covered without prior authorization.
                                The Contractor is encouraged to contract with emergency service facilities for the provision of emergency services.  The Contractor is also encouraged to contract with or employ the services of non-emergency facilities (e.g. urgent care centers) to address member non-emergency care issues occurring after regular office hours or on weekends.  The Contractor shall be responsible for educating members and providers regarding appropriate utilization of emergency room services including behavioral health  emergencies.

                                The Contractor shall monitor emergency service utilization (by both provider and member) and shall have guidelines for implementing corrective action for inappropriate utilization;

                b.             All medical services necessary to rule out an emergency condition;
                c.             Emergency  transportation; and
                d.             Member access by telephone to a physician, registered nurse, physician assistant or nurse practitioner for advice in emergent or urgent situations, 24 hours per day, 7 days per week.

Per the Balanced Budget Act  of 1997, CFR 438.114, the following conditions apply with respect to coverage and payment of emergency services:

The Contractor must cover and pay for emergency services  regardless of whether the provider that furnishes the service has a contract with the Contractor.

The Contractor may not deny payment for treatment obtained under either of the following circumstances:

                1.             A member had an emergency medical condition, including cases in which the absence of medical attention would not have resulted in the outcomes identified in the definition of emergency medical condition CFR 438.114.
                2.             A representative of the Contractor (an employee or subcontracting provider) instructs the member to seek emergency medical services.

Additionally, the Contractor may not:

                1.             Limit what constitutes an emergency medical condition as defined in CFR 438.114, on the basis of lists of diagnoses or symptoms.
                2.             Refuse to cover emergency services  based on the failure of the emergency room provider, hospital, or fiscal agent to notify the Contractor of the member’s screening and treatment within 10 calendar days of presentation for emergency services.  Claims submission by the hospital within
                                10 calendar days of presentation for the emergency services constitutes notice to the Contractor.
                                This notification stipulation is only related to the provision of emergency services.
                3.             Require notification of Emergency Department treat and release visits as a condition of payment unless the plan has prior approval of the AHCCCS Administration.

A member who has an emergency medical condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the patient.

The attending emergency physician, or the provider actually treating the member, is responsible for determining when the member is sufficiently stabilized for transfer or discharge, and such determination is binding on the Contractor responsible for coverage and payment.  The Contractor shall comply with BBA  guidelines regarding the coordination of post-stabilization  care.

For additional information and requirements regarding emergency services, refer to AHCCCS Rules R9-22-201 et seq..

Eye Examinations/Optometry:  The Contractor shall provide all medically necessary emergency eye care, vision  examinations, prescriptive lenses, and treatments for conditions of the eye for all members under the age of 21.  For members who are 21 years of age and older, the Contractor shall provide emergency care for eye conditions which meet the definition of an emergency medical condition. Also covered for this population is cataract removal, and medically necessary vision examinations and prescriptive lenses, if required, following cataract removal and other eye conditions as specified in the AMPM.

Family Planning:  The Contractor shall provide family planning services in accordance with the AMPM, for all members who choose to delay or prevent pregnancy.  These include medical, surgical, pharmacological and laboratory  services, as well as contraceptive  devices.  Information and counseling, which allow members to make informed decisions regarding family planning methods, shall also be included.  If the Contractor does not provide family planning services, it must contract for these services through another health care delivery system, which allows members freedom of choice in selecting a provider.

The Contractor shall provide services to members enrolled in the Family Planning  Services Extension Program, a program that provides family planning services only, for a maximum of 24 months, to women whose SOBRA  eligibility has terminated.  The Contractor is also responsible for notifying AHCCCSA when a SOBRA woman is sterilized  to prevent inappropriate enrollment in the SOBRA Family Planning  Services Extension Program.  Notification should be made at the time the newborn is reported or after the sterilization procedure is completed.

Health Risk  Assessment and Screening:  The Contractor shall provide these services for non-hospitalized members, 21 years of age and older.  These services include, but are not limited to, screening for hypertension, elevated cholesterol, colon cancer, sexually transmitted diseases, tuberculosis and HIV/AIDS; nutritional assessment in cases when the member has a chronic debilitating disease affected by nutritional needs; mammograms and prostate screenings; physical examinations and diagnostic work-ups; and immunizations. Required assessment and screening services for members under age 21 are included in the AHCCCS EPSDT  periodicity schedule.

Home and Community Based Services (HCBS):  Assisted living facility, alternative residential setting, or home and community based services (HCBS) as defined in R9-22, Article 2 and R9-28, Article 2 that meet the provider standards described in R9-28, Article 5, and subject to the limitations set forth in the AMPM.  This service is covered in lieu of a nursing facility.

Home Health: This service shall be provided under the direction of a physician to prevent hospitalization or institutionalization and may include nursing, therapies, supplies  and home health aide services. Itshall be provided on a part-time or intermittent basis.

Hospice:  These services are covered for members under 21 years of age who are certified by a physician as being terminally ill and having six months or less to live.  See theAMPM for details on covered hospice services.

Hospital:  Inpatient  services include semi-private accommodations for routine care, intensive and coronary care, surgical care, obstetrics and newborn nurseries, and behavioral health  emergency/crisis services.  If the member’s medical condition requires isolation, private inpatient accommodations are covered.  Nursing services, dietary services and ancillary services such as laboratory, radiology, pharmaceuticals, medical supplies, blood and blood derivatives, etc. are also covered.  Outpatient  hospital services include any of the above, which may be appropriately provided on an outpatient or ambulatory  basis (i.e. laboratory, radiology, therapies, ambulatory surgery, etc.).   Observation  services may be provided on an outpatient basis, if determined reasonable and necessary, when deciding whether the member should be admitted for inpatient care.  Observation services include the use of a bed and periodic monitoring by hospital nursing staff and/or other staff to evaluate, stabilize or treat medical conditions of a significant degree of instability and/or disability.

Immunizations:  The Contractor shall provide immunizations for adults (21 years of age and older) to include diphtheria-tetanus, influenza, pneumococcus, rubella, measles and hepatitis-B, or others as medically indicated.  For all members under the age of 21, immunization requirements include diphtheria, tetanus, pertussis vaccine (DPT), inactivated polio vaccine (IPV), measles, mumps, rubella (MMR) vaccine, H. influenza, type B (HIB) vaccine, hepatitis B (Hep B) vaccine, varicella zoster virus (VZV) vaccine and pneumococcal conjugate vaccine (PCV).  The Contractor is required to meet specific immunization rates for members under the age of 21, which are described in Paragraph 24, Performance Standards. (Please refer to the AMPM for current immunization requirements.)

Indian Health Service  (IHS):  AHCCCSA will reimburse claims on a FFS basis for acute care services that are medically necessary, eligible for 100% Federal reimbursement, and are provided to Title XIX  members enrolled with the Contractor, in an IHS or a 638 tribal facility.  The Contractor is responsible for reimbursement to IHS or tribal facilities for emergency services  provided to Title XXI  Native American members enrolled with the Contractor.  The Contractor may choose to subcontract  with an IHS or 638 tribal facility as part of their provider network for the delivery of covered services, however, the Contractor will be liable for the cost of the care in the event they choose to do so.

Laboratory:  Laboratory services for diagnostic, screening and monitoring purposes are covered when provided by a CLIA (Clinical Laboratory Improvement Act) approved free standing, hospital, clinic, physician office or other health care facility laboratory.

Upon written request, the Contractor may obtain laboratory  test data on members from a freestanding laboratory or hospital- based laboratory subject to the requirements specified in A.R.S. § 36-2903(R) and (S).  The data shall be used exclusively for quality improvement activities and health care outcome studies required and/or approved by the Administration.

Maternity:  The Contractor shall provide pre-conception counseling, pregnancy  identification, prenatal  care, treatment of pregnancy related conditions, labor and delivery services, and postpartum  care for members.  Services may be provided by physicians, physician assistants, nurse practitioners, or certified nurse midwives. Members may select or be assigned to a PCP  specializing in obstetrics.  All members, anticipated to have a low-risk delivery, may elect to receive labor and delivery services in their home, if this setting is included in the allowable settings of the Contractor and the Contractor has providers in its network that offer home labor and delivery services.  All members, anticipated to have a low-risk prenatal course and delivery, may elect to receive prenatal care, labor and delivery and postpartum care provided by licensed midwives, if these providers are in the Contractor’s network.  All licensed midwife labor and delivery services must be provided in the member’s home, as licensed midwives do not have admitting privileges in hospitals or AHCCCS registered freestanding birthing centers.  Members receiving maternity services from a licensed midwife must also be assigned to a PCP for other health care and medical services. The Contractor shall allow women and their newborns to receive up to 48 hours of inpatient  hospital care after a routine vaginal delivery and up to 96 hours of inpatient care after a cesarean delivery.  The attending health care provider, in consultation with the mother, may discharge the mother or newborn prior to the 48-hour minimum length of stay.  A normal newborn may be granted an extended stay in the hospital of birth when the mother’s continued stay in the hospital is beyond the 48 or 96 hour stay.

The Contractor shall inform all assigned AHCCCS pregnant women of voluntary prenatal  HIV  testing and the availability of medical counseling if the test is positive. The Contractor shall provide information in the member handbook and annually in the member newsletter, which encourages pregnant women to be tested and provides instructions about where testing is available.  Semi-annually, the Contractor shall report to AHCCCS the number of pregnant women who have been identified as HIV/AIDS positive.  This report is due no later than 30 days after the end of the second and fourth quarters of the contract year.

Medical Foods:  Medical foods are covered within limitations defined in the AMPM for members diagnosed with a metabolic condition included under the ADHS Newborn Screening Program and specified in the AMPM. The medical foods, including metabolic formula and modified low protein foods, must be prescribed or ordered under the supervision of a physician.

Medical Supplies, Durable Medical Equipment  (DME), Orthotic and Prosthetic Devices:  These services are covered when prescribed by the member’s PCP, attending physician, practitioner, or by a dentist.  Medical equipment may be rented or purchased only if other sources, which provide the items at no cost, are not available.  The total cost of the rental must not exceed the purchase price of the item.  Reasonable repairs or adjustments of purchased equipment are covered to make the equipment serviceable and/or when the repair cost is less than renting or purchasing another unit.

Nursing Facility:  The Contractor shall provide services in nursing facilities, including religious non-medical health care institutions, for members who require short-term convalescent care  not to exceed 90 days per contract year.  In lieu of a nursing facility, the member may be placed in an assisted living facility, an alternative residential setting, or receive home and community based services (HCBS) as defined in R9-22, Article 2 and R9-28, Article 2 that meet the provider standards described in R9-28, Article 5, and subject to the limitations set forth in the AMPM.

Nursing facility  services must be provided in a dually-certified Medicare/Medicaid nursing facility, which includes in the per-diem rate: nursing services; basic patient care equipment and sickroom supplies; dietary services; administrative physician visits; non-customized DME; necessary maintenance and rehabilitation  therapies; over-the-counter medications; social, recreational and spiritual activities; and administrative, operational medical direction services.  See Paragraph 41, Nursing Facility Reimbursement, for further details.

The Contractor shall notify the Assistant Director of the Division of Member Services, in writing, when a member has been residing in a nursing facility  for 75 days.  This will allow AHCCCSA time to follow-up on the status of the ALTCS application and to prepare for potential fee-for-service  coverage, if the stay goes beyond the 90-day maximum.

Nutrition:  Nutritional assessments may be conducted as a part of the EPSDT  screenings for members under age 21, and to assist members 21 years of age and older whose health status may improve with nutritional intervention.  Assessment of nutritional status on a periodic basis may be provided as determined necessary, and as a part of the health risk assessment and screening services provided by the member’s PCP.  AHCCCS covers nutritional therapy on an enteral, parenteral or oral basis, when determined medically necessary to provide either complete daily dietary requirements or to supplement a member’s daily nutritional and caloric intake and when AHCCCS criteria specified in the AMPM are met.

Physician:  The Contractor shall provide physician services to include medical assessment, treatments and surgical services provided by licensed allopathic or osteopathic physicians.

Podiatry:  The Contractor shall provide podiatry services to include bunionectomies, casting for the purpose of constructing or accommodating orthotics, medically necessary orthopedic shoes that are an integral part of a brace, and medically necessary routine foot care for patients with a severe systemic disease which prohibits care by a nonprofessional person.

Post-stabilization Care Services Coverage and Payment:   Pursuant to 42 CFR 438.114, 422.113(c) and 422.133, the following conditions apply with respect to coverage and payment of emergency and of post-stabilization  care services, except where otherwise noted in the contract:

The Contractor must cover and pay for post-stabilization  care services without authorization, regardless of whether the provider that furnishes the service has a contract with the Contractor, for the following situations:

                1.             Post-stabilization care services that were pre-approved by the Contractor; or,
                2.             Post-stabilization care services were not pre-approved by the Contractor because the Contractor did not respond to the treating provider’s request for pre-approval within one hour after being requested to approve such care or could not be contacted for pre-approval.
                3.             The Contractor representative and the treating physician cannot reach agreement concerning the member’s care and a contractor physician is not available for consultation.  In this situation, the
                                Contractor must give the treating physician the opportunity to consult with a contractor physician and the treating physician may continue with care of the patient until a contractor physician is reached or one of the criteria in CFR 422.113(c)(3) is met.

Pursuant to CFR 422.113(c)(3), the Contractor’s financial responsibility for post-stabilization  care services that have not been pre-approved ends when:

                1.             A contractor physician with privileges at the treating hospital assumes responsibility for the member’s care;
                2.             A contractor physician assumes responsibility for the member’s care through transfer;
                3.             A contractor representative and the treating physician reach an agreement concerning the member’s care; or
                4.             The member is discharged.

Pregnancy  Terminations:  AHCCCS covers pregnancy termination if the pregnant member suffers from a physical disorder, physical injury, or physical illness, including a life endangering physical condition caused by, or arising from, the pregnancy itself, that would, as certified by a physician, place the member in danger of death unless the pregnancy is terminated; the pregnancy is a result of rape or incest.

The attending physician must acknowledge that a pregnancy termination has been determined medically necessary by submitting the Certificate of Necessity for Pregnancy Termination.  This certificate must be submitted to the appropriate assigned Contractor Medical Director.  The Certificate must certify that, in the physician's professional judgment, one or more of the previously mentioned criteria have been met.

Prescription Drugs:  Medications ordered by a PCP, attending physician, dentist or other authorized prescriber and dispensed under the direction of a licensed pharmacist are covered subject to limitations related to prescription supply amounts, contractor formularies and prior authorization  requirements.  Contractors may include over-the-counter medications in their formulary, as defined in the AMPM.  An appropriate over-the-counter medication may be prescribed, when it is determined to be a lower-cost alternative to prescription drugs.

Primary Care Provider (PCP):  PCP services are covered when provided by a physician, physician assistant or nurse practitioner selected by, or assigned to, the member.  The PCP provides primary health care and serves as a coordinator in referring the member for specialty medical services.  [42 CFR 438.208(b)] The PCP is responsible for maintaining the member’s primary medical record, which contains documentation of all health risk assessments and health care services of which they are aware whether or not they were provided by the PCP.

Radiology  and Medical Imaging:  These services are covered when ordered by the member’s PCP, attending physician or dentist and are provided for diagnosis, prevention, treatment or assessment of a medical condition. Services are generally provided in hospitals, clinics, physician offices and other health care facilities.

Rehabilitation  Therapy:  The Contractor shall provide occupational, physical and speech therapies.  Therapies must be prescribed by the member’s PCP  or attending physician for an acute condition and the member must have the potential for improvement due to the rehabilitation.  Physical therapy for all members, and occupational and speech therapies for members under the age of 21, are covered in both inpatient and outpatient  settings.   For those members who are 21 and over, occupational and speech therapies are covered in inpatient  settings only.

Respiratory  Therapy:  This therapy is covered in inpatient  and outpatient  settings when prescribed by the member’s PCP  or attending physician, and is necessary to restore, maintain or improve respiratory functioning.

Transplantation  of Organs and Tissue, and Related Immunosuppressant Drugs:  These services are covered within limitations defined in theAMPM for members diagnosed with specified medical conditions.  Services include pre-transplant inpatient  or outpatient  evaluation; donor search; organ/tissue harvesting or procurement; preparation and transplantation services; and convalescent care.  In addition, if a member receives, or has received, a transplant covered by a source other than AHCCCS, medically necessary non-experimental services are provided, within limitations, after the discharge from the acute care hospitalization for the transplantation.   AHCCCS has contracted with transplantation providers for the Contractor’s use or the Contractor may select its own transplantation provider.

Transportation:  These services include emergency and non-emergency medically necessary transportation.  Emergency transportation, including transportation initiated by an emergency response system such as 911, may be provided by ground, air or water ambulance to manage an AHCCCS member’s emergency medical condition at an emergency scene and transport the member to the nearest appropriate medical facility.  Non-emergency transportation shall be provided for members who are unable to provide their own transportation for medically necessary services.

Triage/Screening and Evaluation:  These are covered services when provided by acute care hospitals, IHS  facilities and urgent care centers to determine whether or not an emergency  exists, assess the severity of the member’s medical condition and determine what services are necessary to alleviate or stabilize the emergent condition. Triage/screening services must be reasonable, cost effective and meet the criteria for severity of illness and intensity of service.

11.          SPECIAL HEALTH CARE NEEDS

The Contractor shall have in place a mechanism to identify and stratify all members with special health care needs [42 CFR 438.240(b)(4)].  The Contractor shall implement mechanisms to assess each member identified as having special health care needs, in order to identify any ongoing special conditions of the member which require a course of treatment or regular care monitoring.  The assessment mechanisms shall use appropriate health care professionals [42 CFR 438.208(c)(2)].  The Contractor shall share with other entities providing services to that member the results of its identification and assessment of that member’s needs so that those activities need not be duplicated [42 CFR 438.208(b)(3)].

For members with special health care needs determined to need a specialized course of treatment or regular care monitoring, the Contractor must have procedures in place to allow members to directly access a specialist (for example through a standing referral  or an approved number of visits) as appropriate for the member’s condition and identified needs.  [42 CFR 438.208(c)(4)]

The Contractor shall have a methodology to identify providers willing to provide medical home services and make reasonable efforts to offer access to these providers.

The American Academy of Pediatrics (AAP) describes care from a medical home as:

                –Accessible
                –Continuous
                –Coordinated
                –Family-centered
                –Comprehensive
                –Compassionate
                –Culturally effective

12.          BEHAVIORAL HEALTH SERVICES

AHCCCS members, except for SOBRA Family Planning and SSDI-TMC members, are eligible for comprehensive behavioral health  services.  For SOBRA Family Planning and SSDI-TMC members, there is no behavioral health coverage.  With the exception of the Contractor’s providers’ medical management of certain behavioral health conditions as described under “medication Management Services” below, the behavioral health benefit for these members is provided through the ADHS - Regional Behavioral Health Authority  (RBHA) system.  The Contractor shall be responsible for member education  regarding these benefits; provision of limited emergency inpatient  services; and screening and referral  to the RBHA system of members identified as requiring behavioral health services.

Member Education:The Contractor shall be responsible for educating members in the member handbook and other printed documents about covered behavioral health  services and where and how to access services. Covered services include:

a.             Behavior Management (behavioral health personal care, family support/home care training, self-help/peer support)
b.             Behavioral Health Case Management Services (limited)
c.             Behavioral Health Nursing Services
d.             Emergency Behavioral Health Care
e.             Emergency and Non-Emergency Transportation
f.              Evaluation and Assessment
g.             Individual, Group and Family Therapy and Counseling
h.             Inpatient Hospital Services
i.              Non-Hospital Inpatient Psychiatric Facilities Services (Level I residential treatment centers and sub-acute facilities)
j.              Laboratory and Radiology Services for Psychotropic Medication Regulation and Diagnosis
k.             Opioid Agonist Treatment
l.              Partial Care (Supervised day program, therapeutic day program and medical day program)
m.            Psychosocial Rehabilitation (living skills training; health promotion; supportive employment services)
n.             Psychotropic Medication
o.             Psychotropic Medication Adjustment and Monitoring
p.             Respite Care (with limitations)
q.             Rural Substance Abuse Transitional Agency Services
r.              Screening
s.             Therapeutic Foster Care Services

Referrals:  As specified in Section D, Paragraph 10, Scope of Services, EPSDT, the Contractor must provide developmental/behavioral health  screenings for members up to 21 years of age in compliance with the AHCCCS periodicity schedule.  The Contractor shall ensure the initiation and coordination of behavioral health referrals of these members to the RBHA  when determined necessary through the screening process.  The Contractor is responsible for RBHA  referral  and follow-up collaboration, as necessary, for other  members identified as needing behavioral health  evaluation and treatment.  Members may also access the RBHA system for evaluation by self-referral or be referred by schools, State agencies or other service providers.  The Contractor is responsible for providing transportation  to a member’s first RBHA evaluation appointment if a member is unable to provide his/her own transportation.

Emergency Services: Contractors are responsible for providing up to 72 hours inpatient emergency behavioral health services to members with psychiatric or substance abuse diagnoses who are not behavioral health recipients in accordance with AHCCCS Rule R9-22-210.01.  For additional information regarding behavioral health services refer to Title 9 Chapter 22 Articles 2 and 12.  It is expected that Contractors initiate a referral to the RBHA for evaluation and behavioral health recipient eligibility as soon as possible after admission.

When members present in an emergency room setting, the Contractor is responsible for all emergency medical services including triage, physician assessment and diagnostic tests.  For members who are not ADHS behavioral health  recipients, the Contractor is responsible to provide medically necessary psychiatric consultations or psychological consultations in emergency room settings to help stabilize the member or determine the need for inpatient  behavioral health services.  ADHS is responsible for medically necessary psychiatric consultations provided to ADHS behavioral health recipients in emergency room settings.

Coordination of Care:The Contractor is responsible for ensuring that a medical record is established by the PCP  when behavioral health  information is received from the RBHA  or provider about an assigned member even if the PCP has not yet seen the assigned member.  In lieu of actually establishing a medical record, such information may be kept in an appropriately labeled file but must be associated with the member’s medical record as soon as one is established.  The Contractor shall require the PCP to respond to RBHA/provider information requests pertaining to ADHS behavioral health recipient members within 10 business days of receiving the request.  The response should include all pertinent information, including, but not limited to, current diagnoses, medications,  laboratory  results, last PCP visit, and recent hospitalizations.  The Contractor shall require the PCP to document or initial signifying review of member behavioral health information received from a RBHA behavioral health provider who is also treating the member.  All affected subcontracts shall include this provision by July 1, 2005.  For prior period  coverage, the Contractor is responsible for payment of all claims for medically necessary covered behavioral health services to members who are not ADHS behavioral health recipients.

Medication  Management Services:The Contractor shall allow PCPs to provide medication management services (prescriptions, medication monitoring visits, laboratory  and other diagnostic tests necessary for diagnosis and treatment of behavioral disorders) to members with diagnoses of depression, anxiety and attention deficit hyperactivity disorder.  The Contractor shall make available, on the Contractor’s formulary, medications for the treatment of these disorders.

The Contractor shall ensure that training and education are available to PCPs regarding behavioral health  referral  and consultation procedures.  The Contractor shall establish policies and procedures for referral and consultation and shall describe them in its provider manual.  Policies for referral must include, at a minimum, criteria, processes, responsible parties and minimum requirements no less stringent than those specified in this contract for the forwarding of member medical information.

Transfer of Care:  When a PCP has initiated medication management services for a member to treat a behavioral health disorder, and it is subsequently determined by the PCP or contractor that the member should be transferred to a RBHA prescriber for evaluation and/or continued medication management services, the Contractor will require and ensure that the PCP or contractor coordinates the transfer of care. All affected subcontracts shall include this provision by July 1, 2005.  The Contractor shall establish policies and procedures for the transition of members who are referred to the RBHA for ongoing treatment.  The contractor shall ensure that PCPs maintain continuity of care for these members.  The policies and procedures must address, at a minimum, the following:

                1.             Guidelines for when a transition of the member to the RBHA for ongoing treatment is indicated.
                2.             Protocols for notifying the RBHA of the member’s transfer, including reason for transfer, diagnostic information, and medication history.
                3.             Protocols and guidelines for the transfer of medical records, including but not limited to which parts of the medical record are to be copied, timeline for making the medical record available to the RBHA, observance of confidentiality of the member’s medical record, and protocols for responding to RBHA requests for additional medical record information.
                4.             Protocols for transition of prescription services, including but not limited to notification to the
                                RBHA of the member’s current medications and timeframes for dispensing and refilling medications during the transition period. This coordination must ensure at a minimum, that the member does not run out of prescribed medications prior to the first appointment with a RBHA prescriber and that all relevant member pertinent medical information as outlined above and, including the reason for transfer is forwarded to the receiving RBHA prescriber prior to the member’s first scheduled appointment with the RBHA prescriber.
                5.             Contractor activities to monitor to ensure that members are appropriately transitioned to the
                                RBHA for care.

The Contractor shall ensure that its quality management program incorporates monitoring of the PCP’s management of behavioral health  disorders and referral to, coordination of care with and transfer of care to RBHA providers as required under this contract.

13.          AHCCCS GUIDELINES, POLICIES and MANUALS

All AHCCCS guidelines, policies and manuals are hereby incorporated by reference into this contract.  All guidelines, policies and manuals are available on the AHCCCS Home Page on the Internet at www.azahcccs.gov or upon request. The Contractor is responsible for complying with the requirements set forth within.  In addition, linkages to AHCCCS rules (Arizona Administrative Code), Statutes and other resources are also available to all interested parties through the AHCCCS Home Page.   Upon adoption by AHCCCS, updates will be made available to the Contractors.  Once notification to the Contractors has taken place, the Contractor shall be responsible for implementing and maintaining current copies of updates.

14.          MEDICAID SCHOOL BASED CLAIMING PROGRAM (MSBC)

Pursuant to an Intergovernmental Agreement with the Department of Education, and a contract with a Third Party  Administrator, AHCCCSA reimburses participating school districts for specifically identified Medicaid services when provided to Medicaid eligible children who are included under the Individuals with Disabilities Education Act (IDEA).  The Medicaid services must be identified in the member’s Individual Education Plan (IEP) as medically necessary for the child to obtain a public school education.

MSBC  services are provided in a school setting or other approved setting specifically to allow children to receive a public school education. They do not replace medically necessary services provided outside the school setting or other MSBC approved alternative setting.  Currently, services include audiology, therapies (OT, PT and speech/language); behavioral health  evaluation and counseling; nursing and attendant care; and specialized transportation.  The Contractor’s evaluations and determinations, about whether services are medically necessary, should be made independent of the fact that the child is receiving MSBC services.

Contractors and their providers must coordinate with schools and school districts that provide MSBC  services to the Contractor’s enrolled members.  Services should not be duplicative.  Contractor case managers, working with special needs children, should coordinate with school or school district case managers/special education teachers, working with these members.  Transfer of member medical information and progress toward treatment goals between the Contractor and the member’s school or school district is required and should be used to enhance the services provided to members.

15.          PEDIATRIC IMMUNIZATIONS AND THE  VACCINES FOR CHILDREN   PROGRAM

Through the Vaccines for Children Program, the Federal and State governments purchase, and make available to providers free of charge, vaccines for AHCCCS children under age 19.  The Contractor shall not utilize AHCCCS funding to purchase vaccines for members under the age of 19.  If vaccines are not available through the VFC Program, the Contractor shall contact the AHCCCSA Division of Health Care Management, Clinical Quality Management  Unit.  Any provider, licensed by the State to administer immunizations, may register with ADHS as a "VFC provider" and receive free vaccines.  The Contractor shall not reimburse providers for the administration of the vaccines in excess of the maximum allowable as set by CMS.  The Contractor shall comply with all VFC requirements and monitor its providers to ensure that, a physician if acting as primary care physician (PCP) to AHCCCS members under the age of 19, is registered with ADHS/VFC.

Arizona State law requires the reporting of all immunizations  given to children under the age of 19.  Immunizations must be reported at least monthly to the ADHS.  Reported immunizations are held in a central database known as ASIIS (Arizona State Immunization Information System), which can be accessed by providers to obtain complete, accurate immunization records.  Software is available from ADHS to assist providers in meeting this reporting requirement.  Contractors must educate their provider network about these reporting requirements and the use of this resourceand monitor to ensure compliance.

16.          STAFF REQUIREMENTS  AND SUPPORT SERVICES

The Contractor shall have in place the organization, management and administrative systems capable of fulfilling all contract requirements.  For the purposes of this contract, the Contractor shall not employ or contract with any individual that has been debarred, suspended or otherwise lawfully prohibited from participating in any public procurement activity or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order 12549. [42 CFR 438.610(a) and (b)]. The Contractor is responsible for maintaining a significant local (within the State of Arizona) presence.  This presence would include staff as described in a., b., d., e., f., g., i., k., n., o., p. and q. below.  The Contractor must obtain approval from AHCCCS prior to moving functions outside the State of Arizona.  Such a request for approval must include a description of the processes in place that assure rapid responsiveness to effect changes for contract compliance.

The Contractor shall be responsible for any additional costs associated with on-site audits or other oversight activities which result from required system located outside of the State of Arizona.

At a minimum, the following staff is required:

a.             A full‑time Administrator/CEO/COO or designee must be available during working hours to fulfill the responsibilities of the position andto oversee the entire operation of the contractor.  The Administrator shall devote sufficient time to the Contractor’s operations to ensure adherence to program requirements and timely responses to AHCCCS Administration.
b.             AMedical Director who shall be an Arizona-licensed physician.  The Medical Director shall be actively involved in all-major clinical programs and QM/UM components of the Contractor.  The Medical Director shall devote sufficient time to the Contractor to ensure timely medical decisions, including after-hours consultation as needed.
c.             A Chief Financial Officer/CFO who is available at all times to fulfill the responsibilities of the position and to oversee the budget and accounting systems implemented by the Contractor.
d.             A Quality Management/ Coordinatorwho is an Arizona-licensed registered nurse, physician or physician's assistant.
e.             A Utilization Management/Medical Management Coordinator who is an Arizona licensed registered nurse, physician or physician’s assistant.
f.              A Maternal Health/EPSDT  (child health) Coordinatorwho shall be an Arizonalicensed nurse, physician or physician's assistant; or have a Master's degree in health services, public health or health care administration or other related field.
g.             ABehavioral Health  Coordinatorwho shall be a behavioral health professional as described in Health
                Services Rule R9-20.  The Behavioral Health Coordinator shall devote sufficient time to ensure that the
                Contractor’s behavioral health referral  and coordination activities are implemented per AHCCCSA requirements.
h.             Prior Authorization staff to authorize health care 24 hours per day, 7 days per week.  This staff shall include an Arizona-licensed nurse, physician or physician's assistant.  The staff will work under the direction of an Arizona-licensed registered nurse, physician, or physician’s assistant.
i.              Concurrent Review staff to conduct inpatient  concurrent review.  This staff shall consist of an Arizona-
                licensed nurse, physician, physician's assistant.  The staff will work under the direction of an Arizona-
                licensed registered nurse, physician or physician's assistant.
j.              Member Services Manager and staffto coordinate communications with members and act as member advocates.  There shall be sufficient Member Service staff to enable members to receive prompt resolution to their inquiries/problems, and to meet the Contractor’s standards for resolution, telephone abandonment rates and telephone hold times.
k.             Provider Services Manager and staffto coordinate communications between the Contractor and its subcontractors.  There shall be sufficient Provider Services staff to enable providers to receive prompt resolution to their problems or inquiries and appropriate education about participation in the AHCCCS program.
l.              A Claims Administrator and Claims Processors to ensure the timely and accurate processing of original claims, resubmissions and overall adjudication of claims.
m.            Encounter  Processorsto ensure the timely and accurate processing and submission to AHCCCSA of encounter data and reports.
n.             A Grievance Manager who will manage and adjudicate member and provider disputes arising under the
                Grievance System including member grievances, appeals, and requests for hearing and provider claim disputes..
o.             ACompliance Officer who will implement and oversee the Contractor’s compliance program.  The compliance officer shall be an on-site management official, available to all employees, with designated and recognized authority to access records and make independent referrals  to the AHCCCSA, Office of
                Program Integrity.  See Paragraph 62, Corporate Compliance, for more information.
p.             Contractor Staff sufficient to implement and oversee compliance with both the Contractor’s Cultural
                Competency Plan and the ACOM Cultural Competency Policy, and to oversee compliance with all
                AHCCCS requirements pertaining to limited English proficiency (LEP).
q.             Clerical and Support staffto ensure appropriate functioning of the Contractor's operation.
r.              Business Continuity Planning Coordinator as noted in the ACOM Business Continuity and Recovery Plan
                Policy
s.             A Pharmacy Coordinator/Directorwho is an Arizona licensed pharmacist or physician who oversees and administers the prescription drug and pharmacy benefits.  The Pharmacy Coordinator/Director may be an employee or contractor of the Plan.
t.              Dental Director/Coordinator that is responsible for coordinating dental activities of the health plan and providing required communication between the plan and AHCCCS.  The Dental Director/Coordinator may be an employee or contractor of the plan and must be licensed in Arizona if they are required to review or deny dental services.

The Contractor shall inform AHCCCS, Division of Health Care Management, in writing within seven days, when an employee leaves one of the key positions listed below.  The name of the interim contact person should be included with the notification.  The name and resume of the permanent employee should be submitted as soon as the new hire has taken place.

                Administrator                                                       Member Services Manager
                Medical Director                                                  Provider Services Manager
                Chief Financial Officer                                         Claims Administrator
                Maternal Health/EPSDT Coordinator               Quality Management/Utilization Management
                Grievance Manager                                             Coordinator
                Compliance Officer                                              Behavioral Health Coordinator

The Contractor shall ensure that all staff have appropriate training, education, experience and orientation to fulfill the requirements of the position.

17.          WRITTEN POLICIES, PROCEDURES AND JOB DESCRIPTIONS

The Contractor shall develop and maintain written policies, procedures and job descriptions for each functional area of its plan, consistent in format and style.  The Contractor shall maintain written guidelines for developing, reviewing and approving all policies, procedures and job descriptions.  All policies and procedures shall be reviewed at least annually to ensure that the Contractor's written policies reflect current practices.

Reviewed policies shall be dated and signed by the Contractor's appropriate manager, coordinator, director or administrator.  Minutes reflecting the review and approval of the policies by an appropriate committee are also acceptable documentation.  All medical and quality management policies must be approved and signed by the Contractor's Medical Director.  Job descriptions shall be reviewed at least annually to ensure that current duties performed by the employee reflect written requirements.

18.          MEMBER INFORMATION

The Contractor shall be accessible by phone for general member information during normal business hours.  All enrolled members will have access to a toll free phone number.  All informational materials, prepared by the Contractor, shall be approved by AHCCCSA prior to distribution to members. The reading level and name of the evaluation methodology used should be included.

All materials shall be translated when the Contractor is aware that a language is spoken by 3,000 or 10%, whichever is less, of the Contractor’s members, who also have limited English proficiency  (LEP).

All vital materials shall be translated when the Contractor is aware that a language is spoken by 1,000 or 5%, whichever is less, of the Contractor’s members, who also have LEP.  Vital materials must include, at a minimum, Notices of Action, vital information from the member handbooks and consent forms.

All written notices informing members of their right to interpretation and translation services in a language shall be translated when the Contractor is aware that 1,000 or 5% (whichever is less) of the Contractor’s members speak that language and have LEP.  [42 CFR 438.10(c)(3)]

Oral interpretation services must be available and free of charge to all members regardless of the prevalence of the language.  The Contractor must notify all members of their right to access oral interpretation services and how to access them.  Refer to the ACOM Member Information  Policy.  [42 CFR 438.10(c)(4) and (5)]

The Contractor shall make every effort to ensure that all information prepared for distribution to members is written using an easily understood language and format and as further described in the AHCCCS Member Information Policy.. Regardless of the format chosen by the Contractor, the member information must be printed in a type, style and size, which can easily be read by members with varying degrees of visual impairment.  The Contractor must notify its members that alternative formats are available and how to access them.  [42 CFR 438.10(d)]

When there are program changes, notification shall be provided to the affected members at least 30 days before implementation.

The Contractor shall produce and provide the following printed information to each member or family within 10 days of receipt of notification of the enrollment date [42 CFR 438.10(f)(3)]:

I.              A member handbookwhich, at a minimum, shall include the items listed in the ACOM Member
                Information  Policy.

                The Contractor shall review and update the Member Handbook  at least once a year. The handbook must be submitted to AHCCCS, Division of Health Care Management for approval by August 15th of each contract year, or within four weeks of receiving the annual renewal amendment, whichever is later.

II.            A description of the Contractor’s provider network, which at a minimum, includes those items listed in the
                ACOM Member Information  Policy.

The Contractor must give written notice about termination of a contracted provider, within 15 days after receipt or issuance of the termination notice, to each member who received their primary care from, or is seen on a regular basis by, the terminated provider.  Affected members must be informed of any other changes in the network 30 days prior to the implementation date of the change. [42 CFR 438.10(f)(4) and (5)]The Contractor shall have information available for potential enrollees as described in the ACOM Member Information  Policy.

The Contractor must develop and distribute, at a minimum, quarterly newsletters during the contract year. The following types of information are to be contained in the newsletter:

                –Educational information on chronic illnesses and ways to self-manage care
                –Reminders of flu shots and other prevention measures at appropriate times
                –Medicare Part D issues
                –Cultural Competency
                –Contractor specific issues

The Contractor will, on an annual basis, inform all members of their right to request the following information [42 CFR 438.10(f)(6) and 42 CFR 438.100(a)(1) and (2)]:

a.             An updated member handbook at no cost to the member
b.             The network description as described in the ACOM Member Information Policy

This information may be sent in a separate written communication or included with other written information such as in a member newsletter.

19.          SURVEYS

The Contractor may be required to perform its own annual general or focused member survey.  All such contractor surveys, along with a timeline for the project, shall be approved in advance by AHCCCS DHCM.  The results and the analysis of the results shall be submitted to the Health Plan Operations Unit within 45 days of the completion of the project.  AHCCCSA may require inclusion of certain questions.

AHCCCSA may periodically conduct surveys of a representative sample of the Contractor's membership and providers.  AHCCCSA will consider suggestions from the Contractor for questions to be included in each survey.  The results of these surveys, conducted by AHCCCSA, will become public information and available to all interested parties upon request.  The draft reports from the surveys will be shared with the Contractor prior to finalization.  The Contractor will be responsible for the cost of these surveys based on its share of AHCCCS enrollment.

20.          CULTURAL COMPETENCY

The Contractor shall have a Cultural Competency Plan that meets the requirements of the ACOM Cultural Competency Policy.  An annual assessment of the effectiveness of the plan, along with any modifications to the plan, must be submitted to the Division of Health Care Management, no later than 45 days after the start of each contract year.  This plan should address all services and settings. [42 CFR 438.206(c)(2)]

21.          MEDICAL RECORDS

The member's medical record is the property of the provider who generates the record.  Each member is entitled to one copy of his or her medical record free of charge.  The Contractor shall have written policies and procedures to maintain the confidentiality of all medical records.

The Contractor is responsible for ensuring that a medical record is established when information is received about a member.  If the PCP  has not yet seen the member, such information may be kept temporarily in an appropriately labeled file, in lieu of establishing a medical record, but must be associated with the member’s medical record as soon as one is established.

The Contractor shall have written policies and procedures for the maintenance of medical records so that those records are documented accurately and in a timely manner, are readily accessible, and permit prompt and systematic retrieval of information.

The Contractor shall have written standards for documentation on the medical record for legibility, accuracy and plan of care, which comply with the AMPM.

The Contractor shall have written plans for providing training and evaluating providers' compliance with the Contractor's medical records standards.  Medicalrecords shall be maintained in a detailed and comprehensive manner, which conforms to good professional medical practice, permits effective professional medical review and medical audit processes, and which facilitates an adequate system for follow‑up treatment.  Medical records must be legible, signed and dated.

When a member changes PCPs, his or her medical records or copies of medical records must be forwarded to the new PCP  within 10 business days from receipt of the request for transfer of the medical records.

AHCCCSA is not required to obtain written approval from a member, before requesting the member's medical record from the PCP  or any other agency.  The Contractor may obtain a copy of a member's medical records without written approval of the member, if the reason for such request is directly related to the administration of the AHCCCS program.  AHCCCSA shall be afforded access to all members' medical records whether electronic or paper within 20 business days of receipt of request.

Information related to fraud and abuse  may be released so long as protected HIV-related information is not disclosed (A.R.S. §36-664(I)).

22.          ADVANCE DIRECTIVES

In accordance with 42 CFR 422.128, the Contractor shall maintain policies and procedures addressing advanced directives for adult members that specify:

a.             Each contract or agreement with a hospital, nursing facility, home health  agency, hospice  or organization responsible for providing personal care, must comply with Federal and State law regarding advance directives for adult members [42 CFR 438.6(i)(1)].  Requirements include:

                (1)           Maintaining written policies that address the rights of adult members to make decisions about medical care, including the right to accept or refuse medical care, and the right to execute an advance directive.  If the agency/organization has a conscientious objection to carrying out an advance directive, it must be explained in policies.  (A health care provider is not prohibited from making such objection when made pursuant to A.R.S. § 36-3205.C.1.)
                (2)           Provide written information to adult members regarding each individual’s rights under State law to make decisions regarding medical care, and the health care provider's written policies concerning advance directives (including any conscientious objections).  [42 CFR 438.6(i)(3)]

                (3)           Documenting in the member’s medical record whether or not the adult member has been provided the information and whether an advance directive has been executed.
                (4)           Not discriminating against a member because of his or her decision to execute or not execute an advance directive, and not making it a condition for the provision of care.
                (5)           Providing education to staff on issues concerning advance directives including notification of direct care providers of services, such as home health  care and personal care, of any advanced directives executed by members to whom they are assigned to provide services.

b.             Contractors shall require subcontracted PCPs, which have agreements with the entities described in paragraph a. above, to comply with the requirements of subparagraphs a. (2) through (5) above.
                Contractors shall also encourage health care providers specified in subparagraph a. to provide a copy of the member’s executed advanced directive, or documentation of refusal, to the member’s PCP  for inclusion in the member’s medical record.
c.             The Contractor shall provide written information to adult members that describe the following:

                (1)           A member’s rights under State law, including a description of the applicable State law
                (2)           The organization’s policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of advance directives as a matter of conscience.
                (3)           The member’s right to file complaints directly with AHCCCSA.
                (4)           Changes to State law as soon as possible, but no later than 90 days after the effective date of the change.  [42 CFR 438.6(i)(4)]

23.          QUALITY MANAGEMENT AND MEDICAL MANAGEMENT (QM/MM)

Quality Management  (QM):  The Contractor shall provide quality medical care to members, regardless of payer source or eligibility category.  The Contractor shall use and disclose medical records and any other health and enrollment information that identifies a particular member in accordance with Federal and State privacy requirements.  The Contractor shall execute processes to assess, plan, implement and evaluate quality management and performance improvement activities, as specified in the AMPM, that include at least the following [42 CFR 438.240(a)(1) and (e)(2)]:

1.             Conducting Performance Improvement Projects (PIPs);
2.             QM monitoring and evaluation activities;
3.             Investigation, analysis, tracking and trending of quality of care issues, abuse and/or complaints that includes:
                a.             Acknowledgement letter to the originator of the concern
                b.             Documentation of all steps utilized during the investigation and resolution process
                c.             Follow-up with the member to assist in ensuring immediate health care needs are met
                d.             Closure/resolution letter that provides sufficient detail to ensure that the member has an understanding of the resolution of their issue, any responsibilities they have in ensuring all covered, medically necessary care needs are met, and a contact name/telephone number to call for assistance or to express any unresolved concerns
                e.             Documentation of implemented corrective action plan(s) or action(s) taken to resolve the concern
4.             AHCCCS mandated performance measures; and
5.             Credentialing,  recredentialing and provisional credentialing processes for provider and organizations [42
                CFR 438.206(b)(6)].

AHCCCS has established a uniform credentialing, recredentialing and provisional credentialing policy.  The Contractor shall demonstrate that its providers are credentialed [42 CFR 438.214] and:

                a.             Shall follow a documented process for credentialing and recredentialing of providers who have signed contracts or participation agreements with the Contractor;

                b.             Shall not discriminate against particular providers that serve high-risk populations or specialize in conditions that require costly treatment; and
                c.             Shall not employ or contract with providers excluded from participation in Federal health care programs.

The Contractor shall submit, within timelines specified in Attachment F, a written QM plan, QM evaluation of the previous year’s QM program, and Quarterly Quality Management Report that addresses its strategies for performance improvement and conducting the quality management activities described in this section. The Contractor shall conduct performance improvement projects as required in the AMPM.

The Contractor may combine its quality management plan with the plan that addresses utilization management as described below.

MedicalManagement  (MM):  The Contractor shall execute processes to assess, plan, implement and evaluate medical management activities, as specified in the AMPM, that include at least the following:

1.             Pharmacy  Management; including the evaluation, reporting, analysis and interventions based on the data and reported through the MM Committee
2.             Prior authorization  and Referral Management;
                For the processing of requests for initial and continuing authorizations of services the Contractor shall:
                                a)             Have in effect mechanisms to ensure consistent application of review criteria for authorization decisions; and
                                b)            Consult with the requesting provider when appropriate [42 CFR 438.210(b)(2)]
                                c)             Monitor and ensure that all enrollees with special health care needs have direct access to care

3.             Development and/or Adoption of Practice Guidelines [42 CFR 438.236(b)], that
                                a)             Are based on valid and reliable clinical evidence or a consensus of health care professionals in the particular field;
                                b)            Consider the needs of the Contractor’s members;
                                c)             Are adopted in consultation with contracting health care professionals;
                                d)            Are reviewed and updated periodically as appropriate;
                                e)             Are disseminated by Contractors to all affected providers and, upon request, to enrollees and potential enrollees [42 CFR 438.236(c)]; and
                                f)             Provide a basis for consistent decisions for utilization management, member education, coverage of services, and other areas to which the guidelines apply [42 CFR 438.236(d)]
4.             Concurrent review;
                                a)             Consistent application of review criteria; Provide a basis for consistent decisions for utilization management, coverage of services, and other areas to which the guidelines apply;
                                b)            Discharge planning
5.             Continuity and coordination of care;
6.             Monitoring and evaluation of over and/or under utilization of services [42 CFR 438-240(b)(3)];
7.             Evaluation of new medical technologies, and new uses of existing technologies;  8.  Disease Management or Chronic Care Program that reports results and provides for analysis of the program through the MM
                Committee; and
8.             Quarterly Utilization Management Report (details in the AMPM)

The Contractor shall have a process to report MM data and management activities through a MM Committee.  The Contractor’s MM committee will analyze the data, make recommendations for action, monitor the effectiveness of actions and report these findings to the committee.  The Contractor shall have in effect mechanisms to assess the quality and appropriateness of care furnished to members with special health care needs. [42 CFR 438.240(b)(4)]

The Contractor will assess, monitor and report quarterly through the MM Committee medical decisions to assure compliance with timeliness, language and Notice of Action intent, and that the decisions comply with all Contractor coverage criteria.

The Contractor shall maintain a written MM plan that addresses its plan for monitoring MM activities described in this section.  The plan must be submitted for review by AHCCCS Division of Health Care Management within timelines specified in Attachment F.

24.          PERFORMANCE STANDARDS

Administrative Measures:

The maximum allowable speed of answer (SOA) is 45 seconds.  The SOA is defined as the on line wait time in seconds that the member/provider waits from the moment the call is connected in the Contractor’s phone switch until the call is picked up by a contractor representative or Interactive Voice Recognition System (IVR).  If the Contractor has IVR capabilities, callers must be given the choice of completing their call by IVR or by contractor representative.

The Contractor shall meet the following standards for its member services and centralized provider telephone line statistics.  All calls to the line shall be included in the measure.
                a.             The Monthly Average Abandonment Rate shall be 5% or less;
                b.             First Contact Call Resolution shall be 70% or better; and
                c.             The Monthly Average Service Level shall be 75% or better.

The Monthly Average Abandonment Rate (AR) is:

Number of calls abandoned in a 24-hour period
Total number of calls received in a 24-hour period

The ARs are then summed and divided by the number of days in the reporting period.

First Contact Call Resolution Rate (FCCR) is:

Number of calls received in 24-hour period for which no follow up communication or internal phone transfer is needed, divided by Total number of calls received in 24-hour period

The daily FCCRs are then summed and divided by the number of days in the reporting period.

The Monthly Average Service Level (MASL) is:

Calls answered within 45 seconds for the month reported
Total of month’s answered calls + month’s abandoned calls + (if available) month’s calls receiving a busy signal

Note: Do not use average daily service levels divided by the days in the reporting period.

On a monthly basis the measures are to be reported for both the Member Services and Provider telephone lines.  For each of the Administrative Measures a. through c., the Contractor shall also report the number of days in the reporting period that the standard was not met.  The Contractor shall include in the report the instances of down time for the centralized telephone lines, the dates of occurrence and the length of time they were out of service.  The reports should be sent to the Contractor's assigned Operations and Compliance Officer in the Health Plan Operations Unit of the Division of Health Care Management.  The deadline for submission of the reports is the 15th day of the month following the reporting period (or the first business day following the

15th).  Back up documentation for the report, to the level of measured segments in the 24-hour period, shall be retained for a rolling 12-month period.  AHCCCSA will review the performance measure calculation procedures and source data for this report.

Performance Measures:

All Performance Measures  described below apply toall member populations [42 CFR 438.240(a)(2), (b)(2) and (c)].

Contractors must meet AHCCCS stated Minimum Performance Standards.  However, it is equally important that Contractors continually improve their performance measure outcomes from year to year.  Contractors shall strive to meet the ultimate standard, or benchmark, established by AHCCCS.

AHCCCS has established three levels of performance:

                Minimum Performance Standard– A Minimum Performance Standard is the minimal expected level of
                performance by the Contractor.   If a Contractor does not achieve this standard, or any measure rate declines to a level below the AHCCCS Minimum Performance Standard, the Contractor will be required to submit a corrective action plan and may be subject to sanctions.

                Goal– A Goal is a reachable standard for a given performance measure for the Contract Year.  If the
                Contractor has already met or exceeded the AHCCCS Minimum Performance Standard for any measure, the Contractor must strive to meet the established Goal for the measure(s).

                Benchmark– A Benchmark is the ultimate standard to be achieved.  Contractors that have already achieved or exceeded the Goal for any performance measure must strive to meet the Benchmark for the measure(s).  Contractors that have achieved the Benchmark are expected to maintain this level of performance for future years.

A Contractor must show demonstrable and sustained improvement toward meeting AHCCCS Performance Standards.  In addition to corrective action plans, AHCCCS may impose sanctions on Contractors that do not meet the Minimum Performance Standard and do not show statistically significant improvement in a measure rate and/or require those Contractors to demonstrate that they are allocating increased administrative resources to improving rates for a particular measure or service area. AHCCCS also may require a corrective action plan of any Contractor that shows a statistically significant decrease in its rate, even if it meets or exceeds the Minimum Performance Standard.

The corrective action plan must be received by AHCCCS within 30 days of receipt of notification from AHCCCS.  This plan must be approved by AHCCCS prior to implementation.  AHCCCS may conduct one or more follow-up on-site reviews to verify compliance with a corrective action plan.

Performance Measures:  The Contractor shall comply with AHCCCS quality management requirements to improve performance for all AHCCCS established performance measures.  Complete descriptions of these measures can be found in the most recently published results and analysis of acute-care performance measures, or upon request from AHCCCSA.  The measures for postpartum  visits and low birth weight deliveries have been eliminated as contractual performance standards.  The Contractor shall continue to monitor rates for postpartum visits and low birth weight deliveries and implement interventions as necessary to improve or sustain these rates.  These activities will be monitored by AHCCCSA during the Operational and Financial Review.

CMS has been working in partnership with states in developing core performance measures for Medicaid and SCHIP programs.  The current AHCCCS established performance measures may be subject to change when these core measures are finalized and implemented.

In addition, AHCCCS has established standards for the following measures:

EPSDT  Participation:  The Contractor shall take affirmative steps to increase member participation in the EPSDT program.  The participation rate is the number of children younger than 21 years receiving at least one medical screen during the contract year, compared to the number of children expected to receive at least one medical screen.  The number of children expected to receive at least one medical screen is based on the AHCCCS EPSDT periodicity schedule  and the average period of eligibility.

The following table identifies the Minimum Performance Standards, Goals and Benchmarks for each measure:

Acute-care Contractor Performance Standards

Performance Measure	CYE 07 Minimum Performance Standard	CYE 07 Goal	Benchmark (Healthy People Goals)
Immunization of Two-year-olds
4:3:1 Series	84%	90%	90%
4:3:1:3:3 Series	74%	80%	80%
DTaP - 4 doses	85%	90%	90%
Polio - 3 doses	90%	90%	90%
MMR - 1 dose	90%	90%	90%
Hib - 3 doses	86%	90%	90%
HBV - 3 doses	90%	90%	90%
Varicella - 1 dose	86%	90%	90%
Adolescent Immunizations(1)	60%	63%	90%
Children’s Dental Visits	51%	57%	57%
Well-child Visits 15 Months (2)	70%	72%	90%
Well-child Visits 3 - 6 Years	56%	58%	80%
Adolescent Well-care Visits	37%	38%	50%
EPSDT Participation	68%	69%	80%
Children's Access to PCPs 12-24 Months	85%	86%	97%
Children's Access to PCPs 25 months-6 Years	78%	80%	97%
Children's Access to PCPs 7-11 Years	77%	79%	97%
Children's Access to PCPs 12-19 Years	79%	81%	97%
Cervical Cancer Screening	57%	60%	90%
Breast Cancer Screening	50%	52%	70%
Adult Preventive/Ambulatory Care 20-44 Years	78%	80%	96%
Adult Preventive/Ambulatory Care 45-64 Years	83%	84%	96%
Timeliness of Prenatal Care	70%	72%	90%
Chlamydia Screening(3)	43%	45	62%

(1)  This measure cannot be reliably generated through administrative data, and current AHCCCS data is not yet available. MPS and Goal are based on NCQA Medicaid average

(2)  CYE 2007 Minimum Performance Standard and Goal for Well-child Visits in the First 15 Months of Life is unchanged from the CYE 2006 contract because validated data for this measure was not available in time to be incorporated into the contract renewal.
(3) Baseline rate generated from AHCCCS Decision Support System (ADDS) MeasureBase and used to establish MPS and Goal; Benchmark based on HP 2010 objective 25-16b.

Quality Improvement:

Contractors shall implement an ongoing quality assessment and performance improvement programs for the services it furnishes to members.  [42 CFR 438.240(a)(1)]  Basic elements of the Contractor quality assessment and performance improvement programs, at a minimum, shall comply with the following requirements:

A.  Quality Assessment Program:

The Contractor shall have an ongoing quality assessment program for the services it furnishes to members that includes the following:

1.             The program shall be designed to achieve, through ongoing measurements and intervention, significant improvement, sustained over time, in clinical care and non-clinical care areas that are expected to have a favorable effect on health outcomes and member satisfaction.
2.             The Contractor must [42 CFR 438.240(b)(2) and (c)]:
                                a.             Measure and report to the State its performance, using standard measures required by the
                                                State, or as required by CMS,
                                b.             Submit to the State, data specified by the State, that enables the State to measure the
                                                Contractor’s performance; or
                                c.             Perform a combination of the activities.
3.             The Contractor must have in effect mechanisms to detect both under utilization and over utilization of services.
4.             The Contractor must have in effect mechanisms to assess the quality and appropriateness of care furnished to members with special health care needs.
5.             The Contractor must have in place a process for internal monitoring of Performance Measure rates, using standard methodology established or adopted by AHCCCS, for each required Performance Measure.  The
                Contractor’s Quality Assessment/Performance Improvement Program will report its performance on an ongoing basis to its administration.  It also will report this Performance Measure data to AHCCCSA in conjunction with its Quarterly EPSDT Progress Report, according to a format developed by AHCCCS.

B.  Performance Improvement Program:

The Contractor shall have an ongoing program of performance improvement projects that focus on clinical and non-clinical areas, and that involve the following [42 CFR 438.240(b)(1) and (d)(1)]:
                1.             Measurement of performance using objective quality indicators.
                2.             Implementation of system interventions to achieve improvement in quality
                3.             Evaluation of the effectiveness of the interventions.
                4.             Planning and initiation of activities for increasing or sustaining improvement.

The Contractor shall report the status and results of each project to the AHCCCSA as requested.  Each performance improvement project must be completed in a reasonable time period so as to generally allow information on the success of performance improvement projects in the aggregate to produce new information on quality of care every year.  [42 CFR 438.240(d)(2)]

C.  Data Collection Procedures:

When requested, the Contractor must submit data for standardized Performance Measures and/or Performance Improvement Projects as required by AHCCCS within specified timelines and according to AHCCCS procedures for collecting and reporting the data.  Contractor is responsible for collecting valid and reliable data, using qualified staff and personnel to collect the data.  Data collected for Performance Measures and/or Performance Improvement Projects must be returned by the Contractor in the format and according to instructions from AHCCCS, by the due date specified.  Any extension for additional time to collect and report data must be made in writing in advance of the initial due date.  Failure to follow the data collection and reporting instructions that accompany the data request may result in sanctions imposed on the Contractor.

The Contractor shall participate in immunization audits, at intervals specified by AHCCCSA, based on random sampling to verify the immunization status of members at 24 months of age.  If records are missing for more than 5 percent of the Contractor’s final sample, the Contractor is subject to sanctions by AHCCCSA.  An External Quality Review Organization (EQRO) may conduct a study to validate the Contractor’s reported rates.

25.          GRIEVANCE  SYSTEM

The Contractor shall have in place a written grievance system process for subcontractors, enrollees and non-contracted providers, which defines their rights regarding disputed matters with the Contractor.  The Contractor’s grievance system for enrollees includes a grievance process (the procedures for addressing enrollee grievances), an appeals process and access to the state’s fair hearing process. The Contractor shall provide the appropriate personnel to establish, implement and maintain the necessary functions related to the grievance systems process.  Refer to Attachments H(1) and H(2) for Enrollee Grievance System and Provider Grievance System Standards and Policy, respectively.

The Contractor may delegate the grievance system process to subcontractors, however, the Contractor must ensure that standards which are delegated comply with applicable Federal and State laws, regulations and policies, including, but not limited to 42 CFR Part 438 Subpart F.  The Contractor shall remain responsible for compliance with all requirements.  The Contractor shall also ensure that it timely provides written information to both enrollees and providers, which clearly explains the grievance system requirements.  This information must include a description of: the right to a state fair hearing, the method for obtaining a state fair hearing, the rules that govern representation at the hearing, the right to file grievances, appeals and claim disputes, the requirements and timeframes for filing grievances, appeals and claim disputes, the availability of assistance in the filing process, the toll-free numbers that the enrollee can use to file a grievance or appeal by phone, that benefits will continue when requested by the enrollee in an appeal or state fair hearing request concerning certain actions which are timely filed, that the enrollee may be required to pay the cost of services furnished during the appeal/hearing process if the final decision is adverse to the enrollee, and that a provider may file an appeal on behalf of an enrollee with the enrollee’s written consent. Information to enrollees must meet cultural competency and limited English proficiency requirements as specified in Section D, Paragraph 18, Member Information, and Paragraph 20, Cultural Competency.

The Contractor shall be responsible to provide the necessary professional, paraprofessional and clerical services for the representation of the Contractor in all issues relating to the grievance system and any other matters arising under this contract which rise to the level of administrative hearing or a judicial proceeding.   Unless there is an agreement with the State in advance, the Contractor shall be responsible for all attorney fees and costs awarded to the claimant in a judicial proceeding.

26.          QUARTERLY GRIEVANCE SYSTEM  REPORTS

Enrollee Appeal and Provider Claim Dispute Report:  The Contractor must submit the Enrollee Appeal and Provider Claim Dispute Report to AHCCCSA, Division of Health Care Management, using the Quarterly Grievance System Report Format,  no later than 45 days from the end of each quarter.

Enrollee Grievance Report:  The Contractor must accept, resolve and track enrollee grievances as required in the ACOM Enrollee Grievance Policy.  The Contractor must submit the Enrollee Grievance Report no later than 45 days from the end of each quarter. The report must include the following:

                A.  Number of grievances received in the reporting period
                                i.   Total
                                ii.  By the categories used in the Contractor's executive summary reports

                B.  Number of days to resolution
                                i.   Number resolved within 10 days
                                ii.   Number resolved in 11 or more days, but less than 29 days
                                iii. Number resolved in 30 or more days, but less than 59 days
                                iv. Number resolved in 60 to 90 days
                                v.  Average days to resolution
Report A. and B. above by the current quarter, prior quarter and current quarter for the previous year.

The Contractor shall trend and analyze grievance, appeals and claim disputes at least quarterly; any identified trends and corrective action plans shall be reported to AHCCCSA, Division of Health Care Management with the Enrollee Appeal and Provider Claim Dispute Report.

27.          NETWORK DEVELOPMENT

The Contractor shall develop and maintain a provider network that is designed to support a medical home for members and sufficient to provide all covered services to AHCCCS members [42 CFR 438.206(b)(1)]. It shall ensure covered services are provided promptly and are reasonably accessible in terms of location and hours of operation.  [42 CFR 438.206(c)(1)(i) and (ii)]There shall be sufficient personnel for the provision of covered services, including emergency medical care on a 24-hour-a-day, 7-days-a-week basis [42 CFR 438.206(c)(1)(iii).  The proposed network shall be sufficient to provide covered services within designated time and distance limits.  For Maricopa and Pima Counties only, this includes a network such that 95% of its members residing within the boundary area of metropolitan Phoenix and Tucson do not have to travel more than 5 miles to see a PCP, dentist or pharmacy.  PCPs and specialists who provide inpatient  services to the Contractor’s members shall have admitting and treatment privileges in a minimum of one general acute care hospital within the Contractor’s service area.  Hospitalists may satisfy this requirement. Contractors in Maricopa and/or Pima counties must have at least one hospital contract in each of the service districts specified in Attachment B.

Contractors must provide a comprehensive provider network that ensures its membership has access at least equal to, or better than, community norms.  Services shall be as accessible to AHCCCS members in terms of timeliness, amount, duration and scope as those services are to non-AHCCCS persons within the same service area [42 CFR 438.210(a)(2)].  The Contractor is expected to consider the full spectrum of care when developing its network.  The Contractor must also consider communities whose residents typically receive care in neighboring states.  If the Contractor is unable to provide those services locally, it must so demonstrate to AHCCCSA and shall provide reasonable alternatives for members to access care.  These alternatives must be approved by AHCCCSA.  If the Contractor’s network is unable to provide medically necessary services required under contract, the Contractor must adequately and timely cover these services through an out of network provider until a network provider is contracted.  The Contractor and out of network provider must coordinate with respect to authorization and payment issues in these circumstances. [42 CFR 438.206(b)(4) and (5)]

The Contractor is also encouraged to develop non-financial incentive programs to increase participation in its provider network.

AHCCCS is committed to workforce development and support of the medical residency and dental student training programs in the state of Arizona.  Working proactively with these programs is beneficial to protect their viability, and also provides an excellent opportunity for the Contractors to educate future providers on the principles of managed care.  In addition, AHCCCS believes that these programs can influence the provider capacity issues in Arizona.  In the future, AHCCCS would like to provide incentives to those programs that are working to retain physicians in Arizona after completion of the program.

AHCCCS encourages plans to work with the many residency programs currently operating in the state and to investigate opportunities for resident participation in contractor medical management and committee activities.  If any Contractor or Contractors enter into the Graduate Medical Education Memorandum of Understanding with a residency program and assign members to it, AHCCCSA may increase the auto-assignment algorithm to favor those Contractors.

The Contractor shall not discriminate with respect to participation in the AHCCCS program, reimbursement or indemnification against any provider based solely on the provider’s type of licensure or certification [42 CFR 438.12(a)(1)].  In addition, the Contractor must not discriminate against particular providers that service high-risk populations or specialize in conditions that require costly treatment [42 CFR 438.214(c)].  This provision, however, does not prohibit the Contractor from limiting provider participation to the extent necessary to meet the needs of the Contractor’s members.  This provision also does not interfere with measures established by the Contractor to control costs consistent with its responsibilities under this contract [42 CFR 438.12(b)(1)].  If a Contractor declines to include individual or groups of providers in its network, it must give the affected providers written notice of the reason for its decision [42 CFR 438.12(a)(1)].   The Contractor may not include providers excluded from participation in Federal health care programs, under either section 1128 or section 1128A of the Social Security Act [42 CFR 438.214(d)].

See Attachment B, Minimum Network Requirements, for details on network requirements by Geographic Service Area.

Provider Network Development and Management Plan:  The Contractor shall develop and maintain a provider network development and management plan, which ensures that the provision of covered services will occur as stated above. [42 CFR 438.207(b)]  This plan shall be updated annually and submitted to AHCCCSA, Division of Health Care Management, 45 days from the start of each contract year.  The plan shall identify the methodology used by the Contractor to determine a geographically appropriate distribution of medical disciplines for primary care, obstetrical care and individual medical specialties for its membership.  The plan shall also contain a description of the Contractor’s criteria used to determine the numbers and kinds of PCP providers and of specialists, and whether hospital privileges are considered when making this determination.  A similar description should be included for the dental and pharmacy networks and for the adequacy of non-emergency transportation services.  The plan shall identify the current status of the Contractor’s network, and project future needs based upon, at a minimum, membership growth; the number and types (in terms of training, experience and specialization) of providers that exist in the Contractor’s service area, as well as the number of physicians who have privileges with and practice in hospitals; the expected utilization of service, given the characteristics of its population and its health care needs; the numbers of providers not accepting new Medicaid patients; and access of its membership to specialty services as compared to the general population of the community. [42 CFR 438.206(b)(1)] The plan, at a minimum, shall also include the following:

                a.             Current network gaps and the methodology used to identify them;
                b.             Immediate short-term interventions when a gap occurs, including expedited or temporary credentialing;
                c.             Interventions to fill network gaps and barriers to those interventions;
                d.             Outcome measures/evaluation of interventions;
                e.             Ongoing activities for network development;
                f.              Coordination between internal departments;
                g.             Coordination with outside organizations;

                h.             A description of network design by GSA for the general population, including details regarding special populations including, but not limited to, the developmentally delayed (Arizona Early
                                Intervention Program (AzEIP), the homeless and those in border communities.

                                The description should cover:
                                                i. how members access the system
                                                ii. relationships between various levels of the system
                                                iii. the plan for incorporating the medical home for members and the progress in its implementation

                i.              A description of the adequacy of the geographic access to tertiary hospital services for the
                                Contractor's membership.
                j.              The assistance provided to PCPs when they refer members to specialists.  The methods used to communicate the availability of this assistance to the providers.
                k.             The methodology (ies) the Contractor uses to collect and analyze provider feedback about the network designs and implementation.  When specific provider issues are identified, the protocols for handling them.

The plan must include answers to the following questions:
                a.             How does the Contractor assess the medical and social needs of new members to determine how the contractor may assist the member in navigating the network more efficiently?
                b.             What assistance is provided to members with a high severity of illness or higher utilization to better navigate the provider network?
                c.             Does the Contractor utilize any of the following strategies to reduce unnecessary emergency department utilization by the membership?  If so, how are members educated about these options?
                                                i.              Physician coverage/call availability after-hours and on weekends
                                                ii.             Same-day PCP appointments
                                                iii.            Nurse call-in centers/information lines
                                                iv.            Urgent Care facilities
                d.             Are members with special health care needs assigned to specialists for their primary care needs?
                e.             What are the most significant barriers to efficient network deployment within the Contractor’s service area?  How can AHCCCS best support the Contractor’s efforts to improve its network and the quality of care delivered to its membership?

28.          PROVIDER  AFFILIATION TRANSMISSION

The Contractor shall submit information quarterly regarding its provider network.  This information shall be submitted in the format described in the Provider Affiliation Transmission User Manual on October 15, January 15, April 15, and July 15 of each contract year.  The manualmay be found in the Bidder’s Library.  If the provider affiliation transmission is not timely, accurate and complete, the Contractor may be required to submit a corrective action plan and may be subject to sanction.

29.          NETWORK MANAGEMENT

The Contractor shall have policies and procedures in place that pertain to all service specifications described in the AMPM.  In addition, the Contractor shall have policies on how the Contractor will [42 CFR 438.214(a)]:

a.             Communicate with the network regarding contractual and/or program changes and requirements;
b.             Monitor network compliance with policies and rules of AHCCCSA and the Contractor, including compliance with all policies and procedures related to the grievance process and ensuring the member’s care is not compromised during the grievance process;
c.             Evaluate the quality of services delivered by the network;

d.             Provide or arrange for medically necessary covered services should the network become temporarily insufficient within the contracted service area;
e.             Monitor the adequacy, accessibility and availability of its provider network to meet the needs of its members, including the provision of care to members with limited proficiency in English;
f.              Process expedited and temporary credentials;
g.             Recruit, select, credential, re-credential and contract with providers in a manner that incorporate quality management, utilization, office audits and provider profiling; and
h.             Provide training for its providers and maintain records of such training.

Contractor policies shall be subject to approval by AHCCCSA, Division of Health Care Management, and shall be monitored through operational audits.  A material change in Contractor policy or process requires 30 days advance notice to affected providers and members. A material change is defined as any change in overall business practice that could have an impact on 5% or more of the members, providers, or AHCCCS program, or may significantly impact the delivery of services provided by an AHCCCS Contractor.  Contractors are required to submit the member notices to AHCCCS for approval 30 days prior to the notice being sent.  Upon receipt of the member notice for review, AHCCCSA may comment on the material change or may intervene if the policy/process change will have an adverse affect to the overall system.

Provider notices do not require prior approval, however, the Contractor must notify AHCCCSA of the material policy change 15 days prior to the provider notice being sent out.  During the 15 day time period, AHCCCS shall have the right to comment or may intervene if the change to policy/process will lead to an adverse affect to the overall system.  This provision is not intended to include contract negotiations between Contractors and providers.

Contractors may be required to conduct meetings with providers to address issues (or to provider general information, technical assistance, etc.) related to federal and state requirements, changes in policy, reimbursement matters, prior authorization and other matters as identified or requested by the Administration.

Contractors shall give hospitals and provider groups 90 days notice prior to a contract termination without cause.  Contracts between the Contractor and single practitioners are exempt from this requirement.

All material changes in the Contractor's provider network must be approved in advance by AHCCCSA, Division of Health Care Management [42 CFR 438.207(c)].  A material change is defined as one which affects, or can reasonably be foreseen to affect, the Contractor's ability to meet the performance and network standards as described in this contract.  AHCCCSA will assess proposed changes in the Contractor's provider network for potential impact on members' health care and provide a written response to the Contractor.  For emergency situations, AHCCCSA will expedite the approval process.

The Contractor shall notify AHCCCSA, Division of Health Care Management, within one business day of any unexpected changes that would impair its provider network.  This notification shall include (1) information about how the change will affect the delivery of covered services, and (2) the Contractor's plans for maintaining the quality of member care, if the provider network change is likely to affect the delivery of covered services.

Homeless Clinics:
Contractors in Maricopa and Pima County must contract with homeless clinics at the AHCCCS Fee-for-Service rate for Primary Care services on or before April 1, 2006.  Contracts must stipulate that:

                1.  Only those members that request a homeless clinic as a PCP may be assigned to them; and
                2.  Members assigned to a homeless clinic may be referred out-of-network for needed specialty services

The Contractor must make resources available to assist homeless clinics with administrative issues such as obtaining Prior Authorization, and resolving claims issues.

30.          PRIMARY CARE PROVIDER   STANDARDS

The Contractor shall include in its provider network a sufficient number of PCPs to meet the requirements of this contract.  Health care providers designated by the Contractor as PCPs shall be licensed in Arizona as allopathic or osteopathic physicians who generally specialize in family practice, internal medicine, obstetrics, gynecology, or pediatrics; certified nurse practitioners  or certified nurse midwives; or physician’s assistants. [42 CFR 438.206(b)(2)]

The Contractor shall assess the PCP’s ability to meet AHCCCS appointment availability and other standards when determining the appropriate number of its members to be assigned to a PCP.  The Contractor should also consider the PCP’s total panel size (i.e. AHCCCS and non-AHCCCS patients) when making this determination.  AHCCCS members shall not comprise the majority of a PCP’s panel of patients.  AHCCCSA shall inform the Contractor when a PCP has a panel of more than 1,800 AHCCCS members (assigned by a single Contractor or multiple Contractors), to assist in the assessment of the size of their panel.  This information will be provided on a quarterly basis.  The Contractor will adjust the size of a PCP’s panel, as needed, for the PCP to meet AHCCCS appointment and clinical performance standards.

The Contractor shall have a system in place to monitor and ensure that each member is assigned to an individual PCP  and that the Contractor’s data regarding PCP assignments is current.  The Contractor is encouraged to assign members with complex medical conditions, who are age 12 and younger, to board certified pediatricians.  PCP’s, with assigned members diagnosed with AIDS  or as HIV positive, shall meet criteria and standards set forth in the AMPM.

To the extent required by this contract, the Contractor shall offer members freedom of choice within its network in selecting a PCP [42 CFR 438.6(m) and 438.52(d)].  The Contractor may restrict this choice when a member has shown an inability to form a relationship with a PCP, as evidenced by frequent changes, or when there is a medically necessary reason.  When a new member has been assigned to the Contractor, the Contractor shall inform the member in writing of his enrollment and of his PCP assignment within 10 days of the Contractor's receipt of notification of assignment by AHCCCSA.  The Contractor shall include with the enrollment notification a list of all the Contractor's available PCPs, the process for changing the PCP assignment, should the member desire to do so, as well as the information required in the ACOM Member Information  Policy.  The Contractor shall confirm any PCP change in writing to the member.  Members may make both their initial PCP selection and any subsequent PCP changes either verbally or in writing.

At a minimum, the Contractor shall hold the PCP  responsible for the following activities [42 CFR 438.208(b)(1)]:

a.             Supervision, coordination and provision of care to each assigned member;
b.             Initiation of referrals  for medically necessary specialty care;
c.             Maintaining continuity of care for each assigned member; and
d.             Maintaining the member’s medical record, including documentation of all services provided to the member by the PCP, as well as any specialty or referral  services.  Services potentially requiring medical follow up are the only dental services whose documentation must be included in the medical record.

The Contractor shall establish and implement policies and procedures to monitor PCP   activities and to ensure that PCPs are adequately notified of, and receive documentation regarding, specialty and referral  services provided to assigned members by specialty physicians, and other health care professionals.  Contractor policies and procedures shall be subject to approval by AHCCCSA, Division of Health Care Management, and shall be monitored through operational audits.

Contractors will work with AHCCCSA to develop a methodology to reimburse clinics for the homeless and school based clinics.  AHCCCSA and Contractors will identify coordination of care processes and reimbursement mechanisms.  The Contractor will be responsible for payment of these services directly to the clinics.

31.          MATERNITY CARE PROVIDER  STANDARDS

The Contractor shall ensure that a maternity  care provider is designated for each pregnant member for the duration of her pregnancy  and postpartum  care and that maternity services are provided in accordance with the AMPM.  The Contractor may include in its provider network the following maternity care providers:

a.             Arizona licensed allopathic and/or osteopathic physicians who are general practitioners or specialize in family practice or obstetrics
b.             Physician Assistants
c.             Nurse Practitioners
d.             Certified Nurse Midwives

Pregnant members may choose, or be assigned, a PCP  who provides obstetrical care.  Such assignment shall be consistent with the freedom of choice requirements for selecting health care professionals while ensuring that the continuity of care is not compromised.  Members who choose to receive maternity  services from a licensed midwife shall also be assigned to a PCP for medical care, as primary care is not within the scope of practice for licensed midwives.

All physicians and certified nurse midwives  who perform deliveries shall have OB hospital privileges or a documented hospital coverage agreement for those practitioners performing deliveries in alternate settings.  Licensed midwives perform deliveries only in the member’s home.  Labor and delivery services may also be provided in the member’s home by physicians, certified nurse practitioners  and certified nurse midwives who include such services within their practice.

32.          REFERRAL MANAGEMENT PROCEDURES AND STANDARDS

The Contractor shall have adequate written procedures regarding referrals  to specialists, to include, at a minimum, the following:

a.             Use of referral  forms clearly identifying the Contractor
b.             A system for resolving disputes regarding the referrals
c.             PCP  referral  shall be required for specialty physician services, except that women shall have direct access to in-network GYN providers, including physicians, physician assistants  and nurse practitioners  within the scope of their practice, without a referral for preventive and routine services [42 CFR 438.206(b)(2)].  In addition, for members with special health care needs determined to need a specialized course of treatment or regular care monitoring, the Contractor must have a mechanism in place to allow such members to directly access a specialist (for example through a standing referral or an approved number of visits) as appropriate for the member’s condition and identified needs.  Any waiver of this requirement by the
                Contractor must be approved in advance by AHCCCSA.
d.             Specialty physicians shall not begin a course of treatment for a medical condition other than that for which the member was referred, unless approved by the member’s PCP.
e.             A process in place that ensures the member's PCP  receives all specialist and consulting reports and a process to ensure PCP follow-up of all referrals  including EPSDT  referrals for behavioral health  services

f.              A referral  plan for any member who is about to lose eligibility and who requests information on low-cost or no-cost health care services
g.             Referral  to Medicare Managed Care Plan including payment of copayments
h.             Allow for a second opinion from a qualified health care professional within the network, or if one is not available in network, arrange for the member to obtain one outside the network, at no cost to the member
                [42 CFR 438.206(b)(3)].

The Contractor shall comply with all applicable physician referral  requirements and conditions defined in Sections 1903(s) and 1877 of the Social Security Act.  Upon finalization of the regulations, the Contractor shall comply with all applicable physician referral requirements and conditions defined in 42 CFR Part 411, Part 424, Part 435 and Part 455.  Sections 1903(s) and 1877 of the Act prohibits physicians from making referrals for designated health services to health care entities with which the physician or a member of the physician’s family has a financial relationship.  Designated health services include:

                a.             Clinical laboratory  services
                b.             Physical therapy services
                c.             Occupational therapy services
                d.             Radiology  services
                e.             Radiation therapy services and supplies
                g.             Durable medical equipment and supplies
                g.             Parenteral and enteral nutrients, equipment and supplies
                h.             Prosthetics, orthotics and prosthetic devices and supplies
                i.              Home health  services
                j.              Outpatient  prescription  drugs
                k.             Inpatient  and outpatient  hospital services

33.          APPOINTMENT STANDARDS

For purposes of this section, "urgent" is defined as an acute, but not necessarily life-threatening disorder, which, if not attended to, could endanger the patient’s health.  The Contractor shall have procedures in place that ensure the following standards are met:

a.             Emergency PCP  appointments - same day of request
b.             Urgent care PCP  appointments - within 2 days of request
c.             Routine care PCP  appointments - within 21 days of request

For specialty referrals, the Contractor shall be able to provide:

a.             Emergency  appointments -   within 24 hours of referral
b.             Urgent care appointments -   within 3 days of referral
c.             Routine care appointments -  within 45 days of referral

For dental  appointments, the Contractor shall be able to provide:

a.             Emergency  appointments -   within 24 hours of request
b.             Urgent care appointments -  within 3 days of request
c.             Routine care appointments - within 45 days of request

For maternity  care, the Contractor shall be able to provide initial prenatal  care appointments for enrolled pregnant members as follows:

a.             First trimester -              within 14 days of request

b.             Second trimester -          within 7 days of request
c.             Third trimester -             within 3 days of request
d.             High risk pregnancies -  within 3 days of identification of high risk by the Contractor or maternity care provider, or immediately if an emergency  exists

If a member needs non-emergent medically necessary transportation, the Contractor shall require its transportation provider to schedule the transportation so that the member arrives on time for the appointment, but no sooner than one hour before the appointment; does not have to wait more than one hour after making the call to be picked up; nor have to wait for more than one hour after conclusion of the appointment for transportation home.

The Contractor shall actively monitor the adequacy of its appointment processes and reduce the unnecessary use of alternative methods such as emergency  room visits [42 CFR 438.206(c)(1)(i)].  The Contractor shall actively monitor and ensure that a member's waiting time for a scheduled appointment at the PCP’s or specialist’s office is no more than 45 minutes, except when the provider is unavailable due to an emergency.

The Contractor shall have written policies and procedures about educating its provider network regarding appointment time requirements.  The Contractor must assign a specific staff member or unit within its organization to monitor compliance with appointment standards.  The Contractor must develop a corrective action plan when appointment standards are not met; if appropriate, the corrective action plan should be developed in conjunction with the provider [42 CFR 438.206(c)(1)(iv), (v) and (vi)].  Appointment standards shall be included in the Provider Manual. The Contractor is encouraged to include the standards in the provider subcontract.

34.          FEDERALLY QUALIFIED HEALTH CENTERS (FQHC) and RURAL HEALTH CLINICS (RHC)

The Contractor is encouraged to use FQHCs/RHCs in Arizona to provide covered services and must comply with the Federal mandates.  AHCCCS expects the contractors to negotiate rates of payment with FQHCs/RHCs for non-pharmacy services that are comparable to the rates paid to providers that provide similar services.

Contractors are required to submit member information for Title XIX  members for each FQHC/RHC  on a quarterly basis to the AHCCCSA Division of Health Care Management.  AHCCCSA will perform periodic audits of the member information submitted.  Contractors should refer to the AHCCCS Division of Health Care Management’s policy on FQHC/RHC reimbursement for further guidance.  The FQHCs/RHCs registered with AHCCCS are listed on the AHCCCS website (www.azahcccs.gov).

35.          PROVIDER  MANUAL

The Contractor shall develop, distribute and maintain a provider manual.  The Contractor shall ensure that each contracted provider is made aware of a website provider manual or, if requested, issued a hard copy of the provider manual and is encouraged to distribute a provider manual to any individual or group that submits claim and encounter  data.  The Contractor remains liable for ensuring that all providers, whether contracted or not, meet the applicable AHCCCS requirements such as covered services, billing, etc.  At a minimum, the Contractor's provider manual must contain information on the following:

a.             Introduction to the Contractor which explains the Contractor's organization and administrative structure
b.             Provider responsibility and the Contractor's expectation of the provider
c.             Overview of the Contractor's Provider Service department and function
d.             Listing and description of covered and non-covered services, requirements and limitations including behavioral health  services
e.             Emergency room utilization (appropriate and non-appropriate use of the emergency room)

f.              EPSDT  Services - screenings include a comprehensive history, developmental/behavioral health  screening, comprehensive unclothed physical examination, appropriate vision  testing, hearing testing, laboratory  tests, dental  screenings and immunizations.  EPSDT providers must document immunizations into ASIIS and enroll every year in the Vaccine for Children program.
g.             Dental  services
h.             Maternity/Family Planning  services
i.              The Contractor's policy regarding PCP  assignments
j.              Referrals  to specialists and other providers, including access to behavioral health  services provided by the
                ADHS/RBHA  system
k.             Grievance system process and procedures for providers and enrollees
l.              Billing and encounter  submission information
m.            Information about policies and procedures relevant to the providers including, but not limited to, utilization management and claims submission
n.             Reimbursement, including reimbursement for dual eligibles  (i.e. Medicare and Medicaid) or members with other insurance
o.             Cost sharing  responsibility
p.             Explanation of remittance advice
q.             Prior authorization  and notification requirements
r.              Claims medical review
s.             Concurrent review
t.              Fraud and Abuse
u.             Formulary information, including updates when changes occur, must be provided in advance to providers, including pharmacies.  The Contractor is not required to send a hard copy, unless requested, of the formulary each time it is updated.  A memo may be used to notify providers of updates and changes, and refer providers to view the updated formulary on the Contractor’s website.
v.             AHCCCS appointment standards
w.            Americans with Disabilities Act (ADA) requirements and Title VI, as applicable
x.             Eligibility verification
y.             Cultural competency information, including notification about Title VI of the Civil Rights Act of 1964.
                Providers should also be informed of how to access interpretation services to assist members who speak a language other the English or who use sign language.
z.             Peer review and appeal process.
aa.           Medication management services as described in Section D, Paragraph 12.
bb.          Information about a member’s right to be treated with dignity and respect as specified in 42 CFR 438.100.
cc.           Notification that the contractor has no policies which prevent the provider from advocating on behalf of the member.
dd.          Information on how to access or obtain Practice Guidelines and coverage criteria for authorization decisions.

36.          PROVIDER   REGISTRATION

The Contractor shall ensure that all of its subcontractors register with AHCCCSA as an approved service provider.  A Provider Participation Agreement must be signed by each provider who is not already an AHCCCS registered provider.  The original shall be forwarded to AHCCCSA.  This provider registration process must be completed in order for the Contractor to report services a subcontractor  renders to enrolled members and for the Contractor to be paid reinsurance.The National Provider Identifier (NPI) will be required on all claim submissions and subsequent encounters (from providers who are eligible for a NPI) effective for dates of service on or after May 23, 2007.  Contractors shall work with providers to obtain their NPI.

37.          SUBCONTRACTS

The Contractor shall be legally responsible for contract performance whether or not subcontracts are used [42 CFR 438.230(a) and 434.6(c)].  No subcontract  shall operate to terminate the legal responsibility of the Contractor to assure that all activities carried out by the subcontractor  conform to the provisions of this contract.  Subject to such conditions, any function required to be provided by the Contractor pursuant to this contract may be subcontracted to a qualified person or organization.  All such subcontracts must be in writing [42 CFR 438.6(L)].  See the ACOM Contractor Claims Processing by Health Plan Subcontracted Providers Policy.

All subcontracts entered into by the Contractor are subject to prior review and written approval by AHCCCS, Division of Health Care Management, and shall incorporate by reference the terms and conditions of this contract.  The following types of subcontracts shall be submitted to AHCCCS, Division of Health Care Management for prior approval at least 30 days prior to the beginning date of the subcontract:

a.             Delegated agreements that delegate:
                                1)             Any function related to the management of the contract with AHCCCS. Examples include quality management, medical management (e.g., prior authorization, concurrent review, medical claims review)
                                2)             Claims processing, including pharmacy claims.
                                3)             Credentialing including those for only primary source verification
b.             All Management Service Agreements
c.             All Service Level Agreements with any Division or Subsidiary of a corporate parent owner

The Contractor shall maintain a fully executed original of all subcontracts, which shall be accessible to AHCCCSA within two business days of request by AHCCCSA.   All requested subcontracts must have full disclosure of all terms and conditions and must fully disclose all financial or other requested information. Information may be designated as confidential but may not be withheld from AHCCCS as proprietary. Information designated as confidential may not be disclosed by AHCCCS without the prior written consent of the Contractor except as required by law.  All subcontracts shall comply with the applicable provisions of Federal and State laws, regulations and policies.

Before entering into a subcontract which delegates Contractor duties or responsibilities to a subcontractor, the Contractor must evaluate the prospective subcontractor’s ability to perform the activities to be delegated.  If the Contractor delegates duties or responsibilities such as utilization management or claims processing to a subcontractor, then the Contractor shall establish a written agreement that specifies the activities and reporting responsibilities delegated to the subcontractor.  The written agreement shall also provide for revoking delegation or imposing other sanctions if the subcontractor’s performance is inadequate.  In order to determine adequate performance, the Contractor shall monitor the subcontractor’s performance on an ongoing basis and subject it to formal review according to a periodic schedule.  The schedule for review shall be submitted to AHCCCSA, Division of Health Care Management for prior approval.   As a result of the performance review, any deficiencies must be communicated to the subcontractor in order to establish a corrective action plan.  The results of the performance review and the correction plan shall be communicated to AHCCCS upon completion. [42 CFR 438.230(b)]

The Contractor must submit annually (within 90 days from the start of the contract year) a statement whether any Contractor duties or responsibilities have been delegated to a subcontractor.  If duties or responsibilities have been delegated to a subcontractor, the Contractor must submit annually (within 90 days from the start of the contract year) a report listing the following:

                –Subcontractor’s name
                –Delegated duties and responsibilities
                –Most recent review date of the duties, responsibilities and financial position of the subcontractor
                –Next scheduled review date
                –Identified areas of deficiency

                –Contractor’s corrective action plan

The Contractor shall promptly inform AHCCCS, Division of Health Care Management, in writing if a subcontractor is in significant non-compliance that would affect their abilities to perform the duties and responsibilities of the subcontract.

The Contractor shall not include covenant-not-to-compete requirements in its provider agreements.  Specifically, the Contractor shall not contract with a provider and require that the provider not provide services for any other AHCCCS Contractor. In addition, except for cost sharing requirements, the Contractor shall not enter into subcontracts that contain compensation terms that discourage providers from serving any specific eligibility category.

The Contractor must enter into a written agreement with any provider (including out-of-state providers) the Contractor reasonably anticipates will be providing services at the request of the Contractor more than 25 times during the contract year [42 CFR 438.206(b)(1)].  Exceptions to this requirement include the following:

a.             If a provider who provides services more than 25 times during the contract year refuses to enter into a written agreement with the Contractor, the Contractor shall submit documentation of such refusal to AHCCCS,
                Division of Health Care Management within seven days of its final attempt to gain such agreement.
b.             If a provider performs emergency  services such as an emergency room physician or an ambulance company, a written agreement is not required.
c.             Individual providers as detailed in the AMPM.
d.             Hospitals, as discussed in Section D, Paragraph 40, Hospital Subcontracting and Reimbursement.
e.             If a provider primarily performs services in an inpatient setting.
f.              If upon the Medical Director’s review, it is determined that the Contractor or members would not benefit by adding the provider to the contracted network.

Any other exceptions to this requirement must be approved by AHCCCS, Division of Health Care Management.  If AHCCCS does not respond within 30 days, the requested exception is deemed approved.  The Contractor may request an expedited review and approval.

All subcontracts  must contain verbatim all the provisions of Attachment A, Minimum Subcontract Provisions.  In addition, each provider subcontract must contain the following [42 CFR 438.206(b)(1)]:

a.             Full disclosure of the method and amount of compensation or other consideration to be received by the subcontractor.
b.             Identification of the name and address of the subcontractor.
c.             Identification of the population, to include patient capacity, to be covered by the subcontractor.
d.             The amount, duration and scope of medical services to be provided, and for which compensation will be paid.
e.             The term of the subcontract  including beginning and ending dates, methods of extension, termination and re-
                negotiation.
f.              The specific duties of the subcontractor  relating to coordination of benefits and determination of third‑party liability.
g.             A provision that the subcontractor  agrees to identify Medicare and other third‑party liability coverage and to seek such Medicare or third party  liability payment before submitting claims to the Contractor.
h.             A description of the subcontractor's patient, medical, dental  and cost record keeping system.
i.              Specification that the subcontractor  shall cooperate with quality management/quality improvement programs, and comply with the utilization management and review procedures specified in 42 CFR Part 456, as specified in the AMPM.
j.              A provision stating that a merger, reorganization or change in ownership of a subcontractor  that is related to or affiliated with the Contractor shall require a contract amendment and prior approval of AHCCCSA.

k.             Procedures for enrollment or re‑enrollment of the covered population (may also refer to the Provider
                Manual).
l.              A provision that the subcontractor  shall be fully responsible for all tax obligations, Worker's Compensation
                Insurance, and all other applicable insurance coverage obligations which arise under this subcontract, for itself and its employees, and that AHCCCSA shall have no responsibility or liability for any such taxes or insurance coverage.
m.            A provision that the subcontractor  must obtain any necessary authorization from the Contractor or
                AHCCCSA for services provided to eligible and/or enrolled members.
n.             A provision that the subcontractor  must comply with encounter  reporting and claims submission requirements as described in the subcontract.
o.             Provision(s) that allow the Contractor to suspend, deny, refuse to renew or terminate any subcontractor in accordance with the terms of this contract and applicable law and regulation.
p.             A provision that the subcontractor may provide the member with factual information, but is prohibited from recommending or steering a member in the member’s selection of a Contractor.
q.             A provision that compensation to individuals or entities that conduct utilization management and concurrent review activities is not structured so as to provide incentives for the individual or entity to deny, limit or discontinue medically necessary services to any enrollee (42 CFR 438.210(e)).

38.          CLAIMS PAYMENT/HEALTH INFORMATION SYSTEM

The Contractor shall develop and maintain a health information system that collects, analyzes, integrates, and reports data.  The system shall provide information on areas including, but not limited to, service utilization, claim disputes and appeals. [42 CFR 438.242(a)]

The Contractor will ensure that changing or making major upgrades to the information systems affecting claims processing, or any other major business component, will be accompanied by a plan which includes a timeline, milestones, and adequate testing before implementation.  At least six months before the anticipated implementation date, the contractor shall provide the system change plan to AHCCCSA for review and comment.

The Contractor shall develop and maintain a claims payment  system capable of processing, cost avoiding and paying claims in accordance with A.R.S. §§ 36-2903 and 2904 and   AHCCCS Rules R9-28 Article 7.  This system must produce a remittance advice related to the Contractor’s payments to providers and must contain, at a minimum:
                –an adequate description of all denials and adjustments,
                –the reasons for such denials and adjustments,
                –the amount billed,
                –the amount paid,
                –application of COB and
                –provider rights for claim disputes.

The related remittance advice must be sent with the payment, unless the payment is made by electronic funds transfer (EFT).  The remittance advice sent related to an EFT must be mailed, or sent to the provider, no later than the date of the EFT.

The Contractor’s claims payment system, as well as its prior authorization  and concurrent review process, must minimize the likelihood of having to recoup already-paid claims.  Any individual recoupment in excess of $50,000 per provider within a contract year must be approved in advance by AHCCCSA, Division of Health Care Management, Acute Operations Unit.  If AHCCCS does not respond within 30 days, the recoupment request is deemed approved.  AHCCCS must be notified of any cumulative recoupment greater than $50,000 per provider Tax Identification Number per contract year.  A Contractor shall not recoup monies from a provider later than 12 months after the date of original payment on a clean claim, without prior approval from AHCCCSA, unless the recoupment is a result of fraud, reinsurance audit findings, data validation or audits conducted by the AHCCCSA Office of Program Integrity.

The Contractor is required to reimburse providers for previously recouped monies if the provider was subsequently denied payment by the primary insurer based on timely filing limits or lack of prior authorization and the member failed to disclose additional insurance coverage other than AHCCCS.

Unless a subcontract  specifies otherwise, Contractors with 50,000 or more members shall ensure that 95% of all clean claims are adjudicated within 30 days of receipt of the clean claim and 99% are adjudicated within 60 days of receipt of the clean claim.  Unless a subcontract specifies otherwise, Contractors with fewer than 50,000 members shall ensure that 90% of all clean claims are adjudicated within 30 days of receipt of the clean claim and 99% are adjudicated within 60 days of receipt of the clean claim.  Additionally, unless a shorter time period is specified in contract, the Contractor shall not pay a claim initially submitted more than 6 months after date of service or pay a clean claim submitted more than 12 months after date of service.  Claim payment requirements pertain to both contracted and non-contracted providers.  The receipt date of the claim is the date stamp on the claim or the date electronically received.  The receipt date is the day the claim is received at the Contractor’s specified claim mailing address.  The paid date of the claim is the date on the check or other form of payment. [42 CFR 447.45(d)] Claims submission deadlines shall be calculated from the date of service or the effective date of eligibility posting, whichever is later.  Remittance advices accompanying the Contractor's payments to providers must contain, at a minimum, adequate descriptions of all denials  and adjustments, the reasons for such denials and adjustments, the amount billed, the amount paid, and provider rights for claim dispute.

Effective for all non-hospital clean claims with dates of service October 1, 2004 and thereafter, in the absence of a contract specifying other late payment terms, Contractors are required to pay interest on late payments.  Late claims payments are those that are paid after 45 days of receipt of the clean claim (as defined in this contract).  In grievance situations, interest shall be paid back to the date interest would have started to accrue beyond the applicable 45 day requirement.  Interest shall be at the rate of ten per cent per annum, unless a different rate is stated in a written contract.  In the absence of interest payment terms in a subcontract, interest shall accrue starting on the first day after a clean claim is contracted to be paid.  For hospital clean claims, a slow payment penalty shall be paid in accordance with A.R.S. 2903.01.  When interest is paid, the Contractor must report the interest as directed in the Encounter Manual.

Contractors are required to accept HIPAA compliant electronic claims transactions from any provider interested and capable of electronic submission; and must be able to make claims payments via electronic funds transfer.  In addition, Contractors shall implement and meet the following milestone in order to make claims processing and payment more efficient and timely:

                –Receive and pay 50% of all claims (based on volume of actual claims excluding claims processed by
                  Pharmacy Benefit Managers (PBMs)) electronically by July 1, 2006

The Contractor shall submit a monthly Claims Dashboard as specified in the AHCCCS Claims Reporting Guide.  Beginning October 1, 2006, the Contractor shall submit:  1)  Claims Dashboard reporting claims received on a UB92 or 837I 2) Claims Dashboard reporting claims received on a CMS1500, dental claim form, 837P or 837D 3) Claims Dashboard combining all claims.  The Monthly report must be received by the AHCCCSA, Division of Healthcare Management, no later than 15 days from the end of each month.

39.          SPECIALTY CONTRACTS

AHCCCSA may at any time negotiate or contract on behalf of the Contractor and AHCCCSA for specialized hospital and medical services.  AHCCCSA will consider existing Contractor resources in the development and execution of specialty contracts.  AHCCCSA may require the Contractor to modify its delivery network to accommodate the provisions of specialty contracts.  Specialty contracts shall take precedence over, and supersede, existing and future subcontracts for services that are subject to specialty contracts.  AHCCCSA may consider waiving this requirement in particular situations if such action is determined to be in the best interest of the State; however, in no case shall reimbursement exceed that payable under the relevant AHCCCSA specialty contract.

During the term of specialty contracts, AHCCCSA may act as an intermediary between the Contractor and specialty contractors to enhance the cost effectiveness of service delivery.   Adjudication of claims related to such payments provided under specialty contracts shall remain the responsibility of the Contractor.  AHCCCSA may provide technical assistance prior to the implementation of any specialty contracts.

Currently, AHCCCSA only has specialty contracts for transplant services and anti-hemophilic agents and related pharmaceutical services.   AHCCCSA shall provide at least 60 days advance written notice to the Contractor prior to the implementation of any specialty contract.

40.          HOSPITAL SUBCONTRACTING  AND REIMBURSEMENT

Maricopa and Pima counties only:   Effective October 1, 2003, legislation authorizes the Inpatient Hospital Reimbursement Program (Program).  The Program is defined in the Arizona Revised Statutes (A.R.S.) 36-2905.01, and requires hospital subcontracts to be negotiated between contractors and hospitals in Maricopa and Pima counties to establish reimbursement levels, terms and conditions.  Subcontracts shall be negotiated by the Contractor and hospitals to cover operational concerns, such as timeliness of claims submission and payment, payment of discounts or penalties and legal resolution which may, as an option, include establishing arbitration procedures.  These negotiated subcontracts shall remain under close scrutiny by AHCCCSA to ensure availability of quality services within specific service districts, equity of related party  interests and reasonableness of rates.  The general provisions of this program encompass acute care hospital services and outpatient  hospital services that result in an admission.  The Contractor, upon request, shall make available to AHCCCSA, all hospital subcontracts and amendments.  For non-emergency patient-days, the Contractor shall ensure that at least 65% of its members use contracted hospitals.  AHCCCSA reserves the right to subsequently adjust the 65% standard.  Further, if in AHCCCSA’s judgment the number of emergency days at a particular non-contracted hospital becomes significant, AHCCCSA may require a subcontract  at that hospital. Pursuant to Section 6085 of the Federal Deficit Reduction Act, non-contracted providers of emergency services shall be paid no more than the AHCCCS Fee-for-Service rates.  Furthermore, in accordance with R9-22-718, unless otherwise negotiated by both parties, the reimbursement for inpatient services provided at a non-contracted hospital shall be based on the rates as defined in A.R.S. § 36-2903.01, multiplied by 95%.

All counties EXCEPT Maricopa and Pima:   The Contractor shall reimburse hospitals for member care in accordance with AHCCCS Rule R9-22-705.  The Contractor is encouraged to obtain subcontracts with hospitals in all GSA’s and must submit copies of these subcontracts, including amendments, to AHCCCSA, Division of Health Care Management.

Out-of-State Hospitals:  The Contractor shall reimburse out-of-state hospitals in accordance with AHCCCS Rule R9-22-705.  Contractors serving border communities (excluding Mexico) are strongly encouraged to establish contractual agreements with those out-of-state hospitals that are identified by GSA  in Attachment B.  For non-contracted out-of-state providers of emergency services, Contractors shall pay no more than the AHCCCS Fee-For-Service rates, pursuant to Section 6085 of the Federal Deficit Reduction Act.

Outpatient hospital services:   With passage of SB 1410 (Laws of 2004, Chapter 279), effective for dates of service on and after July 1, 2005, in absence of a contract, the default payment rate for outpatient hospital services billed on a UB-92 will be based on the AHCCCS outpatient hospital fee schedule, rather than a hospital-specific cost-to-charge ratio (pursuant to ARS 36-2904).

Hospital Recoupments:  The Contractor may conduct prepayment and post-payment medical reviews of all hospital claims including outlier claims.  Erroneously paid claims are subject to recoupment.  If the Contractor fails to identify lack of medical necessity through concurrent review and/or prepayment medical review, lack of medical necessity identified during post-payment medical review shall not constitute a basis for recoupment by the Contractor.  This prohibition does not apply to recoupments that are a result of an AHCCCS reinsurance  audit.  See also Section D, Paragraph 38, Claims Payment  System.  For a more complete description of the guidelines for hospital reimbursement, please consult the Bidder’s Library for applicable statutes and rules.

41.          NURSING FACILITY REIMBURSEMENT

The Contractor shall not deny nursing facility  services if the nursing facility is unable to obtain prior authorization  in situations where acute care eligibility and ALTCS eligibility overlap and the member is enrolled with an AHCCCS acute care contractor.  In such situations, the Contractor shall impose reasonable authorization requirements.  The Contractor's payment responsibility, described above, applies only in situations where the nursing facility has not been notified in advance of the member's enrollment with an AHCCCS acute care contractor.  When ALTCS eligibility overlaps AHCCCS acute care enrollment, the acute care enrollment takes precedence.  Although the member could be ALTCS eligible for this time period, there is no ALTCS enrollment that occurs on the same days as AHCCCS acute enrollment.

The Contractor shall provide medically necessary nursing facility  services for any member who has a pending ALTCS application, who is currently residing in a nursing facility and is eligible for services provided under this contract.  If the member becomes ALTCS eligible and is enrolled with an ALTCS Contractor before the end of the maximum 90 days per contract year of nursing facility coverage, the Contractor is only responsible for nursing facility coverage during the time the member is enrolled with the Contractor.  Nursing facility services, covered by a third party  insurer (including Medicare) while the member is enrolled with the Contractor, shall be applied to the 90 day per contract year limitation.

The Contractor shall notify the Assistant Director of the Division of Member Services in writing, when a member has been residing in a nursing facility  for 75 days.  This will allow AHCCCSA time to follow-up on the status of the ALTCS application process and to prepare for potential fee-for-service  coverage if the stay goes beyond the 90-day per contract year maximum.

42.          PHYSICIAN INCENTIVES/PAY FOR PERFORMANCE

Physician Incentives

Reporting of Physician Incentive Plans has been suspended by CMS until further notice.  No reporting is required until suspension is lifted.

The Contractor must comply with all applicable physician incentive requirements and conditions defined in 42 CFR 417.479.  These regulations prohibit physician incentive plans that directly or indirectly make payments to a doctor or a group as an inducement to limit or refuse medically necessary services to a member.  The Contractor is required to disclose all physician incentive agreements to AHCCCSA and to AHCCCS members who request them.

The Contractor shall not enter into contractual arrangements that place providers at significant financial risk as defined in CFR 417.479 unless specifically approved in advance by the AHCCCSA Division of Health Care Management.  In order to obtain approval, the following must be submitted to the AHCCCSA Division of Health Care Management 45 days prior to the implementation of the contract [42 CFR 438.6(g)]:

1.             A complete copy of the contract
2.             A plan for the member satisfaction survey

3.             Details of the stop-loss protection provided
4.             A summary of the compensation arrangement that meets the substantial financial risk definition.

The Contractor shall disclose to AHCCCSA the information on physician incentive plans listed in 42 CFR 417.479(h)(1) through 417.479(I) upon contract renewal, prior to initiation of a new contract, or upon request from AHCCCSA or CMS.  Please refer to the Physician Incentive Plan Disclosure by Contractors Policy in the Bidder’s Library for details on providing required disclosures.

The Contractor shall also provide for compliance with physician incentive plan requirements as set forth in 42 CFR 422.208, 422.210 and 438.6(h).  These regulations apply to contract arrangements with subcontracted entities that provide utilization management services.

Pay for PerformanceAny pay for performance that meets the requirements of 42 CFR 417.479 must be approved by AHCCCS Division of Health Care Management prior to implementation.

43.          MANAGEMENT SERVICES  AGREEMENT AND COST ALLOCATION PLAN

If a Contractor has subcontracted for management services, the management service agreement and the corporate cost allocation plan must be approved in advance by AHCCCSA, Division of Health Care Management.  The cost allocation plan must be submitted with the proposed management fee agreement.  AHCCCSA reserves the right to perform a thorough review of actual management fees charged and/or corporate allocations made.  If the fees or allocations actually paid out are determined to be unjustified or excessive, amounts may be subject to repayment to the Contractor.  In addition, sanctions  may be imposed.

44.          RESERVED

45.          MINIMUM CAPITALIZATION  REQUIREMENTS

In order to be considered for a contract award, the Offeror must meet a minimum capitalization requirement for each GSA  bid.  The capitalization requirement for both new and continuing offerors must be met within 30 days after contract award. [42 CFR 438.116]

Minimum capitalization requirements by GSA  are as follows:

Geographic Service Area (GSA)	Capitalization Requirement— New Contractors	Capitalization Requirement— Existing Contractors
Mohave/Coconino/Apache/Navajo	$4,400,000	$3,000,000
La Paz/Yuma	$3,000,000	$2,000,000
Maricopa	$5,000,000	$4,000,000
Pima/Santa Cruz	$4,500,000	$3,000,000
Cochise/Graham/ Greenlee	$2,150,000	$2,000,000
Pinal/Gila	$2,400,000	$2,000,000
Yavapai*	$1,600,000	$1,600,000

                *Yavapai’s minimum capitalization requirement for both new and existing offerors is limited to $150 times the estimated number of members.

New Offerors:  To be considered for a contract award in a given GSA  or group of GSA’s, a new offeror must meet the minimum capitalization requirements listed above.  The capitalization requirement is subject to a  $10,000,000 ceiling regardless of the number of GSA’s awarded.  This requirement is in addition to the

Performance Bond requirements defined in Paragraphs 46 and 47 below and must be met with cash with no encumbrances, such as a loan subject to repayment. The capitalization requirement may be applied toward meeting the equity per member requirement (see Section D, Paragraph 50, Financial Viability Standards/Performance Guidelines) and is intended for use in operations of the Contractor.

Continuing Offerors:  Continuing offerors that are bidding a county or GSA  in which they currently have a contract must meet the equity per member standard (see Section D, Paragraph 50, Financial Viability Standards/Performance Guidelines) for their current membership.  Continuing offerors that do not meet the equity standard must fund, through capital contribution, the necessary amount to meet the minimum capitalization requirement.  Continuing offerors that are bidding a new GSA must provide the additional capitalization for the new GSA they are bidding. The amount of the required capitalization for continuing offers may differ from that for new offerors due to size of the existing offerors current enrollment. (See the table of requirements by GSA above).

Continuing offerors will not be required to provide additional capitalization if they currently meet the equity per member standard with their existing membership and their excess equity is sufficient to cover the proposed additional members, or they have at least $10,000,000 in equity.

46.          PERFORMANCE BOND  OR BOND SUBSTITUTE

The Contractor shall be required to provide a performance bond of standard commercial scope issued by a surety company doing business in this State, an irrevocable letter of credit, or a cash deposit ("Performance Bond") to AHCCCSA for as long as the Contractor has AHCCCS-related liabilities of $50,000 or more outstanding, or 15 months following the effective date of this contract, whichever is later, to guarantee: (1) payment of the Contractor's obligations to providers, non-contracting providers, and non-providers; and (2) performance by the Contractor of its obligations under this contract [42 CFR 438.116(a)(1) and (b)(1)].  The Performance Bond shall be in a form acceptable to AHCCCSA as described in the ACOMPerformance Bond Policy available in the Bidder’s Library.

In the event of a default by the Contractor, AHCCCSA shall, in addition to any other remedies it may have under this contract, obtain payment under the Performance Bond or substitute security for the purposes of the following:

a.             Paying any damages sustained by providers, non-contracting providers and non-providers by reason of a breach of the Contractor's obligations under this contract,
b.             Reimbursing AHCCCSA for any payments made by AHCCCSA on behalf of the Contractor, and
c.             Reimbursing AHCCCSA for any extraordinary administrative expenses incurred by reason of a breach of the
                Contractor's obligations under this contract, including, but not limited to, expenses incurred after termination of this contract for reasons other than the convenience of the State by AHCCCSA.

In the event AHCCCSA agrees to accept substitute security in lieu of the Performance Bond, irrevocable letter of credit or cash deposit, the Contractor agrees to execute any and all documents and perform any and all acts necessary to secure and enforce AHCCCSA's security interest in such substitute security including, but not limited to, security agreements and necessary UCC filings pursuant to the Arizona Uniform Commercial Code.  In the event such substitute security is agreed to and accepted by AHCCCSA, the Contractor acknowledges that it has granted AHCCCSA a security interest in such substitute security to secure performance of its obligations under this contract.  The Contractor is solely responsible for establishing the credit-worthiness of all forms of substitute security.  AHCCCSA may, after written notice to the Contractor, withdraw its permission for substitute security, in which case the Contractor shall provide AHCCCSA with a form of security described above.  The Contractor may not change the amount, duration or scope of the performance bond without prior written approval from AHCCCSA, Division of Health Care Management.

The Contractor must request an annual acceptance from AHCCCSA when a substitute security in lieu of the performance bond, irrevocable letter of credit or cash deposit is established.

The Contractor shall not leverage the bond for another loan or create other creditors using the bond as security.

47.          AMOUNT OF PERFORMANCE BOND

The initial amount of the Performance Bond shall be equal to 80% of the total capitation  payment expected to be paid to the Contractor in the first month of the contract year, or as determined by AHCCCSA.  The total capitation amount shall include  delivery and hospital supplemental payments.  This requirement must be satisfied by the Contractor no later than 30 days after notification by AHCCCSA of the amount required.  Thereafter, AHCCCSA shall evaluate the enrollment statistics of the Contractor on a monthly basis to determine if the Performance Bond must be increased.  The Contractor shall have 30 days following notification by AHCCCSA to increase the amount of the Performance Bond.  The Performance Bond amount that must be maintained after the contract term shall be sufficient to cover all outstanding liabilities and will be determined by AHCCCSA.  The Contractor may not change the amount of the performance bond without prior written approval from AHCCCS, Division of Health Care Management.  Refer to the ACOM Performance Bond and Equity Per Member Policy for more details.

48.          ACCUMULATED FUND DEFICIT

The Contractor and its owners shall fund any accumulated fund deficit through capital contributions in a form acceptable to AHCCCSA within 30 days after receipt by AHCCCSA of the final audited financial statements, or as otherwise requested by AHCCCSA.  AHCCCSA may, at its option, impose enrollment caps in any or all GSA’s as a result of an accumulated deficit, even if unaudited.

49.          ADVANCES, DISTRIBUTIONS, LOANS  AND INVESTMENTS

The Contractor shall not, without the prior approval of AHCCCSA, make any advances, distributions, loans or loan guarantees to related parties or affiliates including another fund or line of business within its organization.  The Contractor shall not, without prior notification to AHCCCSA, make advances to its subcontractors in excess of $50,000.  All requests for prior approval and notifications are to be submitted to the AHCCCSA Division of Health Care Management.

50.          FINANCIAL VIABILITY STANDARDS / PERFORMANCE GUIDELINES

AHCCCSA has established financial viability standards/performance guidelines.  On a quarterly basis, AHCCCSA will review the following ratios with the purpose of monitoring the financial health of the Contractor. The two financial viability standards, the Current Ratio and Equity per Member, are the standards that best represent the financial solvency of the Contractor. Therefore, the Contractor must comply with these two financial viability standards.

AHCCCSA will also monitor the Medical Expense Ratio, the Administrative Cost Percentage, and the RBUC’s Days Outstanding.  These guidelines are analyzed as part of AHCCCSA’s due diligence in financial statement monitoring.  Sanctions  will not automatically be imposed if the Contractor does not meet these performance guidelines.  AHCCCSA takes into account Contractors’ unique programs for managing care and improving the heath status of members when analyzing medical expense and administrative ratio results.  However, if a critical combination of the Financial Viability Standards and Performance Guidelines are not met, or if a Contractor’s experience differs significantly from other Contractors’, additional monitoring, such as monthly reporting, may be required.

FINANCIAL VIABILITY STANDARDS

Current Ratio

Current assets divided by current liabilities. "Current assets" includes any long-term investments that can be converted to cash within 24 hours without significant penalty (i.e., greater than 20%).A request to include long-term investments that can be converted to cash within 24 hours in the current ratio calculation must be sent to AHCCCS, DHCM, within 30 days of the contract start date and within 30 days of contract renewal).

Standard: At least 1.00

If current assets include a receivable from a parent company, the parent company must have liquid assets that support the amount of the inter-company loan.

Equity per Member

Unrestricted equity, less on-balance sheet performance bond, divided by the number of non-SOBRA  Family Planning  Extension Services members enrolled at the end of the period.

Standard: At least $150 for Contractors with enrollment < 100,000
                              $100 for Contractors with enrollment of 100,000+

For purposes of this measurement, the equity will be measured according to the "Performance Bond and Equity per Member Requirements" policy effective October 1, 2007.

(Failure to meet this standard may result in an enrollment cap being imposed in any or all contracted GSAs.)

PERFORMANCE GUIDELINES

Medical Expense Ratio	Total medical expenses divided by the sum of total capitation + Delivery Supplement + Hospital Supplemental Payment +TPL+ Reinsurance + HIV/AIDS Supplement less premium tax Standard: At least 84%

Administrative Cost Percentage

Total administrative expenses  divided by the sum of total capitation  + Delivery Supplement + Hospital Supplemental Payment + TPL + Reinsurance  + HIV/AIDS Supplement less premium tax

Standard: No more than 10%

Received But Unpaid Claims (Days Outstanding)	Received but unpaid claims divided by the average daily medical expenses for the period, net of sub-capitation expense. Standard: No more than 30 days

51.          SEPARATE INCORPORATION

Within 60 days of contract award, a non-governmental contractor shall have established a separate corporation for the purposes of this contract, whose sole activity is the performance of contract function with AHCCCS.

52.          MERGER, REORGANIZATION AND CHANGE OF OWNERSHIP

A proposed merger, reorganization or change in ownership of the Contractor shall require prior approval of AHCCCSA and a subsequent contract amendment.  The Contractor must submit a detailed merger, reorganization and/or transition plan to AHCCCSA, Division of Health Care Management, for review.  The purpose of the plan review is to ensure uninterrupted services to members, evaluate the new entity's ability to support the provider network, ensure that services to members are not diminished and that major components of the organization and AHCCCS programs are not adversely affected by such merger, reorganization or change in ownership.

53.          COMPENSATION

The method of compensation under this contract will be Prior Period  Coverage (PPC) capitation, prospective capitation, delivery supplement, hospitalized supplement for Medical Expense Deduction  (MED)  members, HIV-AIDS supplement, reinsurance  and third party  liability, as described and defined within this contract and appropriate laws, regulations or policies.

Actuaries establish the capitation rates using practices established by the Actuarial Standards Board.  AHCCCS provides the following data to its actuaries to establish rates for the purposes of rebasing the capitation rates.

                a.             Utilization and unit cost data derived from reported encounters
                b.             Both Audited and unaudited financial statements reported by Contractors
                c.             Local market basket inflation trends
                d.             AHCCCS fee for service schedule pricing adjustments
                e.             Programmatic or Medicaid covered service changes that affect reimbursement
                f.              Additional administrative requirements for Contractors
                g.             Other changes to medical practices that affect reimbursement

AHCCCS adjusts its rates to best match payment to risk.  This further ensures the actuarial basis for the capitation rates.  The following risk factors will be included:

                a.             Reinsurance  (as described in Paragraph 57)
                b.             HIV/AIDS supplemental payment
                c.             Age/Gender for the 1931(b), SOBRA, KidsCare  and BCCTP  eligibility groups
                d.             Medicare enrollment for SSI  members
                e.             Delivery supplemental payment
                f.              Hospitalized supplemental payments for MED members
                g.             Geographic Service Area  adjustments
                h.             Risk sharing for Title XIX  Waiver  Group reimbursement (if applicable)
                i.              Risk sharing for PPC reimbursement
                j.              Member choice statistic for Title XIX  Waiver  Group
                k.             Member share of cost amounts

The above information is reviewed by AHCCCS’ actuaries in renewal years to determine if adjustments are necessary to maintain actuarially sound rates.  A Contractor may cover services for members that are not covered under the State Plan; however those services are not included in the data provided to actuaries for setting capitation rates [42 CFR 438.6(e)].  In addition to the above data used to review the appropriateness of capitation rates, during renewal years, AHCCCS may look at other factors that potentially impact appropriate reimbursement including the medical cost experience of members who exercise their right to choose a contractor upon initial enrollment versus those who are auto assigned to a contractor.

Prospective Capitation:   The Contractor will be paid capitation for all prospective member months, including partial member months.  This capitation includes the cost of providing medically necessary covered services to members during the prospective period coverage.

Prior Period  Coverage (PPC) Capitation:   Except for SOBRA Family Planning, KidsCare  and HIFA  Parents,the Contractor will be paid capitation for all PPC member months, including partial member months.  This capitation includes the cost of providing medically necessary covered services to members during prior period coverage.  The PPC capitation rates will be set by AHCCCSA and will be paid to the Contractor along with the prospective capitation described below.  Contractors will not receive PPC capitation for newborns of members who were enrolled at the time of delivery.

Reconciliation of PPC Costs to Reimbursement:  AHCCCSA will reconcile the Contractor’s PPC medical cost expenses to PPC capitation paid to the Contractor during the year.  This reconciliation will limit the Contractor’s profits and losses to 2%.  Any losses in excess of 2% will be reimbursed to the Contractor, and likewise, profits in excess of 2% will be recouped.  Encounter  data will be used to determine medical expenses.  Refer to the ACOM PPC Reconciliation Policy for further details.

Risk Sharing  for Title XIX  Waiver  Members:  Effective October 1, 2006, AHCCCSA will no longer reconcile the prospective Title XIX Waiver Member population (TWG).  The PPC TWG population will be reconciled with the PPC reconciliation referred to above.  Capitation rates will be adjusted where necessary.

Delivery Supplement:  When the Contractor has an enrolled woman who delivers during a prospective enrollment period, the Contractor will be entitled to a supplemental payment.  Supplemental payments will not apply to women who deliver in a prior period  coverage time period.  AHCCCSA reserves the right at any time during the term of this contract to adjust the amount of this payment for women who deliver at home. The delivery supplemental payment is not made if the hospitalized supplemental payment has already been paid.

Hospitalized Supplemental Payment: If an MED member is an inpatient  on the date of application for AHCCCS eligibility, and the date of application falls within the member’s eligibility period, the Contractor is entitled to a supplemental payment to help defray costs related to the inpatient stay.  The payment is a one-time supplement that is paid when the member is enrolled with the Contractor and is subject to review during the term of the contract.  If the member has Medicare Part A or other third party insurance coverage, they will not be eligible for the supplemental payment

HIV-AIDS Supplement:  On a quarterly basis, the Contractor shall submit to AHCCCSA, Division of Health Care Management, an unduplicated monthly count of members, by rate code, who are using approved HIV/AIDS drugs along with the supporting pharmacy  log.  The report shall be submitted, along with the quarterly financial reporting package, within 60 days after the end of each quarter.  AHCCCSA reserves the right to recoup any amounts paid for ineligible members as well as an associated penalty for incorrect encounter  reporting.  The approved HIV/AIDS drug list is located on the AHCCCS website at www.azahcccs.gov.

Refer to the ACOM Contractor HIV/AIDS Supplemental Payments Policyfor further details and requirements.

54.          PAYMENTS TO CONTRACTORS

Subject to the availability of funds, AHCCCSA shall make payments to the Contractor in accordance with the terms of this contract provided that the Contractor’s performance is in compliance with the terms and conditions of this contract.  Payment must comply with requirements of A.R.S. Title 36.  AHCCCSA reserves the option to make payments to the Contractor by wire or National Automated Clearing House Association (NACHA) transfer and will provide the Contractor at least 30 days notice prior to the effective date of any such change.

Where payments are made by electronic funds transfer, AHCCCSA shall not be liable for any error or delay in transfer or indirect or consequential damages arising from the use of the electronic funds transfer process.  Any charges or expenses imposed by the bank for transfers or related actions shall be borne by the Contractor.  Except for adjustments made to correct errors in payment, and as otherwise specified in this section, any savings remaining to the Contractor as a result of favorable claims experience and efficiencies in service delivery at the end of the contract term may be kept by the Contractor.

All funds received by the Contractor pursuant to this contract shall be separately accounted for in accordance with generally accepted accounting principles.

Except for funds received from the collection of permitted copayments  and third-party liabilities, the only source of payment to the Contractor for the services provided hereunder is the Arizona Health Care Cost Containment System Fund.  An error discovered by the State, with or without an audit, in the amount of fees paid to the Contractor will be subject to adjustment or repayment by AHCCCSA making a corresponding decrease in a current Contractor’s payment or by making an additional payment to the Contractor.  Whena contractor identifies an overpayment, AHCCCSA must be notified and reimbursed within 30 days of identification.

No payment due the Contractor by AHCCCSA may be assigned or pledged by the Contractor.  This section shall not prohibit AHCCCSA at its sole option from making payment to a fiscal agent hired by Contractor.

55.          CAPITATION  ADJUSTMENTS

Except for changes made specifically in accordance with this contract, the rates set forth in Section B shall not be subject to re-negotiation or modification during the contract period.  AHCCCSA may, at its option, review the effect of a program change and determine if a capitation adjustment is needed.  In these instances the adjustment will be prospective with assumptions discussed with the Contractor prior to modifying capitation rates.  The Contractor may request a review of a program change if it believes the program change was not equitable; AHCCCSA will not unreasonably withhold such a review.

If the Contractor is in any manner in default in the performance of any obligation under this contract, AHCCCSA may, at its option and in addition to other available remedies, adjust the amount of payment until there is satisfactory resolution of the default.  The Contractor shall reimburse AHCCCSA and/or AHCCCSA may deduct from future monthly capitation  for any portion of a month during which the Contractor was not at risk due to, for example:

a.             death of a member
b.             member’s incarceration (not eligible for AHCCCS benefits from the date of incarceration)
c.             duplicate capitation  to the same Contractor
d.             adjustment based on change in member’s contract type
e.             voluntary withdrawal

If a member is enrolled twice with the same Contractor, recoupment will be made as soon as the double capitation  is identified.  AHCCCSA reserves the right to modify its policy on capitation recoupments at any time during the term of this contract.

56.          INCENTIVES

AHCCCSA will be implementing an incentive program that utilizes financial and/or non-financial incentives to promote program quality.  AHCCCSA will use contractor clinical performance indicators in the development of an incentive program.  Examples of incentive programs are listed below.

Auto assignment algorithm:  Effective CYE ’07, AHCCCSA will adjust the auto assignment algorithm methodology to incorporate contractor’s clinical performance indicator results in the calculation of target percentages.  AHCCCSA will use the following performance indicators:

                Prenatal  Care in the First Trimester, measurement period CYE 2005, reported in CYE 2006
                Well-Child Visits 3-6 Years, measurement period CYE 2005, reported in CYE 2006

Administrative requirements:  AHCCCSA may elect to reduce Operational Financial Review (OFR) requirements for high performing contractors.

57.          REINSURANCE

Reinsurance  is a stop-loss program provided by AHCCCSA to the Contractor for the partial reimbursement of covered services, as described below, for a member with an acute medical condition beyond an annual deductible level.  AHCCCSA “self-insures” the reinsurance program through a deduction to capitation rates that is intended to be budget neutral.  Refer to the AHCCCSA Reinsurance Claims Processing Manual for further details on the Reinsurance Program.

Inpatient  Reinsurance

Inpatient  reinsurance  covers partial reimbursement of covered inpatient facility medical services.  See the table below for applicable deductible levels and coinsurance percentages.  The coinsurance percent is the rate at which AHCCCSA will reimburse the Contractor for covered inpatient  services incurred above the deductible.  The deductible is the responsibility of the Contractor.  Per diem rates paid for nursing facility  services provided within 30 days of an acute hospital stay, including room and board, provided in lieu of hospitalization for up to 90 days in any contract year shall be eligible for reinsurance  coverage.

The following table represents deductible and coinsurance levels:

	Annual Deductible*	Title XIX Waiver Group Annual Deductible
Statewide Plan Enrollment	Prospective Reinsurance	Prospective Reinsurance	Coinsurance

0-34,999	$20,000	$15,000	75%
35,000-49,999	$35,000	$15,000	75%
50,000 and over	$50,000	$15,000	75%

*applies to all members except for Title XIX  Waiver  Group, SSDI-TMCand SOBRA Family Planning members

a)  Prospective Reinsurance: This coverage applies to prospective enrollment periods.  The deductible level is based on the Contractor’s statewide AHCCCS acute care enrollment (not including SOBRA  Family Planning  Extension services) as of October 1st each contract year for all rate codes and counties, as shown in the table above.  AHCCCSA will adjust the Contractor’s deductible level at the beginning of a contract year if the Contractor’s enrollment changes to the next enrollment level.  A Contractor at the $35,000 or $50,000 deductible level may elect a lower deductible prior to the beginning of a new contract year.  These deductible levels are subject to change by AHCCCSA during the term of this contract.  Any change will have a corresponding impact on capitation rates.

b)  Prior Period  Coverage Reinsurance:  Effective October 1, 2006, AHCCCSA will no longer cover PPC inpatient  expenses under the reinsurance program for any members.

c)  Title XIX  Waiver  Members: A separate reinsurance  deductible for the Title XIX Waiver Group applies for the prospective  coverage time period.

Catastrophic Reinsurance

The reinsurance  program includes a special Catastrophic Reinsurance program. This program encompasses members diagnosed with hemophilia, von Willebrand’s Disease, and Gaucher’s Disease.    For additional detail and restrictions refer to the AHCCCS Reinsurance Claims Processing Manual and the AMPM.  There are no deductibles for catastrophic reinsurance cases.  All medically necessary covered services provided during the contract year shall be eligible for reimbursement at 85% of the AHCCCS allowed amount or the Contractor’s paid amount, depending on subcap code.  Reinsurance coverage for anti-hemophilic blood factors will be limited to 85% of the AHCCCS contracted amount or the Contractor’s paid amount, whichever is lower.  Capitation rates may be adjusted to reflect any cost savings resulting from the implementation of the AHCCCS anti-hemophilic blood factor contract.  All catastrophic claims are subject to medical review by AHCCCSA.

The Contractor shall notify AHCCCSA, Division of Health Care Management, Reinsurance  Unit, of cases identified for catastrophic reinsurance coverage within 30 days of (a) initial diagnosis, (b) enrollment with the Contractor, and (c) the beginning of each contract year.  Catastrophic reinsurance will be paid for a maximum 30-day retroactive period from the date of notification to AHCCCSA.  The determination of whether a case or type of case is catastrophic shall be made by the Director or designee based on the following criteria; 1) severity of medical condition, including prognosis; and 2) the average cost or average length of hospitalization and medical care, or both, in Arizona, for the type of case under consideration.

HEMOPHILIA:  Catastrophic reinsurance  coverage is available for all members diagnosed with Hemophilia (ICD9 codes 286.0, 286.1, 286.2).

VON WILLEBRAND’S DISEASE:  Catastrophic reinsurance  coverage is available for all members diagnosed with von Willebrand’s Disease who are non-DDAVP responders and dependent on Plasma Factor VIII.

GAUCHER’S DISEASE:  Catastrophic reinsurance  is available for members diagnosed with Gaucher’s Disease classified as Type I and are dependent on enzyme replacement therapy.

Transplants

This program covers members who are eligible to receive covered major organ and tissue transplantation  including bone marrow, heart, heart/lung, lung, liver, kidney, and other organ transplantation.  Bone grafts and cornea transplantation services are not eligible for transplant reinsurance  coverage but are eligible under the regular inpatient  reinsurance program.  Refer to the AMPM for covered services for organ and tissue transplants.   Reinsurance coverage for transplants is limited to 85% of the AHCCCS contract amount for the transplantation services rendered, or 85% of the Contractor’s paid amount, whichever is lower. The AHCCCS contracted transplantation rates may be found in the Bidder’s Library.  When a member is referred to a transplant facility for an AHCCCS-covered organ transplant, the Contractor shall notify AHCCCSA, Division of Health Care Management.

Other

For all reinsurance  case types other than transplants, Contractors will be reimbursed 100% for all medically necessary covered expenses provided in a contract year, after the reinsurance case reaches $650,000.

Encounter  Submission and Payments for Reinsurance

a)  Encounter  Submission:A Contractor shall prepare, review, verify, certify, and submit, encounters for consideration to AHCCCSA.  Upon submission, the Contractor certifies that the services listed were actually rendered.  The encounters must be submitted in the format prescribed by AHCCCSA. The Contractor must initiate and evaluate an encounter for probable 1st and 3rd party liability before submitting the encounter for reinsurance  consideration, unless the encounter involves underinsured or uninsured motorist liability insurance, 1st and 3rd party liability insurance or a tort feasor.

The Contractor must maintain evidence that costs incurred have been paid by the Contractor before submitting reinsurance  encounters.  This information is subject to AHCCCSA review.  Collections from 1st and 3rd parties should be reflected by the Contractor as reductions in the encounters submitted on a dollar-for-dollar basis.  For purposes of AHCCCSA reinsurance, payments made by Contractor-purchased reinsurance are not considered 1st and 3rd party collections.

All reinsurance  claims must reach a clean claim  status within fifteen months from the end date of service, or date of eligibility posting, whichever is later.  Encounters for reinsurance claims that have passed the fifteen month deadline and are being adjusted due to a claim dispute or hearing decision must be submitted and pass all encounter and reinsurance edits within 90 calendar days of the date of the claim dispute decision or hearing decision, whichever is applicable.  Failure to submit the encounter within this timeframe will result in the loss of any related reinsurance dollars.

b)  Encounter  Processing:  AHCCCSA will accept for processing only those encounters that are submitted directly by an AHCCCS Contractor and that comply with the AHCCCSA Encounter Reporting User Manual.

c)  Payment of Inpatient  and Catastrophic Reinsurance  Cases:  AHCCCSA will reimburse a Contractor for costs incurred in excess of the applicable deductible level, subject to coinsurance percentagesand Medicare/TPL payment, less any applicable quick pay discounts, slow payment penalties and interest.  Amounts in excess of the deductible level shall be paid based upon costs paid by the Contractor, minus the coinsurance and Medicare/TPL payment, unless the costs are paid under a subcapitated arrangement.  In subcapitated arrangements, the Administration shall base reimbursement of reinsurance encounters on the lower of the AHCCCS allowed amount or the reported health plan paid amount, minus the coinsurance and Medicare/TPL payment and applicable quick pay discounts, slow payment penalties and interest.  Reimbursement for these reinsurance  benefits will be made to the Contractor each month.

When a member with an annual enrollment  choice changes Contractors within a contract year, for reinsurance  purposes, all eligible inpatient  costs, nursing facility  costs and inpatient psychiatric costs incurred for that member will follow the member to the receiving contractor.  Therefore, all submitted encounters from the contractor the member is leaving (for dates of service within the current contract year) will be applied toward, but not exceed, the receiving contractor’s deductible level.  For further details regarding this policy and other reinsurance policies refer to the AHCCCS Reinsurance Claims Processing Manual.

d)  Payment of Transplant Reinsurance  Cases:   Reinsurance benefits are based upon the lower of the AHCCCS contract amount or the Contractor’s paid amount, subject to coinsurance percentages.  Effective for dates of service on or after October 1, 2004, Contractors are required to submit all supporting service encounters for transplant services.  Reinsurance payments will be linked to transplant encounter submissions.  Please refer to the AHCCCS Reinsurance Claims Processing Manual for the appropriate billing of transplant services. Reimbursement for these reinsurance benefits will be made to the Contractor each month.

Reinsurance  Audits

For CYE 2002, CYE 2003, CYE 2004, and CYE 2005, the Reinsurance Audit Process as described in contract is discontinued.  No audit related recoupments will be made on reinsurance payments made for services delivered in the above listed contract years.

Pre-Audit:Beginning in CYE 2006 medical audits on prospective and prior period coverage reinsurance cases will be conducted on a statistically significant random sample selected based on utilization trends. The Division of Health Care Management will select reinsurance cases based on encounter data received during the contract year to assure timeliness of the audit process. The Contractor will be notified of the documentation required for the medical audit.  For closed contracts, a 100% audit may be conducted.

Audit:  AHCCCSA will give the Contractor at least 45 days advance notice of any audit.  The Contractor shall have all requested medical records and financial documentation available to the nurse auditors.  Any documents not requested in advance by AHCCCSA shall be made available upon request of the Audit Team during the course of the audit.  The Contractor representative shall be available to the Audit Team at all times during AHCCCSA audit activities.  If an audit should be conducted on-site, the Contractor shall provide the Audit Team with workspace, access to a telephone, electrical outlets and privacy for conferences.

Audits may be completed without an on-site visit.  For these audits, the Contractor will be asked to send the required documentation to AHCCCSA.  The documentation will then be reviewed by AHCCCS.

Audit Considerations:  Reinsurance  consideration will be given to inpatient  facility contracts and hearing decisions rendered by the Office of Legal Assistance.  Pre-hearing and/or hearing penalties discoverable during the review process will not be reimbursed under reinsurance.

Per diem rates may be paid for nursing facility  and rehabilitation  services provided the services are rendered within 30 days of an acute hospital stay, including room and board, provided in lieu of hospitalization for up to 90 days in any contract year. The services rendered in these sub-acute settings must be of an acute nature and, in the case of rehabilitative or restorative services, steady progress must be documented in the medical record.

Audit Determinations:The Contractor will be furnished a copy of the Reinsurance  Post-Audit Results letter approximately 45 days after the audit and given an opportunity to comment and provide additional medical or financial documentation on any audit findings. AHCCCSA may limit reinsurance reimbursement to a lower or alternative level of care if the Director or designee determines that the less costly alternative could and should have been used by the Contractor. A recoupment of reinsurance reimbursements made to the Contractor may occur based on the results of the medical audit.
A Contractor whose reinsurance  case is reduced or denied shall be notified in writing by AHCCCSA and will be informed of rationale for reduction or denial  determination and the applicable grievance and appeal process available.

58.          COORDINATION OF BENEFITS / THIRD PARTY  LIABILITY

Pursuant to federal and state law, AHCCCSA is the payer of last resort.  This means AHCCCSA shall be used as a source of payment for covered services only after all other sources of payment have been exhausted.  The Contractor shall coordinate benefits in accordance with 42 CFR 433.135 et seq., ARS 36-2903, and A.A.C. R9-22-1001 et seq. so that costs for services otherwise payable by the Contractor are cost avoided or recovered from a liable first or third-party payer.  The Contractor may require subcontractors to be responsible for coordination of benefits for services provided pursuant to this contract.

The two methods used in the coordination of benefits are cost avoidance and post payment recovery.  The Contractor shall use these methods as described in A.A.C. R9-22-1001 et seq. and federal and state law.  See also Section D, Paragraph 60, Medicare Services and Cost Sharing.

Cost Avoidance:  The Contractor shall take reasonable measures to determine the legal liability of third parties who are liable to pay for covered services.  The Contractor shall cost-avoid a claim if it establishes the probable existence of a third party or has information that establishes that third party liability exists.  However, if the probable existence of third party liability cannot be established or third party liability benefits are not available to pay the claim at the time the claim is filed, the Contractor must process the claim.

If a third party insurer (other than Medicare) requires the member to pay any co-payment, coinsurance or deductible, the Contractor is responsible for making these payments, even if the services are provided outside of the Contractor network.  The Contractor is not responsible for paying coinsurance and deductibles that are in excess of what the Contractor would have paid for the entire service per a written contract with the provider performing the service, or the AHCCCS FFS payment equivalent.    If the Contractor refers the member for services to a third-party insurer,other than Medicare, and the insurer requires payment in advance of all co-payments, coinsurance and deductibles, the Contractor must make such payments in advance.

If the Contractor knows that the third party insurer will not pay the claim for a covered service due to untimely claim filing or as a result of the underlying insurance coverage (e.g. the service is not a covered benefit), the Contractor shall not deny the service, deny payment of the claim based on third party liability, or require a written denial letter if the service is medically necessary.  The Contractor shall communicate any known change in health insurance information, including Medicare, to AHCCCS Administration, Division of Member Services, not later than 10 days from the date of discovery using the approved AHCCCS correspondence.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.  If the Contractor does not know whether a particular service is covered by the third party, and the service is medically necessary, the Contractor shall contact the third party and determine whether or not such service is covered rather than requiring the member to do so.  In the event that the service is not covered by the third party, the Contractor shall arrange for the timely provision of the service.  (See also Section D, Paragraph 60, Medicare Services and Cost Sharing.)

The requirement to cost-avoid applies to all AHCCCS covered services.  For prenatal  care and preventive pediatric services, AHCCCS may require the Contractor to provide such service and then coordinate payment with the potentially liable third party  (“pay and chase”).  In emergencies, the Contractor shall provide the necessary services and then coordinate payment with the third-party payer.  The Contractor shall also provide medically necessary transportation  so the member can receive medical benefits.  Further, if a service is medically necessary, the Contractor shall ensure that its cost avoidance efforts do not prevent a member from receiving such service and that the member shall not be required to pay any coinsurance or deductibles for use of the other insurer’s providers.

Members with CRS condition:
A member with private insurance is not required to utilize CRSA. This includes members with Medicare whether they are enrolled in Medicare FFS or a Medicare Managed Care Plan. If the member uses the private insurance network or Medicare for a CRS covered condition, the Contractor is responsible for all applicable deductibles and copayments.  If the member is on Medicare, the AHCCCS Policy 201- Medicare Cost Sharing for Members in Traditional Fee for Service Medicare and Policy 202 - Medicare Cost Sharing for Members in Medicare Managed Care Plans shall apply. When the private insurance or Medicare is exhausted, or certain annual or lifetime limits are reached with respect to CRS covered conditions, the Contractor shall refer the member to CRSA for determination for CRS services. If the member with private insurance or Medicare chooses to enroll with CRS, CRS becomes the secondary payer responsible for all applicable deductibles and copayments. The Contractor is not responsible to provide services in instances when the CRS eligible member, who has no primary insurance or Medicare, refuses to receive CRS covered services through the CRS Program.  If the Contractor becomes aware that a member with a CRS covered condition refuses to participate in the CRS application process or refuses to receive services through the CRS Program, the member may be billed by the provider in accordance with AHCCCS regulations regarding billing for unauthorized services.

Post-payment Recoveries:  Post-payment recovery is necessary in cases where the Contractor was not aware of third-party coverage at the time services were rendered or paid for, or was unable to cost-avoid. The Contractor shall identify, through the use of trauma code edits, utilizing diagnostic codes 799.9 and 800 to 999.9 (excluding code 994.6), and other procedures.  The Contractor shall notify AHCCCSA’s authorized representative within 10 business days of the identification of a third-party liability case with reinsurance or fee-for service payments made by AHCCCS.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.  The Contractor shall identify all potentially liable third parties and pursue reimbursement from them except in the circumstances below.

The Contractor shall not pursue reimbursement in the following circumstances, unless the case has been referred to the Contractor by AHCCCSA or AHCCCSA’s authorized representative:

Uninsured/underinsured motorist insurance	Restitution Recovery
First-and third-party liability insurance	Worker’s Compensation
Tortfeasors, including casualty	Estate Recovery
Special Treatment Trust Recovery

The Contractor shall report any cases involving the above circumstances to AHCCCSA’s authorized representative should the Contractor identify such a situation.    The Contractor shall cooperate with AHCCCSA’s authorized representative in all collection efforts.  In joint cases involving both AHCCCS fee-for-service  or reinsurance  and the Contractor, AHCCCSA’s authorized representative is responsible for performing all research, investigation and payment of lien-related costs, subsequent to the referral  of any and all relevant case information to AHCCCSA’s authorized representative by the Contractor.  AHCCCSA’s authorized representative is also responsible for negotiating and acting in the best interest of all parties to obtain a reasonable settlement in joint cases and may compromise a settlement in order to maximize overall reimbursement, net of legal and other costs.  The Contractor will be responsible for their prorated share of the contingency fee.  The Contractor’s share of the contingency fee will be deducted from the settlement proceeds prior to AHCCCSA remitting the settlement to the Contractor.  For total plan cases involving only payments made by the Contractor, the Contractor is responsible for performing all research, investigation, the mandatory filing of initial liens on cases that exceed $250, lien amendments, lien releases, and payment of other related costs in accordance with A.R.S. 36-2915 and A.R.S. 36-2916. The Contractor shall use the AHCCCS approved casualty recovery correspondence when filing liens and when corresponding to others in regard to casualty recovery.  The Contractor may retain up to 100% of its third-party collections if all of the following conditions exist:

                a.             Total collections received do not exceed the total amount of the Contractor’s financial liability for the member;
                b.             There are no payments made by AHCCCS related to fee-for-service, reinsurance  or administrative costs (i.e. lien filing , etc.); and
                c.             Such recovery is not prohibited by state or Federal law.

Reporting:  The Contractor may be required to report the amount of third-party collections and cost avoidance.  In addition, upon AHCCCSA’s request, the Contractor shall provide an electronic extract of the Casualty cases, including open and closed cases.  Data elements include, but are not limited to: the member’s first and last name; AHCCCS ID; date of incident; claimed amount; paid/recovered amount; and case status.  The AHCCCSA TPL Section shall provide the format and reporting schedule for this information to the Contractor. Prior to negotiating a settlement on a total plan case, the Contractor shall notify AHCCCSA to ensure that there is no reinsurance or fee for service payments that have been made by AHCCCS.  For total plan cases, the contractor shall report settlement information to AHCCCS, utilizing the AHCCCS approved casualty recovery Notification of Settlement form, within 10 business days from the settlement date.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.

AHCCCSA will provide the Contractor, on an agreed upon schedule, with a complete file of all third-party coverage information (other than Medicare) for the purpose of updating the Contractor’s files.  The Contractor shall notify AHCCCSA of any known changes in coverage within deadlines and in a format prescribed by AHCCCSA.

Title XXI  (KidsCare), HIFA  Parents  and BCCTP:  Eligibility for KidsCare, HIFA Parents and BCCTP benefits require that the applicant/member not be enrolled with any other creditable health insurance plan.  If the Contractor becomes aware of any such coverage, the Contractor shall notify AHCCCSA immediately.   AHCCCSA will determine if the other insurance meets the creditable definition in A.R.S. 36-2982(G).

Contract Termination:  Upon termination of this contract, the Contractor will complete the existing third party  liability cases or make any necessary arrangements to transfer the cases to AHCCCSA’s authorized TPL representative.

59.          COPAYMENTS

Most of the AHCCCS members remain exempt from copayments while others are subject to an optional copayment.  Those populations exempt or subject to optional copayments may not be denied services for the inability to pay the copayment. [42 CFR 438.108]

Any copayments collected shall belong to the Contractor or its subcontractors.

Attachment L provides detail of the populations and their related copayment structure.

60.          MEDICARE SERVICES AND COST SHARING

AHCCCS has members enrolled who are eligible for both Medicaid and Medicare.  These members are referred to as “dual eligibles”.  Generally, Contractors are responsible for payment of Medicare coinsurance and/or deductibles for covered services provided to dual eligible members.  However, there are different cost sharing  responsibilities that apply to dual eligible members based on a variety of factors.  Unless prior approval is obtained from AHCCCSA, the Contractor must limit their cost sharing responsibility according to the ACOM Medicare Cost Sharing Policy.  The Contractor shall have no cost sharing obligation if the Medicare payment exceeds what the Contractor would have paid for the same service of a non-Medicare member.

When a person with Medicare who is also eligible for Medicaid (dual eligible) is in a medical institution that is funded by Medicaid for a full calendar month, the dual eligible person is not required to pay co-payments for their Medicare covered prescription medications for the remainder of the calendar year.  To ensure appropriate information is communicated for these members to the Center for Medicare and Medicaid Services (CMS), effective January 1, 2006 the Contractor must, using the approved form, notify the AHCCCS Member File Integrity Section (MFIS), via fax at (602) 253-4807 as soon as it determines that a dual eligible person is expected to be in a medical institution that is funded by Medicaid for a full calendar month, regardless of the status of the dual eligible person’s Medicare lifetime or annual benefits.  This includes:

                a.             Members who have Medicare part “B” only;
                b.             Members who have used their Medicare part “A” life time inpatient benefit;
                c.             Members who are in a continuous placement in a single medical institution or any combination of continuous placements in a medical institution.

For purposes of the medical institution notification, medical institutions are defined as acute hospitals, psychiatric hospital – Non IMD, psychiatric hospital – IMD,  residential treatment center – Non IMD, residential treatment center – IMD, skilled nursing facilities, and Intermediate Care Facilities for the Mentally Retarded.

61.          MARKETING

The Contractor shall submit all proposed marketing and outreach materials and events that will involve the general public to the AHCCCS Marketing Committee for prior approval in accordance with the ACOMMarketing Outreach and Incentives Policy. [42 CFR 438.104] The Contractor must have signed contracts with PCPs, specialists, dentists, and pharmacies in order for them to be included in marketing materials.

62.          CORPORATE COMPLIANCE

In accordance with A.R.S. Section 36-2918.01, all contractors are required to notify the AHCCCS, Office of Program Integrity (OPI) immediately of all suspected fraud or abuse.  The Contractor agrees to promptly (within ten business days of discovery) inform OPI in writing of instances of suspected fraud or abuse [42 CFR 455.1(a)(1)].  This shall include acts of suspected fraud or abuse that were resolved internally but involved AHCCCS funds, contractors or sub-contractors.

As stated in A.R.S. Section 13-2310, incorporated herein by reference, any person who knowingly obtains any benefit by means of false or fraudulent pretenses, representations, promises, or material omissions is guilty of a Class 2 felony.

The Contractor agrees to permit and cooperate with any onsite review.  A review by AHCCCS, OPI may be conducted without notice and for the purpose of ensuring program compliance.  The Contractor also agrees to respond to electronic, telephonic or written requests for information within the timeframe specified by AHCCCSA.

The Contractor shall be in compliance with 42 CFR 438.608.  The Contractor must have a mandatory compliance program, supported by other administrative procedures, that is designed to guard against fraud and abuse.  The Contractor shall have written criteria for selecting a Compliance Officer and a job description that clearly outlines the responsibilities and the authority of the position.  The Compliance Officer shall have the authority to access records and independently refer suspected member fraud, provider fraud and member abuse cases to AHCCCS, OPI or other duly authorized enforcement agencies.

Pursuant to the Deficit Reduction Act of 2005 (DRA) the contractor will not be entitled to payment for services unless they establish a compliance program which shall both prevent and detect suspected fraud or abuse and must include:

                1.             Written policies, procedures, and standards of conduct that articulate the organization’s commitment to and processes for complying with all applicable federal and state standards.
                2.             The written designation of a compliance committee who are accountable to the Contractor’s top management.
                3.             The Compliance Officer must be an onsite management official who reports directly to the
                                Contractor’s top management.  Any exceptions must be approved by AHCCCSA.
                4.             Effective training and education.
                5.             Effective lines of communication between the compliance officer and the organization’s employees.
                6.             Enforcement of standards through well-publicized disciplinary guidelines.
                7.             Provision for internal monitoring and auditing.
                8.             Provision for prompt response to problems detected.

                9.             A Compliance Committee which will be made up of, at a minimum, the Compliance Officer, a budgetary official and other executive officials with the authority to commit resources.  The
                                Compliance Committee will assist the Compliance Officer with monitoring, reviewing and assessing the effectiveness of the compliance program and timeliness of compliance reporting.
                10.           The Contractor must establish written policies for employees detailing:
                                                a. The federal False Claims Act provisions;
                                                b. The administrative remedies for false claims and statements;
                                                c. Any state laws relating to civil or criminal penalties for false claims and statements;
                                                d. The whistleblower protections under such laws.
                11.           The Contractor must establish A process for training existing staff and new hires on the compliance program and on the items in section 10.  All training must be conducted in such a manner that can be verified by AHCCCS.
                12.           The Contractor must require, through policies documented in the Provider Manual and subsequent contract amendments, that providers train their staff on the following aspects of the Federal False
                                Claims Act provisions;
                                                –The administrative remedies for false claims and statements;
                                                –Any state laws relating to civil or criminal penalties for false claims and statements;
                                                –The whistleblower protections under such laws.

The Contractor Provider Manual must be updated to include the requirements listed above on or before January 1, 2007.  Contracts must be amended according to the Contractor contract update schedule, but no later than April 1, 2007

The Contractor is required to research potential overpayments identified by AHCCCS, OPI.  After conducting a cost benefit analysis to determine if such action is warranted, the Contractor should attempt to recover any overpayments identified.  The AHCCCS OPI shall be advised of the final disposition of the research and advised of actions, if any, taken by the Contractor.

63.          RECORDS RETENTION

The Contractor shall maintain books and records relating to covered services and expenditures including reports to AHCCCSA and working papers used in the preparation of reports to AHCCCSA.  The Contractor shall comply with all specifications for record keeping established by AHCCCSA.  All books and records shall be maintained to the extent and in such detail as required by AHCCCS Rules and policies.   Records shall include but not be limited to financial statements, records relating to the quality of care, medical records, prescription  files and other records specified by AHCCCSA.

The Contractor agrees to make available, at all reasonable times during the term of this contract, any of its records for inspection, audit or reproduction by any authorized representative of AHCCCSA, State or Federal government.  The Contractor shall be responsible for any costs associated with the reproduction of requested information.

The Contractor shall preserve and make available all records for a period of five years from the date of final payment under this contract.  HIPAA related documents must be retained for a period of six years per 45 CFR 164.530(j).

If this contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of five years from the date of any such termination.  Records which relate to grievances, disputes, litigation or the settlement of claims arising out of the performance of this contract, or costs and expenses of this contract to which exception has been taken by AHCCCSA, shall be retained by the Contractor for a period of five years after the date of final disposition or resolution thereof.

65.          DATA EXCHANGE  REQUIREMENTS

The Contractor is authorized to exchange data with AHCCCSA relating to the information requirements of this contract and as required to support the data elements to be provided AHCCCSA in the formats prescribed by AHCCCSA and in formats prescribed by the Health Insurance Portability and Accountability Act  (HIPAA).  Details for the formats may be found in the draft HIPAA Transaction Companion Documents & Trading Partner Agreements, and in the AHCCCS Technical Interface Guidelines, available in the Bidder’s Library.

The information so recorded and submitted to AHCCCSA shall be in accordance with all procedures, policies, rules, or statutes in effect during the term of this contract.  If any of these procedures, policies, rules, regulations or statutes are hereinafter changed both parties agree to conform to these changes following appropriate notification to both parties by AHCCCSA.

The Contractor is responsible for any incorrect data, delayed submission or payment (to the Contractor or its subcontractors), and/or penalty applied due to any error, omission, deletion, or erroneous insert caused by Contractor-submitted data.  Any data that does not meet the standards required by AHCCCSA shall not be accepted by AHCCCSA.

The Contractor is responsible for identifying any inconsistencies immediately upon receipt of data from AHCCCSA.  If any unreported inconsistencies are subsequently discovered, the Contractor shall be responsible for the necessary adjustments to correct its records at its own expense.

The Contractor shall accept from AHCCCSA original evidence of eligibility and enrollment in a form appropriate for electronic data exchange.  Upon request by AHCCCSA, the Contractor shall provide to AHCCCSA updated date-sensitive PCP  assignments in a form appropriate for electronic data exchange.

The Contractor shall be provided with a Contractor-specific security code for use in all data transmissions made in accordance with contract requirements.  Each data transmission by the Contractor shall include the Contractor's security code.  The Contractor agrees that by use of its security code, it certifies that any data transmitted is accurate and truthful, to the best of the Contractor's Chief Executive Officer, Chief Financial Officer or designee’s knowledge [42 CFR 438.606].  The Contractor further agrees to indemnify and hold harmless the State of Arizona and AHCCCSA from any and all claims or liabilities, including but not limited to consequential damages, reimbursements or erroneous billings and reimbursements of attorney fees incurred as a consequence of any error, omission, deletion or erroneous insert caused by the Contractor in the submitted input data.  Neither the State of Arizona nor AHCCCSA shall be responsible for any incorrect or delayed payment to the Contractor’s AHCCCS services providers (subcontractors) resulting from such error, omission, deletion, or erroneous input data caused by the Contractor in the submission of AHCCCS claims.

The costs of software changes are included in administrative costs paid to the Contractor.  There is no separate payment for software changes.  A PMMIS systems contact will be assigned after contract award.  AHCCCSA will work with the contractors as they evaluate Electronic Data Interchange options.

Health Insurance Portability and Accountability Act  (HIPAA):  The Contractor shall comply with the Administrative Simplification requirements of Subpart F of the HIPAA of 1996 (Public Law 107-191, 110 Statutes 1936) and all Federal regulations implementing that Subpart that are applicable to the operations of the Contractor by the dates required by the implementing Federal regulations.

65.          ENCOUNTER  DATA REPORTING

The accurate and timely reporting of encounter  data is crucial to the success of the AHCCCS program.  AHCCCSA uses encounter data to pay reinsurance  benefits, set fee-for-service  and capitation  rates, determine disproportionate share payments to hospitals, and to determine compliance with performance standards.  The

Contractor shall submit encounter data to AHCCCSA for all services for which the Contractor incurred a financial liability and claims for services eligible for processing by the Contractor where no financial liability was incurred, including services provided during prior period  coverage.  This requirement is a condition of the CMS grant award.  [42 CFR 438.242(b)(1)]

A Contractor shall prepare, review, verify, certify, and submit, encounters for consideration to AHCCCSA.  Upon submission, the Contractor certifies that the services listed were actually rendered [42 CFR 455.1(a)(2)].  The encounters must be submitted in the format prescribed by AHCCCSA.

Encounter  data must be provided to AHCCCSA by electronic media and should be received by AHCCCSA no later than 240 days after the end of the month in which the service was rendered, or the effective date of the enrollment with the Contractor, whichever date is later.  Requirements for encounter data are described in the AHCCCSA Encounter Manualand theAHCCCSA Encounter Companion Document.  The Encounter Submission Requirements are included herein as Attachment I.  Refer to Paragraph 64, Data Exchange Requirements, for further information.

An Encounter  Submission Tracking Report must be maintained and made available to AHCCCSA upon request.  The Tracking Report’s purpose is to link each claim to an adjudicated or pended encounter returned to the Contractor.  Further information regarding the Encounter Submission Tracking Report may be found in The AHCCCSA Encounter Reporting User’s Manual.

Twice each month AHCCCSA provides the Contractor with full replacement files containing provider and medical procedure coding information.  These files should be used to assist the Contractor in accurate Encounter  Reporting.  Refer to Paragraph 64, Data Exchange Requirements, for further information.

66.          ENROLLMENT  AND CAPITATION  TRANSACTION UPDATES

AHCCCSA produces daily enrollment transaction updates identifying new members and changes to members' demographic, eligibility and enrollment data, which the Contractor shall use to update its member records.  The daily enrollment transaction update, which is run prior to the monthly enrollment and capitation transaction update, is referred to as the "last daily" and will contain all rate code  changes made for the prospective month, as well as any new enrollments and disenrollments.

AHCCCSA also produces a daily Manual Payment Transaction, which identifies enrollment or disenrollment  activity that was not included on the daily enrollment transaction update due to internal edits.  The Contractor shall use the Manual Payment Transaction in addition to the daily enrollment transaction update to update its member records.

A weekly capitation transaction will be produced to provide contractors with member-level capitation payment information.  This file will show changes to the prospective capitation payments, as sent in the monthly file, resulting from enrollment changes that occur after the monthly file is produced.  This file will also identify mass adjustments to and/or manual capitation payments that occurred at AHCCCS after the monthly file is produced.

The monthly enrollment and monthly capitation transaction updates are generally produced two days before the end of every month.  The update will identify the total active population for the Contractor as of the first day of the next month.  These updates contain the information used by AHCCCSA to produce the monthly capitation  payment for the next month.  The Contractor will reconcile their member files with the AHCCCS monthly update.  After reconciling the monthly update information, the Contractor resumes posting daily updates beginning with the last two days of the month.  The last two daily updates are different from the regular daily updates in that they pay and/or recoup capitation into the next month.  If the Contractor detects an error through the monthly update process, the Contractor shall notify AHCCCSA, Division of Health Care Management.

Refer to Paragraph 64, Data Exchange Requirements, for further information.

67.          PERIODIC REPORT REQUIREMENTS

AHCCCSA, under the terms and conditions of its CMS grant award, requires periodic reports, encounter  data, and other information from the Contractor.  The submission of late, inaccurate, or otherwise incomplete reports shall constitute failure to report subject to the penalty provisions described in this contract.

Standards applied for determining adequacy of required reports are as follows [42 CFR 438.242(b)(2)]:

                a.   Timeliness:                       Reports or other required data shall be received on or before scheduled due dates.
                b.  Accuracy:                        Reports or other required data shall be prepared in strict conformity with appropriate authoritative sources and/or AHCCCS defined standards.
                c.  Completeness:                 All required information shall be fully disclosed in a manner that is both responsive and pertinent to report intent with no material omissions.

AHCCCS requirements regarding reports, report content and frequency of submission of reports are subject to change at any time during the term of the contract.  The Contractor shall comply with all changes specified by AHCCCSA.

The Contractor shall be responsible for continued reporting beyond the term of the contract.  For example, processing claims and reporting encounter  data will likely continue beyond the term of the contract because of lag time in filing source documents by subcontractors.

The Contractor shall comply with all financial reporting requirements contained in the Reporting Guide for Acute Health Care Contractors with the Arizona Health Care Cost Containment System, a copy of which may be found in the Bidder’s Library.  The required reports, which are subject to change during the contract term, are summarized in Attachment F, Periodic Report Requirements.

68.          REQUESTS FOR INFORMATION

AHCCCSA may, at any time during the term of this contract, request financial or other information from the Contractor.  Responses shall fully disclose all financial or other information requested.  Information may be designated as confidential but may not be withheld from AHCCCS as proprietary.  Information designated as confidential may not be disclosed by AHCCCS without the prior written consent of the Contractor except as required by law.  Upon receipt of such written requests for information, the Contractor shall provide complete information as requested no later than 30 days after the receipt of the request unless otherwise specified in the request itself.

69.          DISSEMINATION OF INFORMATION

Upon request, the Contractor shall assist AHCCCSA in the dissemination of information prepared by AHCCCSA or the Federal government to its members.  The cost of such dissemination shall be borne by the Contractor.  All advertisements, publications and printed materials that are produced by the Contractor and refer to covered services shall state that such services are funded under contract with AHCCCSA.

70.          OPERATIONAL AND FINANCIAL READINESS REVIEWS

AHCCCSA may conduct Operational and Financial Readiness Reviews on all contractors and will, subject to the availability of resources, provide technical assistance as appropriate.  The Readiness Reviews will be conducted prior to the start of business. The purpose of Readiness Reviews is to assess new Contractors' readiness and ability to provide covered services to members at the start of the contract year and current Contractors’ readiness to expand to new geographic service areas.  A new Contractor will be permitted to commence operations only if the Readiness Review factors are met to AHCCCSA's satisfaction.

71.          OPERATIONAL AND FINANCIAL REVIEWS

In accordance with CMS requirements, AHCCCSA, or an independent external agent, will conduct annual Operational and Financial Reviews for the purpose of (but not limited to) ensuring operational and financial program compliance [42 CFR 438.204].  The reviews will identify areas where improvements can be made and make recommendations accordingly, monitor the Contractor's progress towards implementing mandated programs and provide the Contractor with technical assistance if necessary.  The Contractor shall comply with all other medical audit provisions as required by AHCCCS Rule R9-22-521 and R9-31-521.

The type and duration of the Operational and Financial Review will be solely at the discretion of AHCCCSA.  Except in cases where advance notice is not possible or advance notice may render the review less useful, AHCCCSA will give the Contractor at least three weeks advance notice of the date of the on-site review.  In preparation for the on-site Operational and Financial Reviews, the Contractor shall cooperate fully with AHCCCSA and the AHCCCSA Review Team by forwarding in advance such policies, procedures, job descriptions, contracts, logs and other information that AHCCCSA may request.  The Contractor shall have all requested medical records on-site.  Any documents, not requested in advance by AHCCCSA, shall be made available upon request of the Review Team during the course of the review.  The Contractor personnel, as identified in advance, shall be available to the Review Team at all times during AHCCCSA on-site review activities.  While on-site, the Contractor shall provide the Review Team with workspace, access to a telephone, electrical outlets and privacy for conferences.  Certain documentation submission requirements may be waived at the discretion of AHCCCSA, if the Contractor has obtained accreditation from NCQA, JCAHO or any other nationally recognized accrediting body.  The Contractor must submit the entire accreditation report to AHCCCSA for such waiver consideration.

The Contractor will be furnished a draft copy of the Operational and Financial Review Report and given an opportunity to comment on any review findings prior to AHCCCSA publishing the final report.  Operational and Financial Review findings may be used in the scoring of subsequent bid proposals by that Contractor.  Recommendations, made by the Review Team to bring the Contractor into compliance with Federal, State, AHCCCS, and/or contract  requirements, must be implemented by the Contractor.  AHCCCSA may conduct a follow-up Operational and Financial Review to determine the Contractor's progress in implementing recommendations and achieving program compliance.  Follow-up reviews may be conducted at any time after the initial Operational and Financial Review.

The Contractor shall not distribute or otherwise make available the Operational and Financial Review Tool, draft Operational and Financial Review Report nor final report to other AHCCCS Contractors.

AHCCCSA may conduct an Operational and Financial Review in the event the Contractor undergoes a merger, reorganization, change in ownership or makes changes in three or more key staff positions within a 12-month period.

AHCCCSA may request, at the expense of the Contractor, to conduct on-site reviews of functions performed at out-of-state locations.  AHCCCSA will coordinate travel arrangements and accommodations with the Contractor at their request.

72.          SANCTIONS

AHCCCSA may impose monetarysanctions, suspend, deny, refuse to renew, or terminate this contract or any related subcontracts in accordance with AHCCCS Rules R9-22-606, ACOM Sanctions Policy and the terms of this contract and applicable Federal or State law and regulations.  [42 CFR 422.208, 42 CFR 438.700, 702, 704 and 45 CFR 92.36(i)(1)]  Written notice will be provided to the Contractor specifying the sanction to be imposed, the grounds for such sanction and either the length of suspension or the amount of capitation  prepayment to be withheld.  The Contractor may dispute the decision to impose a sanction in accordance with the process outlined in A.A.C. 9-34-401 et seq.  Intermediate sanctions  may be imposed, but are not limited to the following actions:

a.             Substantial failure to provide medically necessary services that the Contractor is required to provide under the terms of this contract to its enrolled members.
b.             Imposition of premiums or charges in excess of the amount allowed under the AHCCCS 1115 Waiver.
c.             Discrimination among members on the basis of their health status of need for health care services.
d.             Misrepresentation or falsification of information furnished to CMS or AHCCCSA.
e.             Misrepresentation or falsification of information furnished to an enrollee, potential enrollee, or provider.
f.              Failure to comply with the requirement for physician incentive plan as delineated in Paragraph 42.
g.             Distribution directly, or indirectly through any agent or independent contractor, of marketing materials that have not been approved by AHCCCSA or that contain false or materially misleading information.
h.             Failure to meet AHCCCS Financial Viability Standards.
i.              Material deficiencies in the Contractor’s provider network.
j.              Failure to meet quality of care and quality management requirements.
k.             Failure to meet AHCCCS encounter  standards.
l.              Violation of other applicable State or Federal laws or regulations.
m.            Failure to fund accumulated deficit in a timely manner.
n.             Failure to increase the Performance Bond in a timely manner.
o.             Failure to comply with any provisions contained in this contract.
p.             Failure to report third party liability cases as described in Paragraph 58.

AHCCCSA may impose the following types of intermediate sanctions:

a.             Civil monetary penalties
b.             Appointment of temporary management for a Contractor as provided in 42 CFR 438.706 and
                A.R.S. §36-2903 (M).
c.             Granting members the right to terminate enrollment without cause and notifying the affected members of their right to disenroll [42 CFR 438.702(a)(3)].
d.             Suspension of all new enrollment, including auto assignments after the effective date of the sanction.
e.             Suspension of payment for recipients enrolled after the effective date of the sanction until CMS or
f.              HCCCSA is satisfied that the reason for imposition of the sanction no longer exists and is not likely to recur.
g.             Additional sanctions  allowed under statue or regulation that address areas of noncompliance.

Cure Notice Process:  Prior to the imposition of a sanction for non-compliance, AHCCCSA may provide a written cure notice  to the Contractor regarding the details of the non-compliance.  The cure notice will specify the period of time during which the Contractor must bring its performance back into compliance with contract requirements.  If, at the end of the specified time period, the Contractor has complied with the cure notice requirements, AHCCCSA will take no further action.  If, however, the Contractor has not complied with the cure notice requirements, AHCCCSA may proceed with the imposition of sanctions. Refer to theACOMSanctions  Policy for details.

73.          BUSINESS CONTINUITY AND RECOVERY PLAN

The Contractor shall adhere to all elements of the ACOM Business Continuity and Recovery Plan  Policy.  The Contractor shall develop a Business Continuity and Recovery Plan to deal with unexpected events that may affect its ability to adequately serve members. This plan shall, at a minimum, include planning and training for:

                –Electronic/telephonic failure at the Contractor's main place of business
                –Complete loss of use of the main siteand satellite offices out of state
                –Loss of primary computer system/records
                –Communication between the Contractor and AHCCCSA in the event of a business disruption
                –Periodic Testing

The Business Continuity and Recovery Plan  shall be updated annually.  The Contractor shall submit a summary of the plan as specified in the ACOM Business Continuity and Recovery Plan Policy 15 days after the start of the contract year.  All key staff shall be trained and familiar with the Plan.

74.          TECHNOLOGICAL ADVANCEMENT

Contractors must have a website with links to the following information:

                1.             Formulary
                2.             Provider manual
                3.             Member handbook
                4.             Provider listing
                5.             When available, Member and Provider Survey Results
                6.             Performance Measure Results

Contractors must be able to perform the following functions electronically:

                1.             Enrollment Verification
                2.             Claims inquiry
                3.             Accept HIPAA compliant electronic claims transactions (See paragraph 38)
                4.             Make Claims payments via electronic funds transfer (See paragraph 38)

Contractors must also provide searchable provider directories on their web site.  Web based directories must include the following search functions and must be updated at least monthly, if necessary:

                1.             Name
                2.             Specialty/Service
                3.             Languages spoken by Practitioner
                4.             Office locations (e.g. county, city or zip code)

Use of Website:  Contractors are required to post their clinical performance indicators compared to AHCCCS standard and statewide averages on their website.  In addition, AHCCCSA will post contractor performance indicators on its website.

Arizona Health-e Connection

AHCCCS supports the Governor executive order # 2005-25 on Arizona Health-e Connection Roadmap. This executive order directs the development of an electronic health information data exchange (HIE) of personal health information between providers, payers and members and the deployment of necessary health information technology to facilitate electronic health records in provider offices.

AHCCCS will develop a unified approach for AHCCCS health plans and program contractors to meet the goal of the executive order and to connect AHCCCS, AHCCCS Contractors, ancillary subcontractors and registered providers into a common web based electronic health information data exchange that will meet the standards established by State and Federal governments. AHCCCS health plans and program contractors will cooperate in assisting AHCCCS with developing the Health-e project plan and shall implement required data exchange interfaces as required to meet the goals of the Governor's executive order.

CMS will provide grants to state Medicaid agencies to support development of IT infrastructure and applications to achieve the goal of health information data exchange. AHCCCS Contractors will be required to:

                1)             Encourage lab, pharmacy and ancillary subcontractors to develop common electronic interfaces for the exchange of data in standard file formats.

                2)             AHCCCS may issue Minimum Subcontract language that will require subcontractors to participate in the e-Health Initiative. Contractors must amend all provider subcontracts to include the amended Minimum Subcontract provisions within six (6) months of issuance.

                3)             Contractors will cooperate in passing on any AHCCCS professional fee or facility reimbursement rate adjustments to primary care providers, nursing facility contractor, hospitals and any other providers determined by AHCCCS to be eligible for reimbursement for participation in the health information data exchange.

AHCCCS will continually work to enhance the functionality of the health information exchange and web based applications. AHCCCS health plan and program contractors are expected to deploy upgrades and enhancements as necessary to contracted providers.

75.          PENDING LEGISLATIVE / OTHER ISSUES

The following constitute pending items that may be resolved after the issuance of this contract.  Any program changes due to the resolution of the issues will be reflected in future amendments to the contract.  Capitation rates may also be adjusted to reflect the financial impact of program changes.

1115 Waiver Changes:

AHCCCS is in negotiations with CMS to renew the 1115 waiver that enables AHCCCS to operate a mandatory managed care program.  These negotiations may result in changes to the program.  AHCCCS will either amend the contract or incorporate changes in policies incorporated in the contract by reference.

76.          BALANCED BUDGET ACT OF 1997 (BBA)

In August 2002, CMS issued final regulations for the implementation of the BBA.  AHCCCS continues to review all areas of the regulations to ensure full compliance with the BBA; however, there are some issues that may require further clarification from CMS.  Any program changes due to the resolution of the issues will be reflected in amendments to the contract.  Capitation rates may also be adjusted to reflect the financial impact of the program changes.

77.          RESERVED

78.          MEDICARE MODERNIZATION ACT (MMA)

The Medicare Modernization Act of 2003 created a prescription drug benefit called Medicare Part D for individuals who are eligible for Medicare Part A and/or enrolled in Medicare Part B.  Beginning January 1, 2006, AHCCCS no longer covers prescription drugs that are covered under Part D for dual eligible members.

AHCCCS will not cover prescription drugs for this population whether or not they are enrolled in Medicare Part D.  Capitation rates reflect this coverage.

Drugs Excluded from Medicare Part D:  AHCCCS does cover those drugs ordered by a PCP, attending physician, dentist or other authorized prescriber and dispensed under the direction of a licensed pharmacist subject to limitations related to prescription supply amounts, contractor formularies and prior authorization requirements if they are excluded from Medicare Part D coverage.  Medications that are covered by Part D, but are not on a specific Part D Health Plan’s formulary are not considered excluded drugs and will not be covered by AHCCCS.

As the Medicare Modernization Act is fully implemented, there may be required changes to business practices of AHCCCS and contractors or the contract.  AHCCCS will identify potential impacts and work with contractors to implement necessary program changes.

[END OF SECTION D]

SECTION E: CONTRACT CLAUSES

1)            APPLICABLE LAW

Arizona Law  - The law of Arizona applies to this contract including, where applicable, the Uniform Commercial Code, as adopted in the State of Arizona.

Implied Contract Terms  - Each provision of law and any terms required by law to be in this contract are a part of this contract as if fully stated in it.

2)            AUTHORITY

This contract is issued under the authority of the Contracting Officer who signed this contract.  Changes to the contract, including the addition of work or materials, the revision of payment terms, or the substitution of work or materials, directed by an unauthorized state employee or made unilaterally by the Contractor are violations of the contract and of applicable law. Such changes, including unauthorized written contract amendments, shall be void and without effect, and the Contractor shall not be entitled to any claim under this contract based on those changes.

3)            ORDER OF PRECEDENCE

The parties to this contract shall be bound by all terms and conditions contained herein.  For interpreting such terms and conditions the following sources shall have precedence in descending order:  The Constitution and laws of the United States and applicable Federal regulations; the terms of the CMS 1115 waiver for the State of Arizona; the Constitution and laws of Arizona, and applicable State rules; the terms of this contract, including any attachments and executed amendments and modifications; and AHCCCSA policies and procedures.

4)            CONTRACT INTERPRETATION AND AMENDMENT

No Parol Evidence  - This contract is intended by the parties as a final and complete expression of their agreement.  No course of prior dealings between the parties and no usage of the trade shall supplement or explain any term used in this contract.

No Waiver  -Either party's failure to insist on strict performance of any term or condition of the contract shall not be deemed a waiver of that term or condition even if the party accepting or acquiescing in the non-conforming performance knows of the nature of the performance and fails to object to it.

Written Contract Amendments  - The contract shall be modified only through a written contract amendment within the scope of the contract signed by the procurement officer on behalf of the State.

5)            SEVERABILITY

The provisions of this contract are severable to the extent that any provision or application held to be invalid shall not affect any other provision or application of the contract, which may remain in effect without the invalid provision, or application.

6)            RELATIONSHIP OF PARTIES

The Contractor under this contract is an independent contractor.  Neither party to this contract shall be deemed to be the employee or agent of the other party to the contract.

7)            ASSIGNMENT AND DELEGATION

The Contractor shall not assign any right nor delegate any duty under this contract without prior written approval of the Contracting Officer, who will not unreasonably withhold such approval.

8)            INDEMNIFICATION

Contractor/Vendor Indemnification (Not Public Agency)

The parties to this contract agree that the State of Arizona, its departments, agencies, boards and commissions shall be indemnified and held harmless by the Contractor for the vicarious liability of the State as a result of entering into this contract.  However, the parties further agree that the State of Arizona, its departments, agencies, boards and commissions shall be responsible for its own negligence.  Each party to this contract is responsible for its own negligence.

Contractor/Vendor Indemnification (Public Agency)

Each party (“as indemnitor”) agrees to indemnify, defend, and hold harmless the other party (“as indemnitee”) from and against any and all claims, losses, liability, costs, or expenses (including reasonable attorney’s fees) (hereinafter collectively referred to as ‘claims’) arising out of bodily injury of any person (including death) or property damage but only to the extent that such claims which result in vicarious/derivative liability to the indemnitee, are caused by the act, omission, negligence, misconduct, or other fault of the indemnitor, its officers, officials, agents, employees, or volunteers.

9)            INDEMNIFICATION -- PATENT AND COPYRIGHT

The Contractor shall defend, indemnify and hold harmless the State against any liability including costs and expenses for infringement of any patent, trademark or copyright arising out of contract performance or use by the State of materials furnished or work performed under this contract.  The State shall reasonably notify the Contractor of any claim for which it may be liable under this paragraph.

10)          COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

The Contractor shall comply with all applicable Federal and State laws and regulations including Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973 (regarding education programs and activities), and the Americans with Disabilities Act; EEO provisions; Copeland Anti-Kickback Act; Davis-Bacon Act; Contract Work Hours and Safety Standards; Rights to Inventions Made Under a Contract or Agreement; Clean Air Act and Federal Water Pollution Control Act; Byrd Anti-Lobbying Amendment.  The Contractor shall maintain all applicable licenses and permits.

11)          ADVERTISING AND PROMOTION OF CONTRACT

The Contractor shall not advertise or publish information for commercial benefit concerning this contract without the prior written approval of the Contracting Officer.

12)          PROPERTY OF THE STATE

Except as otherwise provided in this contract, any materials, including reports, computer programs and other deliverables, created under this contract are the sole property of AHCCCSA. The Contractor is not entitled to maintain any rights on those materials and may not transfer any rights to anyone else. The Contractor shall not use or release these materials without the prior written consent of AHCCCSA.

If a Contractor declares information to be confidential, AHCCCSA will maintain the information as confidential and will not disclose it unless it is required by law or court order.

13)          THIRD PARTY  ANTITRUST VIOLATIONS

The Contractor assigns to the State any claim for overcharges resulting from antitrust violations to the extent that those violations concern materials or services supplied by third parties to the Contractor toward fulfillment of this contract.

14)          RIGHT TO ASSURANCE

If AHCCCSA, in good faith, has reason to believe that the Contractor does not intend to perform or continue performing this contract, the procurement officer may demand in writing that the Contractor give a written assurance of intent to perform.  The demand shall be sent to the Contractor by certified mail, return receipt required.  Failure by the Contractor to provide written assurance within the number of days specified in the demand may, at the State's option, be the basis for terminating the contract.

15)          TERMINATION FOR CONFLICT OF INTEREST

AHCCCSA may cancel this contract without penalty or further obligation if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of AHCCCSA is, or becomes at any time while the contract or any extension of the contract is in effect, an employee of, or a consultant to, any other party to this contract with respect to the subject matter of the contract.  The cancellation shall be effective when the Contractor receives written notice of the cancellation unless the notice specifies a later time.

If the Contractor is a political subdivision of the State, it may also cancel this contract as provided by A.R. S. 38-511.

16)          GRATUITIES

AHCCCSA may, by written notice to the Contractor, immediately terminate this contract if it determines that employment or a gratuity was offered or made by the Contractor or a representative of the Contractor to any officer or employee of the State for the purpose of influencing the outcome of the procurement or securing the contract, an amendment to the contract, or favorable treatment concerning the contract, including the making of any determination or decision about contract performance.  AHCCCSA, in addition to any other rights or remedies, shall be entitled to recover exemplary damages in the amount of three times the value of the gratuity offered by the Contractor.

17)          SUSPENSION OR DEBARMENT

The Contractor shall not employ, consult, subcontract  or enter into any agreement for Title XIX  services with any person or entity who is debarred, suspended or otherwise excluded from Federal procurement activity or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order 12549 [42 CFR 438.610(a) and (b)].  This prohibition extends to any entity which employs, consults, subcontracts with or otherwise reimburses for services any person substantially involved in the management of another entity which is debarred, suspended or otherwise excluded from Federal procurement activity.

The Contractor shall not retain as a director, officer, partner or owner of 5% or more of the Contractor entity, any person, or affiliate of such a person, who is debarred, suspended or otherwise excluded from Federal procurement activity.

AHCCCSA may, by written notice to the Contractor, immediately terminate this contract if it determines that the Contractor has been debarred, suspended or otherwise lawfully prohibited from participating in any public procurement activity.

18)          TERMINATION FOR CONVENIENCE

AHCCCSA reserves the right to terminate the contract in whole or in part at any time for the convenience of the State without penalty or recourse.  The Contracting Officer shall give written notice by certified mail, return receipt requested, to the Contractor of the termination at least 90 days before the effective date of the termination.  In the event of termination under this paragraph, all documents, data and reports prepared by the Contractor under the contract shall become the property of and be delivered to AHCCCSA.  The Contractor shall be entitled to receive just and equitable compensation for work in progress, work completed and materials accepted before the effective date of the termination.

19)          TEMPORARY MANAGEMENT/OPERATION OF A CONTRACTOR AND TERMINATION

Temporary Management/Operation by AHCCCSA: Pursuant to the Balanced Budget Act of 1997, 42 CFR 438.700 et seq. and State Law ARS §36-2903, AHCCCSA is authorized to impose temporary management for a Contractor under certain conditions. Under federal law, temporary management may be imposed if AHCCCS determines that there is continued egregious behavior by the Contractor, including but not limited to the following: substantial failure to provide medically necessary services the Contractor is required to provide; imposition on enrollees premiums or charges that exceed those permitted by AHCCCSA, discrimination among enrollees on the basis of health status or need for health care services; misrepresentation or falsification of information to AHCCCSA or CMS; misrepresentation or falsification of information furnished to an enrollee or provider; distribution of marketing materials that have not been approved by AHCCCS or that are false or misleading; or behavior contrary to any requirements of Sections 1903(m) or 1932 of the Social Security Act.  Temporary management may also be imposed if AHCCCSA determines that there is substantial risk to enrollees’ health or that temporary management is necessary to ensure the health of enrollees while the Contractor is correcting the deficiencies noted above or until there is an orderly transition or reorganization of the Contractor.  Under federal law, temporary management is mandatory if AHCCCSA determines that the Contractor has repeatedly failed to meet substantive requirements in Sections 1903(m) or 1932 of the Social Security Act.  In these situations, AHCCCSA shall not delay imposition of temporary management to provide a hearing before imposing this sanction.

State law ARS §36-2903 authorizes AHCCCSA to operate a Contractor as specified in this contract. Prior to operation of the Contractor by AHCCCSA pursuant to state statute, the Contractor shall have the opportunity for a hearing.  If AHCCCSA determines that emergency action is required, operation of the Contractor may take place prior to hearing.  Operation by AHCCCSA shall occur only as long as it is necessary to assure delivery of uninterrupted care to members, to accomplish orderly transition of those members to other contractors, or until the Contractor reorganizes or otherwise corrects contract performance failure.

Termination:  AHCCCSA reserves the right to terminate this contract in whole or in part due to the failure of the Contractor to comply with any term or condition of the contract and as authorized by the Balanced Budget Act of 1997 and 42 CFR 438.708.  If the Contractor is providing services under more than one contract with AHCCCSA, AHCCCSA may deem unsatisfactory performance under one contract to be cause to require the Contractor to provide assurance of performance under any and all other contracts.  In such situations, AHCCCSA reserves the right to seek remedies under both actual and anticipatory breaches of contract if adequate assurance of performance is not received.  The Contracting Officer shall mail written notice of the termination and the reason(s) for it to the Contractor by certified mail, return receipt requested.  Pursuant to the Balanced Budget Act of 1997 and 42 CFR 438.708, AHCCCSA shall provide the contractor with a pre-termination hearing before termination of the contract.

Upon termination,  all documents, data, and reports prepared by the Contractor under the contract shall become the property of and be delivered to AHCCCSA on demand.

AHCCCSA may, upon termination of this contract, procure on terms and in the manner that it deems appropriate, materials or services to replace those under this contract.  The Contractor shall be liable for any excess costs incurred by AHCCCSA in re-procuring the materials or services.

20)          TERMINATION - AVAILABILITY OF FUNDS

Funds are not presently available for performance under this contract beyond the current fiscal year.  No legal liability on the part of AHCCCSA for any payment may arise under this contract until funds are made available for performance of this contract.

Notwithstanding any other provision in the Agreement, this Agreement may be terminated by AHCCCSA, if, for any reason, there are not sufficient appropriated and available monies for the purpose of maintaining this Agreement.  In the event of such termination, the Contractor shall have no further obligation to AHCCCSA, except as otherwise provided in this contract.

21)          RIGHT OF OFFSET

AHCCCSA shall be entitled to offset against any amounts due the Contractor any expenses or costs incurred by AHCCCSA concerning the Contractor's non-conforming performance or failure to perform the contract.

22)          NON-EXCLUSIVE REMEDIES

The rights and the remedies of AHCCCSA under this contract are not exclusive.

23)          NON-DISCRIMINATION

The Contractor shall comply with State Executive Order No. 99-4, which mandates that all persons, regardless of race, color, religion, gender, national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable Federal and state laws, rules and regulations, including the Americans with Disabilities Act and Title VI.  The Contractor shall take positive action to ensure that applicants for employment, employees, and persons to whom it provides service are not discriminated against due to race, creed, color, religion, gender, national origin or disability.

24)          EFFECTIVE DATE

The effective date of this contract shall be the date referenced on page 1 of this contract.

25)          INSURANCE

A certificate of insurance naming the State of Arizona and AHCCCSA as the "additional insured" must be submitted to AHCCCSA within 10 days of notification of contract award and prior to commencement of any services under this contract.  This insurance shall be provided by carriers rated as "A+" or higher by the A.M. Best Rating Service.  The following types and levels of insurance coverage are required for this contract:

a.             Commercial General Liability: Provides coverage of at least $1,000,000 for each occurrence for bodily injury and property damage to others as a result of accidents on the premises of or as the result of operations of the Contractor.
b.             Commercial Automobile Liability: Provides coverage of at least $1,000,000 for each occurrence for bodily injury and property damage to others resulting from accidents caused by vehicles operated by the
                Contractor.
c.             Workers Compensation: Provides coverage to employees of the Contractor for injuries sustained in the course of their employment.  Coverage must meet the obligations imposed by Federal and State statutes and must also include Employer's Liability minimum coverage of $100,000.  Evidence of qualified self-insured status will also be considered.
d.             Professional Liability (if applicable): Provides coverage for alleged professional misconduct or lack of ordinary skills in the performance of a professional act of service.

The above coverages may be evidenced by either one of the following:

a.             The State of Arizona Certificate of Insurance: This is a form with the special conditions required by the contract already pre-printed on the form.  The Contractor's agent or broker must fill in the pertinent policy information and ensure the required special conditions are included in the Contractor's policy.
b.             The Accord form: This standard insurance industry certificate of insurance does not contain the pre-printed special conditions required by this contract.  These conditions must be entered on the certificate by the agent or broker and read as follows:

The State of Arizona and Arizona Health Care Cost Containment System are hereby added as additional insureds.  Coverage afforded under this Certificate shall be primary and any insurance carried by the State or any of its agencies, boards, departments or commissions shall be in excess of that provided by the insured Contractor.  No policy shall expire, be canceled or materially changed without 30 days written notice to the State.  This Certificate is not valid unless countersigned by an authorized representative of the insurance company.

26)          DISPUTES

Contract claims and disputes shall be adjudicated in accordance with AHCCCS rules.

Except as provided by 9AAC Chapter 28, Article 6, the exclusive manner for the Contractor to assert any dispute against AHCCCSA shall be in accordance with the process outlined in 9 A.A.C. Chapter 22and ARS §36-2903.01.  Pending the final resolution of any disputes involving this contract, the Contractor shall proceed with performance of this contract in accordance with AHCCCSA's instructions, unless AHCCCSA specifically, in writing, requests termination or a temporary suspension of performance.

27)          RIGHT TO INSPECT PLANT OR PLACE OF BUSINESS

AHCCCSA may, at reasonable times, inspect the part of the plant or place of business of the Contractor or subcontractor  that is related to the performance of this contract, in accordance with A.R.S. §41‑2547.

28)          INCORPORATION BY REFERENCE

This solicitation and all attachments and amendments, the Contractor's proposal, best and final offer accepted by AHCCCSA, and any approved subcontracts are hereby incorporated by reference into the contract.

29)          COVENANT AGAINST CONTINGENT FEES

The Contractor warrants that no person or agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage or contingent fee.  For violation of this warranty, AHCCCSA shall have the right to annul this contract without liability.

30)          CHANGES

AHCCCSA may at any time, by written notice to the Contractor, make changes within the general scope of this contract.  If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this contract, the Contractor may assert its right to an adjustment in compensation paid under this contract.  The Contractor must assert its right to such adjustment within 30 days from the date of receipt of the change notice.  Any dispute or disagreement caused by such notice shall constitute a dispute within the meaning of Section E, Paragraph 26, Disputes, and be administered accordingly.

When AHCCCSA issues an amendment to modify the contract, the provisions of such amendment will be deemed to have been accepted 60 days after the date of mailing by AHCCCSA, even if the amendment has not been signed by the Contractor, unless within that time the Contractor notifies AHCCCSA in writing that it refuses to sign the amendment.  If the Contractor provides such notification, AHCCCSA will initiate termination proceedings.

31)          TYPE OF CONTRACT

Firm Fixed-Price stated as capitated per member per month, except as otherwise provided

32)          AMERICANS WITH DISABILITIES ACT

People with disabilities may request special accommodations such as interpreters, alternative formats or assistance with physical accessibility.  Requests for special accommodations must be made with at least three days prior notice by contacting the Solicitation Contact person.

33)          WARRANTY OF SERVICES

The Contractor warrants that all services provided under this contract will conform to the requirements stated herein.  AHCCCSA's acceptance of services provided by the Contractor shall not relieve the Contractor from its obligations under this warranty.  In addition to its other remedies, AHCCCSA may, at the Contractor's expense, require prompt correction of any services failing to meet the Contractor's warranty herein.  Services corrected by the Contractor shall be subject to all of the provisions of this contract in the manner and to the same extent as the services originally furnished.

34)          NO GUARANTEED QUANTITIES

AHCCCSA does not guarantee the Contractor any minimum or maximum quantity of services or goods to be provided under this contract.

35)          CONFLICT OF INTEREST

The Contractor shall not undertake any work that represents a potential conflict of interest, or which is not in the best interest of AHCCCSA or the State without prior written approval by AHCCCSA.  The Contractor shall fully and completely disclose any situation that may present a conflict of interest.  If the Contractor is now performing or elects to perform during the term of this contract any services for any AHCCCS contractor, provider or Contractor or an entity owning or controlling same, the Contractor shall disclose this relationship prior to accepting any assignment involving such party.

36)          DISCLOSURE OF CONFIDENTIAL INFORMATION

The Contractor shall not, without prior written approval from AHCCCSA, either during or after the performance of the services required by this contract, use, other than for such performance, or disclose to any person other than AHCCCSA personnel with a need to know, any information, data, material, or exhibits created, developed, produced, or otherwise obtained during the course of the work required by this contract.  This nondisclosure requirement shall also pertain to any information contained in reports, documents, or other records furnished to the Contractor by AHCCCSA.

37)          COOPERATION WITH OTHER CONTRACTORS

AHCCCSA may award other contracts for additional work related to this contract and Contractor shall fully cooperate with such other contractors and AHCCCSA employees or designated agents, and carefully fit its own work to such other contractors' work.  The Contractor shall not commit or permit any act which will interfere with the performance of work by any other contractor or by AHCCCSA employees.

38)          ASSIGNMENT OF CONTRACT AND BANKRUPTCY

This contract is voidable and subject to immediate cancellation by AHCCCSA upon the Contractor becoming insolvent or filing proceedings in bankruptcy or reorganization under the United States Code, or assigning rights or obligations under this contract without the prior written consent of AHCCCSA.

39)          OWNERSHIP OF INFORMATION AND DATA

Any data or information system, including all software, documentation and manuals, developed by the Contractor pursuant to this contract, shall be deemed to be owned by AHCCCSA.  The Federal government reserves a royalty‑free, nonexclusive, and irrevocable license to reproduce, publish, or otherwise use and to authorize others to use for Federal government purposes, such data or information system, software, documentation and manuals.  Proprietary software which is provided at established catalog or market prices and sold or leased to the general public shall not be subject to the ownership or licensing provisions of this section.

Data, information and reports collected or prepared by the Contractor in the course of performing its duties and obligations under this contract shall be deemed to be owned by AHCCCSA.  The ownership provision is in consideration of the Contractor's use of public funds in collecting or preparing such data, information and reports.   These items shall not be used by the Contractor for any independent project of the Contractor or publicized by the Contractor without the prior written permission of AHCCCSA.  Subject to applicable state and Federal laws and regulations, AHCCCSA shall have full and complete rights to reproduce, duplicate, disclose and otherwise use all such information.  At the termination of the contract, the Contractor shall make available all such data to AHCCCSA within 30 days following termination of the contract or such longer period as approved by AHCCCSA, Office of the Director.  For purposes of this subsection, the term "data" shall not include member medical records.

Except as otherwise provided in this section, if any copyrightable or patentable material is developed by the Contractor in the course of performance of this contract, the Federal government, AHCCCSA and the State of Arizona shall have a royalty‑free, nonexclusive, and irrevocable right to reproduce, publish, or otherwise use, and to authorize others to use, the work for state or Federal government purposes.  The Contractor shall additionally be subject to the applicable provisions of 45 CFR Part 74 and 45 CFR Parts 6 and 8.

40)          AHCCCSA RIGHT TO OPERATE CONTRACTOR

If, in the judgment of AHCCCSA, the Contractor's performance is in material breach of the contract or the Contractor is insolvent, AHCCCSA may directly operate the Contractor to assure delivery of care to members enrolled with the Contractor until cure by the Contractor of its breach, by demonstrated financial solvency or until the successful transition of those members to other contractors.

If AHCCCS undertakes direct operation of the Contractor, AHCCCS, through designees appointed by the Director, shall be vested with full and exclusive power of management and control of the Contractor as necessary to ensure the uninterrupted care to persons and accomplish the orderly transition of persons to a new or existing Contractor, or until the Contractor corrects the Contract Performance failure to the satisfaction of AHCCCS.  AHCCCS shall have the power to employ any necessary assistants, to execute any instrument in the name of the Contractor, to commence, defend and conduct in its name any action or proceeding in which the Contractor may be a party.

All reasonable expenses of AHCCCS related to the direct operation of the Contractor, including attorney fees, cost of preliminary or other audits of the Contractor and expenses related to the management of any office or other assets of the Contractor, shall be paid by the Contractor or withheld from payment due from AHCCCS to the Contractor.

41)          AUDITS AND INSPECTIONS

The Contractor shall comply with all provisions specified in applicable AHCCCS Rule R9-22-521 and AHCCCS policies and procedures relating to the audit of the Contractor's records and the inspection of the Contractor's facilities.  The Contractor shall fully cooperate with AHCCCSA staff and allow them reasonable access to the Contractor's staff, subcontractors, members, and records. [42 CFR 438.6(g)]

At any time during the term of this contract, the Contractor's or any subcontractor's books and records shall be subject to audit by AHCCCSA and, where applicable, the Federal government, to the extent that the books and records relate to the performance of the contract or subcontracts. [42 CFR 438.242(b)(3)]

AHCCCSA, or its duly authorized agents, and the Federal government may evaluate through on-site inspection or other means, the quality, appropriateness and timeliness of services performed under this contract.

42)          LOBBYING

No funds paid to the Contractor by AHCCCSA, or interest earned thereon, shall be used for the purpose of influencing or attempting to influence an officer or employee of any Federal or State agency, a member of the United States Congress or State Legislature, an officer or employee of a member of the United States Congress or State Legislature in connection with awarding of any Federal or State contract, the making of any Federal or State grant, the making of any Federal or State loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any Federal or State contract, grant, loan, or cooperative agreement.  The Contractor shall disclose if any funds, other than those paid to the Contractor by AHCCCSA, have been used or will be used to influence the persons and entities indicated above and will assist AHCCCSA in making such disclosures to CMS.

43)          CHOICE OF FORUM

The parties agree that jurisdiction over any action arising out of or relating to this contract shall be brought or filed in a court of competent jurisdiction located in the State of Arizona.

44)          DATA CERTIFICATION

The Contractor shall certify that financial and encounter data submitted to AHCCCS is complete, accurate and truthful.  Certification of financial and encounter data must be submitted concurrently with the data.Certification may be provided by the Contractor CEO, CFO or an individual who is delegated authority to sign for, and who report directly to the CEO or CFO.  42 CFR 438.604et seq.

45)          OFF SHORE PERFORMANCE OF WORK PROHIBITED

Due to security and identity protection concerns, direct services under this contract shall be performed within the borders of the United States.  Any services that are described in the specifications or scope of work that directly serve the State of Arizona or its clients and may involve access to secure or sensitive data or personal client data or development or modification of software for the State shall be performed within the borders of the United States.  Unless specifically stated otherwise in the specifications, this definition does not apply to indirect or “overhead” services, redundant back-up services or services that are incidental to the performance of the contract.  This provision applies to work performed by subcontractors at all tiers.

46)          FEDERAL IMMIGRATION AND NATIONALITY ACT

The Contractor shall comply with all federal, state and local immigration laws and regulations relating to the immigration status of their employees during the term of the contract. Further, the Contractor shall flow down this requirement to all subcontractors utilized during the term of the contract. The State shall retain the right to perform random audits of Contractor and subcontractor records or to inspect papers of any employee thereof to ensure compliance. Should the State determine that the Contractor and/or any subcontractors be found noncompliant, the State may pursue all remedies allowed by law, including, but not limited to; suspension of work, termination of the contract for default and suspension and/or debarment of the Contractor.

47)          IRS W-9 FORM

In order to receive payment under any resulting contract, the Contractor shall have a current IRS W-9 Form on file with the State of Arizona.

48)          CONTINUATION OF PERFORMANCE THROUGH TERMINATION

The Contractor shall continue to perform, in accordance with the requirements of the contract, up to the date of termination and as directed in the termination notice.

[END OF SECTION E]

A

Accumulated Fund Deficit, 65

Advance Directives, 40

Advances, 66

Ambulatory, 23, 27

Annual Enrollment, 21

Appointment Standards, 54

Auto-Assignment, 19, 20, 21

Auto-Assignment Algorithm, 19, 20, 21

B

BBA, 21, 26, 88

Behavioral Health, 23, 24, 25, 27, 32, 33, 34, 35, 36, 37, 54, 56

Breast and Cervical Cancer, 17, 19, 68, 77

Business Continuity Plan, 86

C

Capitalization, 64

Capitation, 20, 21, 65, 67, 68, 69, 70, 82, 85

Chiropractic, 25

Claims

Clean, 60, 73

Payment, 59, 62

Compensation, 67

Contraceptive, 27

Convalescent Care, 29, 31

Coordination of Benefits, 74

Coordination of Care, 33

Copayment, 54, 70

Copayments, 77

Cost Avoidance, 75

Cost Sharing, 17, 19, 56, 75, 77

Covered Services, 23, 33

Credentialing, 41, 49

CRS, 22, 24

Cultural Competency, 39

Cure Notice, 85

D

Data Exchange, 81

Denials, 60, 74

Dental, 23, 25, 54, 56

Dialysis, 22, 25

Disenrollment, 82

Distributions, 66

DME, 22, 28, 29

Dual Eligibles, 56, 77

E

Eligibility

CRS, 24

Emergency, 17, 25, 26, 28, 31, 54, 55, 58

Encounter, 36, 55, 56, 59, 68, 69, 73, 81, 82, 83, 85

Enrollment, 18, 21, 82

Annual, 18, 21, 22, 73

Guarantees, 20

Open, 18, 21

EPSDT, 25, 27, 29, 33, 36, 37, 45, 54, 56

F

Family Planning, 17, 19, 26, 27, 56, 67

Fee-for-Service, 23, 29, 63, 76, 82

Financial Viability Standards, 66

Formulary, 30, 33, 86

FQHC, 55

Fraud and Abuse, 40, 56, 78

Freedom to Work, 17, 19

G

Geographic Service Area, 16, 19, 21, 49, 62, 64, 66, 68, 84

Grievance, 47

H

HIFA, 18, 19, 20, 68, 77

HIFA Parents, 18, 19, 20, 68, 77

HIFA PARENTS, 18, 19, 20, 77

HIPAA, 81

HIV/AIDS, 27, 28, 40, 52, 67, 68, 69

Home Health, 22, 27, 40, 54

Hospice, 27, 40

Hospital Subcontracting, 61

I

IBNR, 16

Identification Cards, 21

Immunizations, 27, 35, 56

Indian Health Service, 17, 18, 20, 22, 28, 31

Inpatient, 25, 27, 28, 30, 31, 32, 33, 36, 48, 54, 69, 71, 72, 73, 74

Investments, 66

K

KidsCare, 18, 19, 68, 77

L

Laboratory, 27, 28, 33, 54, 56

Limited English Proficiency (LEP), 38

Loans, 66

M

Management Services, 33, 63, 64

Maternity, 28, 53, 55, 56

Medicaid in the Public Schools (MIPS), 34, 35

Medical Expense Deduction, 67

Medical Foods, 28

Member

Education, 32

Handbook, 38

Information, 37, 38, 52

Mainstreaming, 21

Surveys, 39

Transition, 22

Midwives, 28, 53

N

Network Management, 50

Non-Contracting Provider, 65

Nurse Practitioners, 28, 52, 53

Nursing Facility, 22, 29, 40, 62, 63, 71, 73, 74

Nutrition, 29

O

Observation, 27

Omission, 81

Optometry, 26

Outpatient, 23, 25, 27, 30, 31, 54, 61

P

Performance Bond, 64, 65

Performance Standards, 25, 27, 43, 44, 45, 82

Periodicity Schedule, 25, 27, 33, 45

Pharmacy, 42, 48, 69

Physician Assistants, 28, 53

Physician Incentives, 63

Podiatry, 29

Postpartum Care, 28, 44, 53

Post-stabilization, 26, 29, 30

Pregnancy, 22, 26, 28, 30, 53

Terminations, 30

Prenatal Care, 28, 55, 70, 75

Prescription Drugs, 30, 54, 80

Prescription Medication, 25, 30, 33, 54, 80

Primary Care Physician, 25, 28, 29, 30, 33, 34, 39, 40, 41, 48, 52, 53, 54, 55, 56, 81

Prior Authorization, 22, 25, 30, 42, 56, 60, 62

Prior Period Coverage, 20, 33, 67, 68, 69, 71, 72, 82

Provider, 50, 52, 53, 55, 56

Provider Manual, 55, 59

Provider Registration, 56

Q

QMB, 19

Quality Management, 35, 36, 37, 41

R

Radiology, 27, 30, 54

Rate Code, 69, 71, 82

RBHA, 32, 33, 56

Referral, 25, 31, 32, 33, 36, 37, 52, 53, 54, 56, 76, 77

Rehabilitation, 24, 29, 30, 74

Reinsurance, 56, 62, 67, 68, 71, 72, 73, 74, 76, 82

Related Party, 61

Reporting Requirements, 81, 83

Respiratory, 30

Reviews, 84

RFP, 84, 85, 88

Risk Sharing, 27, 69

Roster, 19, 82

S

Sanctions, 44, 63, 66, 85

SOBRA, 17, 18, 27, 65, 67, 68, 71

SOBRA Family Planning, 17, 27, 67, 71

SSI, 17, 18, 19, 68

Staff Requirements, 35

Sterilization, 27

Subcontract, 22, 28, 55, 57, 58, 59, 60, 62, 93

Subcontractor, 22, 56, 57, 58, 59, 95, 98

Supplies, 25, 27, 28, 29, 54

T

TANF, 17

Technological Advancement, 86

Third Party, 16, 35, 59, 62, 68, 74, 75, 77, 92

Third Party Liability, 74

Ticket to Work, 17, 19

Title XIX, 17, 18, 19, 20, 28, 33, 55, 67, 68, 69, 71, 72, 93

Title XIX Waiver, 17, 18, 67, 68, 69, 71, 72

Title XXI, 17, 18, 19, 20, 28, 33, 77

Transplants, 22, 25, 30, 72

Transportation, 22, 26, 31, 33, 35, 55, 75

Triage, 31, 33

U

Utilization Management, 37, 42

V

Vaccine for Children, 35

Vision, 26, 56

[END OF SECTION F]

ATTACHMENT A: MINIMUM SUBCONTRACT  PROVISIONS

For the sole purpose of this Attachment, the following definitions apply:

“Subcontract” means any contract between the Contractor and a third party for the performance of any or all services or requirements specified under the Contractor’s contract with AHCCCS.

“Subcontractor” means any third party with a contract with the Contractor for the provision of any or all services or requirements specified under the Contractor’s contract with AHCCCS.

Subcontractors who provide services under both the AHCCCS ALTCS and the Acute Care Program please see the following:

                –Rules for the ALTCS are found in Arizona Administrative Code (AAC) Title 9, Chapter 28.  AHCCCS
                 statutes for long term care are generally found in Arizona Revised Statue (ARS) 36, Chapter 29, Article 2.

                –Rules for the Acute Care Program are found in AAC Title 9, Chapter 22.  AHCCCS statutes for the Acute
                 Care Program are generally found in ARS 36, Chapter 29, Article 1.  Rules for the KidsCare Program are
                 found in AAC Title 9, Chapter 31 and the statutes for KidsCare Program may be found in ARS 36,
                 Chapter 29, Article 4.

All statutes, rules and regulations cited in this attachment are listed for reference purposes only and are not intended to be all inclusive.

[The following provisions must be included verbatim in every contract.]

1.             ASSIGNMENT AND DELEGATION OF RIGHTS AND RESPONSIBILITIES

No payment due the Subcontractor under this subcontract may be assigned without the prior approval of the Contractor.  No assignment or delegation of the duties of this subcontract shall be valid unless prior written approval is received from the Contractor.  (AAC R2-7-305)

2.             AWARDS OF OTHER SUBCONTRACTS

AHCCCSA and/or the Contractor may undertake or award other contracts for additional or related work to the work performed by the Subcontractor and the Subcontractor shall fully cooperate with such other contractors, subcontractors or state employees.  The Subcontractor shall not commit or permit any act which will interfere with the performance of work by any other contractor, subcontractor or state employee.    (AAC R2-7-308)

3.             CERTIFICATION OF COMPLIANCE – ANTI-KICKBACK AND LABORATORY TESTING

By signing this subcontract, the Subcontractor certifies that it has not engaged in any violation of the Medicare Anti-Kickback statute (42 USC §§1320a-7b) or the “Stark I” and “Stark II” laws governing related-entity referrals (PL 101-239 and PL 101-432) and compensation there from.  If the Subcontractor provides laboratory testing, it certifies that it has complied with 42 CFR §411.361 and has sent to AHCCCSA simultaneous copies of the information required by that rule to be sent to the Centers for Medicare and Medicaid Services. (42 USC §§1320a-7b; PL 101-239 and PL 101-432; 42 CFR §411.361)

4.             CERTIFICATION OF TRUTHFULNESS OF REPRESENTATION

By signing this subcontract, the Subcontractor certifies that all representations set forth herein are true to the best of its knowledge.

5.             CLINICAL LABORATORY IMPROVEMENT AMENDMENTS OF 1988

The Clinical Laboratory Improvement Amendment (CLIA) of 1988 requires laboratories and other facilities that test human specimens to obtain either a CLIA Waiver or CLIA Certificate in order to obtain reimbursement from the Medicare and Medicaid (AHCCCS) programs.  In addition, they must meet all the requirements of 42 CFR 493, Subpart A.

To comply with these requirements, AHCCCSA requires all clinical laboratories to provide verification of CLIA Licensure or Certificate of Waiver during the provider registration process.  Failure to do so shall result in either a termination of an active provider ID number or denial of initial registration.  These requirements apply to all clinical laboratories.

Pass-through billing or other similar activities with the intent of avoiding the above requirements are prohibited. The Contractor may not reimburse providers who do not comply with the above requirements.  (CLIA of 1988; 42 CFR 493, Subpart A)

6.             COMPLIANCE WITH AHCCCSA RULES RELATING TO AUDIT AND INSPECTION

The Subcontractor shall comply with all applicable AHCCCS Rules and Audit Guide relating to the audit of the Subcontractor's records and the inspection of the Subcontractor's facilities.  If the Subcontractor is an inpatient facility, the Subcontractor shall file uniform reports and Title XVIII and Title XIX cost reports with AHCCCSA.  (ARS 41-2548; 45 CFR 74.48 (d))

7.             COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS

The Subcontractor shall comply with all federal, State and local laws, rules, regulations, standards and executive orders governing performance of duties under this subcontract, without limitation to those designated within this subcontract.  (42 CFR 434.70) [42 CFR 438.6(l)]

8.             CONFIDENTIALITY REQUIREMENT

Confidential information shall be safeguarded pursuant to 42 CFR Part 431, Subpart F, ARS §36-107, 36-2932, 41-1959 and 46-135, AHCCCS Rules and the Health Insurance Portability and Accountability Act (CFR 164).

9.             CONFLICT IN INTERPRETATION OF PROVISIONS

In the event of any conflict in interpretation between provisions of this subcontract and the AHCCCS Minimum Subcontract Provisions, the latter shall take precedence.

10.          CONTRACT CLAIMS AND DISPUTES

Contract claims and disputes shall be adjudicated in accordance with AHCCCS Rules.

11.          ENCOUNTER DATA REQUIREMENT

If the Subcontractor does not bill the Contractor (e.g., Subcontractor is capitated), the Subcontractor shall submit encounter data to the Contractor in a form acceptable to AHCCCSA.

12.          EVALUATION OF QUALITY, APPROPRIATENESS, OR TIMELINESS OF SERVICES

AHCCCSA or the U.S. Department of Health and Human Services may evaluate, through inspection or other means, the quality, appropriateness or timeliness of services performed under this subcontract.

13.          FRAUD AND ABUSE

If the Subcontractor discovers, or is made aware, that an incident of suspected fraud or abuse has occurred, the Subcontractor shall report the incident to the prime Contractor as well as to AHCCCSA, Office of Program Integrity.  All incidents of potential fraud should be reported to AHCCCSA, Office of the Director, Office of Program Integrity.

14.          GENERAL INDEMNIFICATION

The parties to this contract agree that AHCCCS shall be indemnified and held harmless by the Contractor and Subcontractor for the vicarious liability of AHCCCS as a result of entering into this contract.  However, the parties further agree that AHCCCS shall be responsible for its own negligence.  Each party to this contract is responsible for its own negligence.

15.          INSURANCE

[This provision applies only if the Subcontractor provides services directly to AHCCCS members]

The Subcontractor shall maintain for the duration of this subcontract a policy or policies of professional liability insurance, comprehensive general liability insurance and automobile liability insurance in amounts that meet  Contractor’s requirements.  The Subcontractor agrees that any insurance protection required by this subcontract, or otherwise obtained by the Subcontractor, shall not limit the responsibility of Subcontractor to indemnify, keep and save harmless and defend the State and AHCCCSA, their agents, officers and employees as provided herein.  Furthermore, the Subcontractor shall be fully responsible for all tax obligations, Worker's Compensation Insurance, and all other applicable insurance coverage, for itself and its employees, and AHCCCSA shall have no responsibility or liability for any such taxes or insurance coverage.  (45 CFR Part 74) The requirement for Worker’s Compensation Insurance does not apply when a Subcontractor is exempt underARS23-901, and when such Subcontractor executes the appropriate waiver (Sole Proprietor/Independent Contractor) form.

16.          LIMITATIONS ON BILLING AND COLLECTION PRACTICES

Except as provided in federal and state law and regulations, the Subcontractor shall not bill, or attempt to collect payment from a person who was AHCCCS eligible at the time the covered service(s) were rendered, or from the financially responsible relative or representative for covered services that were paid or could have been paid by the System.

17.          MAINTENANCE OF REQUIREMENTS TO DO BUSINESS AND PROVIDE SERVICES

The Subcontractor shall be registered with AHCCCSA and shall obtain and maintain all licenses, permits and authority necessary to do business and render service under this subcontract and, where applicable, shall comply with all laws regarding safety, unemployment insurance, disability insurance and worker's compensation.

18.          NON‑DISCRIMINATION REQUIREMENTS

The Subcontractor shall comply with State Executive Order No. 99-4, which mandates that all persons, regardless of race, color, religion, gender, national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable Federal and state laws, rules and regulations, including the Americans with Disabilities Act and Title VI.  The Subcontractor shall take positive action to ensure that applicants for employment, employees, and persons to whom it provides service are not discriminated against due to race, creed, color, religion, sex, national origin or disability.  (Federal regulations, State Executive order # 99-4 )

19.          PRIOR AUTHORIZATION AND UTILIZATION MANAGEMENT

The Contractor and Subcontractor shall develop, maintain and use a system for Prior Authorization and Utilization Review that is consistent with AHCCCS Rules and the Contractor’s policies.

20.          RECORDS RETENTION

The Subcontractor shall maintain books and records relating to covered services and expenditures including reports to AHCCCSA and working papers used in the preparation of reports to AHCCCSA.  The Subcontractor shall comply with all specifications for record keeping established by AHCCCSA.  All books and records shall be maintained to the extent and in such detail as required by AHCCCS Rules and policies.   Records shall include but not be limited to financial statements, records relating to the quality of care, medical records, dental records, prescription files and other records specified by AHCCCSA.

The Subcontractor agrees to make available at its office at all reasonable times during the term of this contract and the period set forth in the following paragraphs, any of its records for inspection, audit or reproduction by any authorized representative of AHCCCSA, State or Federal government.

The Subcontractor shall preserve and make available all records for a period of five years from the date of final payment under this contract unless a longer period of time is required by law..

If this contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of five years from the date of any such termination.  Records which relate to grievances, disputes, litigation or the settlement of claims arising out of the performance of this contract, or costs and expenses of this contract to which exception has been taken by AHCCCSA, shall be retained by the Subcontractor for a period of five years after the date of final disposition or resolution thereof unless a longer period of time is required by law.  (45 CFR 74.53; 42 CFR 431.17; ARS 41-2548)

21.          SEVERABILITY

If any provision of these standard subcontract terms and conditions is held invalid or unenforceable, the remaining provisions shall continue valid and enforceable to the full extent permitted by law.

22.          SUBJECTION OF SUBCONTRACT

The terms of this subcontract shall be subject to the applicable material terms and conditions of the contract existing between the Contractor and AHCCCSA for the provision of covered services.

23.          TERMINATION OF SUBCONTRACT

AHCCCSA may, by written notice to the Subcontractor, terminate this subcontract if it is found, after notice and hearing by the State, that gratuities in the form of entertainment, gifts, or otherwise were offered or given by the Subcontractor, or any agent or representative of the Subcontractor, to any officer or employee of the State with a view towards securing a contract or securing favorable treatment with respect to the awarding, amending or the making of any determinations with respect to the performance of the Subcontractor; provided, that the existence of the facts upon which the state makes such findings shall be in issue and may be reviewed in any competent court.  If the subcontract is terminated under this section, unless the Contractor is a governmental agency, instrumentality or subdivision thereof, AHCCCSA shall be entitled to a penalty, in addition to any other damages to which it may be entitled by law, and to exemplary damages in the amount of three times the cost incurred by the Subcontractor in providing any such gratuities to any such officer or employee. (AAC R2-5-501; ARS 41-2616 C.; 42 CFR 434.6, a. (6))

24.          VOIDABILITY OF SUBCONTRACT

This subcontract is voidable and subject to immediate termination by AHCCCSA upon the Subcontractor becoming insolvent or filing proceedings in bankruptcy or reorganization under the United States Code, or upon assignment or delegation of the subcontract without AHCCCSA’s prior written approval.

25.          WARRANTY OF SERVICES

The Subcontractor, by execution of this subcontract, warrants that it has the ability, authority, skill, expertise and capacity to perform the services specified in this contract.

26.          OFF-SHORE PERFORMANCE OF WORK PROHIBITED

Due to security and identity protection concerns, direct services under this contract shall be performed within the borders of the United States. Any services that are described in the specifications or scope of work that directly serve the State of Arizona or its clients and may involve access to secure or sensitive data or personal client data or development or modification of software for the State shall be performed within the borders of the United States.  Unless specifically stated otherwise in specifications, this definition does not apply to indirect or “overhead” services, redundant back-up services or services that are incidental to the performance of the contract.  This provision applies to work performed by subcontractors at all tiers.

27.          FEDERAL IMMIGRATION AND NATIONALITY ACT

The Subcontractor shall comply with all federal, state and local immigration laws and regulations relating to the immigration status of their employees during the term of the contract. Further, the Subcontractor shall flow down this requirement to all subcontractors utilized during the term of the contract. The State shall retain the right to perform random audits of Contractor and subcontractor records or to inspect papers of any employee thereof to ensure compliance. Should the State determine that the Contractor and/or any subcontractors be found noncompliant, the State may pursue all remedies allowed by law, including, but not limited to; suspension of work, termination of the contract for default and suspension and/or debarment of the Contractor.

ATTACHMENT B: MINIMUM NETWORK STANDARDS(By Geographic Service Area)

INSTRUCTIONS:

Contractors shall have in place an adequate network of providers capable of meeting contract requirements.  The information that follows describes the minimum network requirements by Geographic Service Area (GSA).

In some GSA’s there are required service sites located outside of the geographical boundary of a GSA.  The reason for this relates to practical access to care.  In certain instances, a member must travel a much greater distance to receive services within their assigned GSA, if the member were not allowed to receive services in an adjoining GSA or state.

Split zip codes occur in some counties.  Split zip codes are those which straddle two different counties.  Enrollment for members residing in these zip codes is based upon the county and GSA to which the entire zip code has been assigned by AHCCCS.   The Contractor shall be responsible for providing services to members residing in the entire zip code that is assigned to the GSA for which the Contractor has agreed to provide services.  The split zip codes GSA assignments are as follows:

ZIP CODE	SPLIT BETWEEN THESE COUNTIES	COUNTY ASSIGNED TO	ASSIGNED GSA

85220	Pinal and Maricopa	Maricopa	12
85242	Pinal and Maricopa	Maricopa	12
85292	Gila and Pinal	Gila	8
85342	Yavapai and Maricopa	Maricopa	12
85358	Yavapai and Maricopa	Maricopa	12
85390	Yavapai and Maricopa	Maricopa	12
85643	Graham and Cochise	Cochise	14
85645	Pima and Santa Cruz	Santa Cruz	10
85943	Apache and Navajo	Navajo	4
86336	Coconino and Yavapai	Yavapai	6
86351	Coconino and Yavapai	Coconino	4
86434	Mohave and Yavapai	Yavapai	6
86340	Coconino and Yavapai	Yavapai	6

If outpatient specialty services (OB, family planning, and pediatrics) are not included in the primary care provider contract, at least one subcontract is required for each of these specialties in the service sites specified.

In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must demonstrate its ability to provide PCP, dental and pharmacy services so that members don’t need to travel more than 5 miles from their residence.  Metropolitan Phoenix is defined on the Minimum Network Standard page specific to GSA # 12.

At a minimum, the Contractor shall have a physician with admitting and treatment privileges with each hospital in its network.  Contractors in GSA 10 and/or GSA 12 must have at least one hospital contract in each service district.  This requirement is part of the Hospital Subcontracting and Reimbursement Pilot Program, described more fully in Section D, Paragraph 35, Hospital Reimbursement.  A list of Phoenix and Tucson area hospitals are included.

Provider categories required at various service delivery sites included in the Service Area Minimum Network Standards are indicated as follows:

                H             Hospitals
                P             Primary Care Providers (physicians, certified nurse practitioners and physician assistants)
                D             Dentists
                Ph           Pharmacies

HOSPITALS IN PHOENIX METROPOLITAIN AREA (By service district, by zip code)

DISTRICT 1

85006                      Banner Good Samaritan Medical Center
                                St. Luke’s Medical Center
85008                      Maricopa Medical Center
85013                      St. Joseph’s Hospital & Medical Center
85020                      John C. Lincoln Hospital – North Mountain

DISTRICT 2

85015                      Phoenix Baptist Hospital & Medical Center
85027                      John C. Lincoln Hospital – Deer Valley
85037                      Banner Estrella Medical Center
85306                      Banner Thunderbird Medical Center
85308                      Arrowhead Community Hospital & Medical Center
85338                      West Valley Hospital
85351                      Walter O. Boswell Memorial Hospital
85375                      Del E. Webb Memorial Hospital

DISTRICT 3

85031                      Paradise Valley Hospital
85054                      Mayo Clinic Hospital
85251                      Scottsdale Healthcare – Osborn
85261                      Scottsdale Healthcare – Shea

DISTRICT 4

85201                      Mesa General Hospital Medical Center
                                Mesa Lutheran Hospital
                                Banner Mesa Medical Center
85202                      Banner Desert Medical Center
85206                      Valley Lutheran Hospital
85224                      Chandler Regional Hospital
85281                      Tempe St. Luke’s Hospital

HOSPITALS IN TUCSON METROPOLITAN AREA   (By service district, by zip code)

DISTRICT 1

85719      University Medical Center
85741      Northwest Hospital
85745      Carondelet St. Mary’s Hospital

DISTRICT 2

85711      Carondelet St. Joseph’s Hospital
85712      El Dorado Hospital
                Tucson Medical Center
85713      Kino Community Hospital

ATTACHMENT F: PERIODIC REPORT REQUIREMENTS

The following table is a summary of the periodic reporting requirements for AHCCCS acute care contractors and is subject to change at any time during the term of the contract.  The table is presented for convenience only and should not be construed to limit the Contractor’s responsibilities in any manner.  “Reporting Guide” refers to the Reporting Guide for Acute Health Care Contractors with the Arizona Health Care Cost Containment System.

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Finance
Monthly Financial Reporting Package	30 days after the end of the month, only when required by AHCCCSA	Reporting Guide	Financial Manager
Quarterly Financial Reporting Package	60 days after the end of each quarter	Reporting Guide	Financial Manager
FQHC Member Information	60 days after the end of each quarter	Reporting Guide Section D, Paragraph 34	Financial Manager
HIV/AIDS Report	60 days after the end of each quarter	Reporting Guide Section D, Paragraph 53	Financial Manager
Draft Annual Financial Reporting Package	90 days after the end of each fiscal year	Reporting Guide	Financial Manager
Final Annual Financial Reporting Package	120 days after the end of each fiscal year	Reporting Guide	Financial Manager
Non-Transplant Catastrophic Reinsurance covered Diseases	Annually, within 30 days of the beginning of the contract year, enrollment to the plan, and when newly diagnosed.	Section D, Paragraph 57	Reinsurance Manager
Cost Allocation Plans	Within 30 days of the effective date	Section D, Paragraph 43	Financial Manager
Subcontracts	As required per Contract	Section D, Paragraph 37	Financial Manager
TPA Subcontracts	Within 30 days of the effective date	Section D, Paragraph 37	Financial Manager
Physician Incentive Plan (PIP) reporting	Suspended by CMS	Section D, Paragraph 42	Financial Manager
Advances/Loans/Equity Distributions	Submit for approval prior to effective date	Section D, Paragraph 49	Financial Manager

DHCM Health Plan Operations
Report of all subcontracts which delegate Contractor duties and responsibilities	90 days after the beginning of the contract year	Section D, Paragraph 37	Operations and Compliance Officer
Provider Affiliation Transmission	15 days after the end of each quarter	Provider Affiliation Transmission Manual, submitted to PMMIS Provider-to-Contractor FTP	Operations and Compliance Officer
Claims Dashboard	15th day of each month following the reporting period	Section D, Paragraph 38	Operations and Compliance Officer
Claim recoupments >$50,000	Upon identification by Contractor	Section D, Paragraph 38	Operations and Compliance Officer

Administrative Measures	15th day of each month following the reporting period	Section D, Paragraph 24	Operations and Compliance Officer
Enrollee Appeal and Provider Claim Dispute Report	45 days after the end of each quarter	Section D, Paragraph 26	Operations and Compliance Officer
Enrollee Grievance Report	45 days after the end of each quarter	Section D, Paragraph 26	Operations and Compliance Officer
Provider Network Development and Management Plan	45 days after the first day of a new contract year	Section D, Paragraph 27	Operations and Compliance Officer
Cultural Competency Plan	45 days after the first day of a new contract year	ACOM Cultural Competency Policy	Operations and Compliance Officer
Business Continuity and Recovery Plan	15 days after the beginning of each contract year	ACOM Business Continuity and Recovery Plan Policy	Operations and Compliance Officer
Marketing Attestation Statement	45 days after the beginning of each contract year	ACOM Marketing Outreach and Incentives Policy	Operations and Compliance Officer
Marketing and Outreach Materials	30 days prior to dissemination	ACOM Marketing Outreach and Incentives Policy	Operations and Compliance Officer
Member Handbook	By August 15th of contract year, or within 4 weeks of receiving annual amendment, whichever is later.	Section D, Paragraph 18	Operations and Compliance Officer
Provider Network – Material Change	Submit change for approval prior to effective date	Section D, Paragraph 29	Operations and Compliance Officer
Provider Network – Unexpected change	Within one business day	Section D, Paragraph 29	Operations and Compliance Officer
System Change Plan	Six months prior to implementation	Section D, Paragraph 38	Operations and Compliance Officer

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Data Analysis and Research
Corrected Pended Encounter Data	Monthly, according to established schedule	Encounter Manual	Encounter Administrator
New Day Encounter	Monthly, according to established schedule	Encounter Manual	Encounter Administrator
Medical Records for Data Validation	90 days after the request received from AHCCCSA	RFP Attachment I, Encounter Submission Requirements	Encounter Administrator

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Clinical Quality Management
Comprehensive EPSDT Plan including Dental	Annually on December 15th	RFP Section D, Paragraph 24	DHCM/CQM
EPSDT Progress Report including Dental - Quarterly Update	15 days after the end of each quarter	AMPM, Chapter 400	DHCM/CQM

Quality Management Plan and Evaluation	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Monthly Pregnancy Termination Report	End of the month following the pregnancy termination	AMPM, Chapter 400	DHCM/CQM
Maternity Care Plan	Annually on December 15th	AMPM, Chapter 400	DHCM/CQM
Sterilization	Immediately following procedure	AMPM, Chapter 400	DHCM/CQM
Semi-annual report of number of pregnant women who are HIV/AIDS positive	30 days after the end of the 2nd and 4th quarter of each contract year	AMPM, Chapter 400	DHCM/CQM
Performance Improvement Project Proposal (initial/baseline year of the project)	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Performance Improvement Project Re-measurement Report	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Performance Improvement Project Final Report	Within 180 days of the end of the project, as defined in the project proposal approved by AHCCCS DHCM	AMPM, Chapter 900	DHCM/CQM
QM Quarterly Report	45 Days after the end of each quarter	Section D, Paragraph 23	DHCM/CQM
Pediatric Immunization Audit	As requested	Section D, Paragraph 24	DHCM/CQM

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Medical Management
Quarterly Inpatient Hospital Showing	15 days after the end of each quarter	State Medicaid Manual and the AMPM, Chapter 1000	DHCM/MM
Utilization Management Plan and Evaluation	Annually on December 15th	AMPM, Chapter 900	DHCM/MM
UM Quarterly Report	45 Days after the end of each quarter	Section D, Paragraph 23	DHCM/MM
HIV Specialty Provider List	Annually, on December 15th	AMPM, Chapter 300	DHCM/MM
Transplant Report	15 days after the end of each month	AMPM, Chapter 1000	DHCM/MM

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
Office of Program Integrity
Provider Fraud/Abuse Report	Immediately following discovery	Section D, Paragraph 62	Office of Program Integrity Manager

Eligible Person Fraud/Abuse Report	Immediately following discovery	Section D, Paragraph 62	Office of Program Integrity Manager

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
Office of the Director
Prescription Drug Utilization Report	Quarterly, within 45 days of quarter end	AMPM	Pharmacy Program Administrator

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
As Required/Needed
Contract Termination Reports	5 days after the end of each month	Section D, Paragraph 1	Financial Manager
Nursing Facility Stay	When a member has been residing in a nursing facility for 75 days	Section D, Paragraph 10, Nursing Facility	Division of Member Services Assistant Director
Key Position Change	Within 7 days after an employee leaves and as soon as new hire has taken place	Section D, Paragraph 16	DHCM Assistant Director
Third Party Liability Updates	Within 10 days of discovery	Section D, Paragraph 58	TPL Administrator
Third Party Liability Case Identification	Within 10 days of discovery	Section D, Paragraph 58	TPL Administrator
Certificate of Insurance	Within 10 days of contract award	Section E, #25	Contract Manager
Generic Extra Credit Requirement	As required per your contract	Per Contract Award Requirement	Per Your Contract

ATTACHMENT G: AUTO-ASSIGNMENT ALGORITHM

Members who do not have the right to choose a Contractor or members who have the right to choose but do not exercise this right, are assigned to a Contractor through an auto-assignment algorithm.  The algorithm is a mathematical formula used to distribute members to the various Contractors in a manner that is predictable and consistent with AHCCCSA goals.

The algorithm employs a data table and a formula to assign cases (a case may be a member or a household of members) to Contractors using the target percentages developed.  The algorithm data table consists of all the geographic service areas (GSA) in the state, all Contractors serving each GSA, and the target percentages by risk group within each GSA.

The Contractor farthest away from its target percentage within a GSA and risk group, the largest negative difference, is assigned the next case for that GSA.  The equation used is:

                                (t/T) – P = d

t =  The total members assigned to the GSA, per risk group category, for the Contractor
T =  The total members assigned to the GSA, per risk group category, all Contractors combined
P =  The target percentage of members per risk group for the Contractor
d =  The difference

The algorithm is calculated after each assignment to give a new difference for each Contractor.  When more than one Contractor has the same difference, and their differences are greater than all other Contractors, the Contractor with the lowest Health Plan I.D. Number will be assigned the case.

Assignment by the algorithm applies to:

                1.             Members that are newly eligible to the AHCCCS program that did not choose a Contractor within the prescribed time limits.

                2.             Members whose assigned health plan is no longer available after the member moves to a new GSA and did not choose a new Contractor within the prescribed time limits.

                3.             Members whose assigned plan is no longer available at the beginning of a contract cycle that did not choose a Contractor within the prescribed time limits.

All Contractors, within a given geographic service area (GSA) and for each risk group, will have a placement in the algorithm and will receive members accordingly.  A Contractor with a more favorable target percentage in the algorithm will receive proportionally more members.  Conversely, a Contractor with a lower target percentage in the algorithm will receive proportionally fewer members.  The algorithm favors Contractors with both lower final bids and awarded rates.  The algorithm also favors those Contractors that score higher on selected Performance Measures (See Section D, Paragraph 24, Performance Measures).

For Contractors in the Maricopa and Pima/Santa Cruz GSAs with fewer than 25,000 members statewide, a temporary adjustment will be made to the algorithm formula in order to ensure a minimum membership (see the discussion entitled “Adjustment Methodology for Contractors with Fewer than 25,000 Members” for more information).

Development of the Target Percentages

Beginning in CYE ’06, the algorithm target percentages will be developed using the methodology described below.  However, for subsequent years, AHCCCS reserves the right to change the algorithm methodology to assure assignments are made in the best interest of the AHCCCS program and the State.

A Contractor’s placement in the algorithm is based upon the following three factors, which are weighted as follows:

#	Factor	Weighting
1	The final capitation rate bid submitted by the Contractor. Final bids that are below the bottom of the rate range will be assigned to the bottom of the rate range for development of the target percentages.	30%
2	The Contractor’s final awarded rate from AHCCCSA.	30%
3	The Contractor’s ranking in Well-Child visits, 3, 4, 5, and 6 Years of Age (weighted 75%) and Timeliness of Prenatal Care (weighted 25%) Performance measures as reported from the Data Warehouse at AHCCCS (measurement period CYE 2005, reported in CYE 2006).	40%

Points will be assigned to each Contractor by risk group by GSA.  Based on the rankings of the final bid rates and the final awarded rates, each Contractor will be assigned a number of points for each of these two components separately as follows:

TABLE FOR FACTORS #1 AND #2

Number of Awards in GSA	Lowest Rate	2nd Lowest Rate	3rd Lowest Rate	4th Lowest Rate	5th Lowest Rate	6th Lowest Rate	7th Lowest Rate
2	60	40
3	44	32	24
4	35	28	22	15
5	30	25	20	15	10
6	26	23	19	15	11	6
7	25	20	17	14	11	8	5

Contractors that have equal bids in a GSA for the same risk group will be given an equal percentage of the points for all of the positions combined.

The third component of the calculation, Performance Measure Rates(PMR), will be assigned a number of points based on the Contractor’s ranking among the rates for the selected Performance Measures.  The higher the rate, the more points assigned.  AHCCCS may update the algorithm assignment annually based on the results of Factor #3.    For this component, points will be assigned as follows:

TABLE FOR FACTOR #3

Number of Awards in GSA	Highest PMR	2nd Highest PMR	3rd Highest PMR	4th Highest PMR	5th Highest PMR	6th Highest PMR	7th Highest PMR
2	60	40
3	44	32	24
4	35	28	22	15
5	30	25	20	15	10
6	26	23	19	15	11	6
7	25	20	17	14	11	8	5

Contractors that have equal Performance Measure Rates will be given an equal percentage of the points for all of the positions combined.

The points awarded for the three components will be combined as follows to give the target percentage for each Contractor by GSA by risk group:

Final Bid Points (.30) + Awarded Bid Points (.30) + Performance Measure Points (.40)= TARGET
PERCENTAGE      100

Adjustment Methodology for Contractors with Fewer than 25,000 Members

At the beginning of the new contract cycle, the auto-assignment algorithm for the Maricopa and Pima/Santa Cruz GSAs will be adjusted to favor Contractors with fewer than 25,000 members statewide.  The adjusted algorithm will be utilized until a target membership of 25,000 members statewide, per Contractor, is reached.

The adjustment will be made to the final percentages developed using the methodology above.  A pre-determined percentage, based on the table below, will be added to the affected Contractor(s) and subtracted evenly from the other Contractors.

Number of Contractors Below 25,000 Statewide Minimum Enrollment	Percentage Added To New Contractor Target	Percentage To Be Evenly Subtracted From Remaining Bidders
1	20%	20%
2	15%	30%
3	10%	30%

*In the event that there are more than three affected Contractors, AHCCCS will disclose adjustment methodology by July 1, 2003.

In the event that a Contractor only receives an award in rural GSAs, AHCCCS reserves the right to make a temporary adjustment to the auto-assignment target to favor the new Contractor until a minimum enrollment is reached.

AHCCCSA reserves the right to adjust capitation rates for potential changes to the populations risk due to the adjusted algorithm.

ATTACHMENT H (1): ENROLLEE GRIEVANCE  SYSTEM STANDARDS AND POLICY

The Contractor shall have a written policy delineating its Grievance System which shall be in accordance with applicable Federal and State laws, regulations and policies, including, but not limited to 42 CFR Part 438 Subpart F.  The Contractor shall provide the ACOM Enrollee Grievance Policy to all providers and subcontractors at the time of contract.  The Contractor shall also furnish this information to enrollees within a reasonable time after the Contractor receives notice of the enrollment.  Additionally, the Contractor shall provide written notification of any significant change in this policy at least 30 days before the intended effective date of the change.

The written information provided to enrollees describing the Grievance System including the grievance process, the appeals process, enrollee rights, the grievance system requirements and timeframes, shall be in each prevalent non-English language occurring within the subcontractor’s service area and in an easily understood language and format.  The Contractor shall inform enrollees that oral interpretation services are available in any language, that additional information is available in prevalent non-English languages upon request and how enrollees may obtain this information.

Written documents, including but not limited to the Notice of Action, the Notice of Appeal Resolution, Notice of Extension for Resolution, and Notice of Extension of Notice of Action shall be translated in the enrollee’s language if information is received by the Contractor, orally or in writing, indicating that the enrollee has a limited English proficiency.  Otherwise, these documents shall be translated in the prevalent non-English language(s) or shall contain information in the prevalent non-English language(s) advising the enrollee that the information is available in the prevalent non-English language(s) and in alternative formats along with an explanation of how enrollees may obtain this information.  This information must be in large, bold print appearing in a prominent location on the first page of the document.

At a minimum, the Contractor’s Grievance System Standards and Policy shall specify:

1.             That the Contractor shall maintain records of all grievances and appealsand requests for hearing.

2.             Information explaining the grievance, appeal, and fair hearing procedures and timeframes.  This information shall include a description of the circumstances when there is a right to a hearing, the method for obtaining a hearing, the requirements which govern representation at the hearing, the right to file grievance and appeals and the requirements and timeframes for filing a grievance, appeal, or request for hearing.

3.             The availability of assistance in the filing process and the Contractor’s toll-free numbers that an enrollee can use to file a grievance or appeal by phone if requested by the enrollee.

4.             That the Contractor shall acknowledge receipt of each grievance and appeal. For Appeals, the Contractor shall acknowledge receipt of standard appeals in writing within five business days of receipt and within one business day of receipt of expedited appeals.

5.             That the Contractor shall permit both oral and written appeals and grievances and that oral inquiries appealing an action are treated as appeals.

6.             That the Contractor shall ensure that individuals who make decisions regarding grievances and appeals are individuals not involved in any previous level of review or decision making and that individuals who make decisions regarding:  1) appeals of denials based on lack of medical necessity, 2) a grievance regarding denial of expedited resolution of an appeal or 3) grievances or appeals involving clinical issues are health care professionals as defined in 42 CFR 438.2 with the appropriate clinical expertise in treating the enrollee’s condition or disease.

7.             The resolution timeframes for standard appeals and expedited appeals may be extended up to 14 days if the enrollee requests the extension or if the Contractor establishes a need for additional information and that the delay is in the enrollee’s interest.

8.             That if the Contractor extends the timeframe for resolution of an appeal when not requested by the enrollee, the Contractor shall provide the enrollee with written notice of the reason for the delay.

9.             The definition of grievance as a member’s expression of dissatisfaction with any aspect of their care, other than the appeal of actions.

10.           That an enrollee must file a grievance with the Contractor and that the enrollee is not permitted to file a grievance directly with the State.

11.           That the Contractor must dispose of each grievance in accordance with the ACOM Enrollee Grievance
                Policy, but in no case shall the timeframe exceed 90 days.

12.           The definition of action as the [42 CFR 438.400(b)]:
                                a.             Denial or limited authorization of a requested service, including the type or level of service;
                                b.             Reduction, suspension, or termination of a previously authorized service;
                                c.             Denial, in whole or in part, of payment for a service;
                                d.             Failure to provide services in a timely manner;
                                e.             Failure to act within the timeframes required for standard and expedited resolution of appeals and standard disposition of grievances; or
                                f.              Denial of a rural enrollee’s request to obtain services outside the Contractor’s network under 42 CFR 438.52(b)(2)(ii), when the contractor is the only Contractor in the rural area.

13.           The definition of a service authorization request as an enrollee’s request for the provision of a service [42
                CFR 431.201].

14.           The definition of appeal as the request for review of an action, as defined above.

15.           Information explaining that a provider acting on behalf of an enrollee and with the enrollee’s written consent, may file an appeal.

16.           That an enrollee may file an appeal of:  1) the denial or limited authorization of a requested service including the type or level of service, 2) the reduction, suspension or termination of a previously authorized service, 3) the denial in whole or in part of payment for service, 4) the failure to provide services in a timely manner, 5) the failure of the Contractor to comply with the timeframes for dispositions of grievances and appeals and 6) the denial of a rural enrollee’s request to obtain services outside the Contractor’s network under 42 CFR 438.52(b)(2)(ii) when the Contractor is the only Contractor in the rural area.

17.           The definition of a standard authorization request.  For standard authorization decisions, the Contractor must provide a Notice of Action to the enrollee as expeditiously as the enrollee’s health condition requires, but not later than 14 days following the receipt of the authorization with a possible extension of up to 14 days if the enrollee or provider requests an extension or if the Contractor establishes a need for additional information and delay is in the enrollee’s best interest [42 CFR 438.210(d)(1)].  The Notice of Action must comply with the advance notice requirements when there is a termination or reduction of a previously authorized service OR when there is a denial of an authorization request and the physician asserts that the requested service/treatment is a necessary continuation of a previously authorized service.

18.           The definition of an expedited authorization request.  For expedited authorization decisions, the Contractor must provide a Notice of Action to the enrollee as expeditiously as the enrollee’s health condition requires, but not later than 3 business days following the receipt of the authorization with a possible extension of up to 14 days if the enrollee or provider requests an extension or if the Contractor establishes a need for additional information and delay is in the enrollee’s interest. [42 CFR 438.210(d)(2)]

19.           That the Notice of Action for a service authorization decision not made within the standard or expedited timeframes, whichever is applicable, will be made on the date that the timeframes expire. If the Contractor extends the timeframe to make a standard or expedited authorization decision, the contractor must give the enrollee written notice of the reason to extend the timeframe and inform the enrollee of the right to file a grievance if the enrollee disagrees with the decision.  The Contractor must issue and carry out its decision as expeditiously as the enrollee’s health condition requires and no later than the date the extension expires.

20.           That the Contractor shall notify the requesting provider of the decision to deny or reduce a service authorization request.  The notice to the provider need not be written.

21.           The definition of a standard appeal and that the Contractor shall resolve standard appeals no later than 30 days from the date of receipt of the appeal unless an extension is in effect.

22.           The definition of an expedited appeal and that the Contractor shall resolve all expedited appeals not later than three business days from the date the Contractor receives the appeal (unless an extension is in effect)
                where the Contractor determines (for a request from the enrollee), or the provider (in making the request on the enrollee’s behalf indicates) that the standard resolution timeframe could seriously jeopardize the enrollee’s life or health or ability to attain, maintain or regain maximum function.  The Contractor shall make reasonable efforts to provide oral notice to an enrollee regarding an expedited resolution appeal.

23.           That if the Contractor denies a request for expedited resolution, it must transfer the appeal to the 30-day timeframe for a standard appeal.  The Contractor must make reasonable efforts to give the enrollee prompt oral notice and follow-up within two days with a written notice of the denial of expedited resolution.

24.           That an enrollee shall be given 60 days from the date of the Contractor’s Notice of Action to file an appeal.

25.           That the Contractor shall mail a Notice of Action:  1) at least 10 days before the date of a termination, suspension or reduction of previously authorized AHCCCS services, except as provided in (a)-(e) below; 2)
                at least 5 days before the date of action in the case of suspected fraud; 3) at the time of any action affecting the claim when there has been a denial of payment for a service, in whole or in part; 4)  within 14 days from receipt of a standard service authorization request and within three business days from receipt of an expedited service authorization request, unless an extension is in effect.  For  service authorization decisions, the Contractor shall also ensure that the Notice of Action provides the enrollee with advance notice and the right to request continued benefits for all terminations and reductions of a previously authorized service and for denials when the physician asserts that the requested service/treatment which has been denied is a necessary continuation of a previously authorized service.  As described below, the
                Contractor may elect to mail a Notice of Action no later than the date of action when:
                                a.             The Contractor receives notification of the death of an enrollee;
                                b.             The enrollee signs a written statement requesting service termination or gives information requiring termination or reduction of services (which indicates understanding that the termination or reduction will be the result of supplying that information);
                                c.             The enrollee is admitted to an institution where he is ineligible for further services;
                                d.             The enrollee’s address is unknown and mail directed to the enrollee has no forwarding address;
                                e.             The enrollee has been accepted for Medicaid in another local jurisdiction;

26.           That the Contractor include, as parties to the appeal, the enrollee, the enrollee’s legal representative, or the legal representative of a deceased enrollee’s estate.

27.           That the Notice of Action must explain:  1) the action the Contractor has taken or intends to take, 2) the reasons for the action, 3) the enrollee’s right to file an appeal with the Contractor, 4) the procedures for exercising these rights, 5) circumstances when expedited resolution is available and how to request it and 6)
                the enrollee’s right to receive continued benefits pending resolution of the appeal, how to request continued
                benefits and the circumstances under which the enrollee may be required to pay for the cost of these services.

28.           That benefits shall continue until a hearing decision is rendered if:  1) the enrollee files an appeal before the later of a) 10 days from the mailing of the Notice of Action or b) the intended date of the Contractor’s action, 2) a) the appeal involves the termination, suspension, or reduction of a previously authorized course of treatment or b) the appeal involves a denial and the physician asserts that the requested service/treatment is a necessary continuation of a previously authorized service, 3) the services were ordered by an authorized provider and 4) the enrollee requests a continuation of benefits.

                For purposes of this paragraph, benefits shall be continued based on the authorization which was in place prior to the denial, termination, reduction, or suspension which has been appealed.

29.           That for appeals, the Contractor provides the enrollee a reasonable opportunity to present evidence and allegations of fact or law in person and in writing and that the Contractor informs the enrollee of the limited time available in cases involving expedited resolution.

30.           That for appeals, the Contractor provides the enrollee and his representative the opportunity before and during the appeals process to examine the enrollee’s case file including medical records and other documents considered during the appeals process.

31.           That the Contractor must ensure that punitive action is not taken against a provider who either requests an expedited resolution or supports an enrollee’s appeal.

32.           That the Contractor shall provide written Notice of Appeal Resolution to the enrollee and the enrollee’s representative or the representative of the deceased enrollee’s estate which must contain:  1) the results of the resolution process, including the legal citations or authorities supporting the determination, and the date it was completed, and 2) for appeals not resolved wholly in favor of enrollees:  a) the enrollee’s right to request a State fair hearing (including the requirement that the enrollee must file the request for a hearing in writing) no later than 30 days after the date the enrollee receives  the Contractor’s notice of appeal resolution and how to do so, b) the right to receive continued benefits pending the hearing and how to request continuation of benefits and c) information explaining that the enrollee may be held liable for the cost of benefits if the hearing decision upholds the Contractor.

33.           That the Contractor continues extended benefits originally provided to the enrollee until any of the following occurs:  1) the enrollee withdraws appeal, 2) the enrollee has not specifically requested continued
                benefits pending a hearing decision within 10 days of the Contractor mailing of the appeal resolution notice, or 3) the AHCCCS Administration issues a state fair hearing decision adverse to the enrollee.

34.           That if the enrollee files a request for hearing the Contractor must ensure that the case file and all supporting documentation is received by the AHCCCSA, Office of Legal Assistance (OLA) as specified by
                OLA.   The file provided by the Contractor must contain a cover letter that includes:
                                a.             Enrollee’s name
                                b.             Enrollee’s AHCCCS I.D. number

                                c.             Enrollee’s address
                                d.             Enrollee’s phone number (if applicable)
                                e.             date of receipt of the appeal
                                f.              summary of the Contractor’s actions undertaken to resolve the appeal and summary of the appeal resolution

35.           The following material shall be included in the file sent by the Contractor:

                                a.             the Enrollee’s written request for hearing
                                b.             copies of the entire appeal file which includes all supporting documentation including pertinent findings and medical records;
                                c.             the Contractor’s Notice of Appeal Resolution
                                d.             other information relevant to the resolution of the appeal

36.           That if the Contractor or the State fair decision reverses a decision to deny, limit or delay services not furnished during the appeal or the pendency of the hearing process, the Contractor shall authorize or provide the services promptly and as expeditiously as the enrollee's health condition requires irrespective of whether the Contractor contests the decision..

37.           That if the Contractor or State fair hearing decision reverses a decision to deny authorization of services and the disputed services were received pending appeal, the Contractor shall pay for those services, as specified in policy and/or regulation.

38.           That if the Contractor or State fair hearing decision upholds a decision to deny authorization of services and the disputed services were received pending appeal, the Contractor may recover the cost of those services from the enrollee.

ATTACHMENT H(2)  PROVIDER CLAIM DISPUTE STANDARDS AND POLICY

The Contractor shall have in place a written claim dispute policy for providers.  The policy shall be in accordance with applicable Federal and State laws, regulations and policies.  The claim dispute policy shall include the following provisions:

                1.             The Provider Claim Dispute Policy shall be provided to all subcontractors at the time of contract.
                                For providers without a contract, the claim dispute policy may be mailed with a remittance advice, provided the remittance is sent within 45 days of receipt of a claim.

                2.             The Provider Claim Dispute Policy must specify that all claim disputes challenging claim payments, denials or recoupments must be filed in writing with the Contractor no later than 12 months from the date of service, 12 months after the date of eligibility posting or within 60 days after the payment, denial or recoupment of a timely claim submission, whichever is later.

                3.             Specific individuals are appointed with authority to require corrective action and with requisite experience to administer the claim dispute process.

                4.             A log is maintained for all claim disputes containing sufficient information to identify the
                                Complainant, date of receipt, nature of the claim dispute and the date the claim dispute is resolved.
                                Separate logs must be maintained for provider and behavioral health recipient claim disputes.

                5.             Within five business days of receipt, the Complainant is informed by letter that the claim dispute has been received.

                6.             Each claim dispute is thoroughly investigated using the applicable statutory, regulatory, contractual and policy provisions, ensuring that facts are obtained from all parties.

                7.             All documentation received by the Contractor during the claim dispute process is dated upon receipt.

                8.             All claim disputes are filed in a secure designated area and are retained for five years following the Contractor’s decision, the Administration’s decision, judicial appeal or close of the claim dispute, whichever is later, unless otherwise provided by law.

                9.             A copy of the Contractor’s Notice of Decision (hereafter referred to as Decision) will be communicated in writing to all parties.  The Decision must include and describe in detail, the following:

                                a.             the nature of the claim dispute
                                b.             the issues involved
                                c.             the reasons supporting the Contractor’s Decision, including references to applicable statute, rule, applicable contractual provisions, policy and procedure
                                d.             the Provider’s right to request a hearing by filing a written request for hearing to the
                                                Contractor no later than 30 days after the date the Provider receives the Contractor’s decision.
                                e.             If the claim dispute is overturned, the requirement that the Contractor shall reprocess and pay the claim(s) in a manner consistent with the decision within 15 business days of the date of the Decision.

                10.           If the Provider files a written request for hearing, the Contractor must ensure that all supporting documentation is received by the AHCCCSA, Office of Legal Assistance, no later than five business days from the date the Contractor receives the provider’s written hearing request.  The file sent by the Contractor must contain a cover letter that includes:

                                a.             Provider’s  name
                                b.             Provider’s  AHCCCS ID number
                                c.             Provider’s  address
                                d.             Provider’s  phone number (if applicable)
                                e.             the date of receipt of claim dispute
                                f.              a summary of the Contractor’s actions undertaken to resolve the claim dispute and basis of the determination

                11.           The following material shall be included in the file sent by the Contractor:

                                a.             written request for hearing filed by the Provider
                                b.             copies of the entire file which includes pertinent records; and the Contractor’s Decision
                                c.             other information relevant to the Notice of  Decision  of the claim dispute

                12.           If the Contractor’s decision regarding a claim dispute is reversed through the appeal process, the
                                Contractor shall reprocess and pay the claim (s) in a manner consistent with the decision within 15 business days of the date of the Decision.

ATTACHMENT I:  ENCOUNTER  SUBMISSION REQUIREMENTS

The Contractor will be assessed sanctions  for noncompliance with encounter  submission requirements.  AHCCCSA may also perform special reviews of encounter data, such as comparing encounter reports to the Contractor’s claims files.  Any findings of incomplete or inaccurate encounter data may result in the imposition of sanctions or requirement of a corrective action plan.

Pended Encounter  Corrections

The Contractor must resolve all pended encounters within 120 days of the original processing date.  Sanctions  will be imposed according to the following schedule for each encounter  pended for more than 120 days unless the pend is due to AHCCCSA error:

0 – 120 days	121 – 180 days	181 – 240 days	241 – 360 days	361 + days
No sanction	$ 5 per month	$ 10 per month	$ 15 per month	$ 20 per month

“AHCCCSA error” is defined as a pended encounter, which (1) AHCCCSA acknowledges to be the result of its own error, and (2) requires a change to the system programming, an update to the database reference table, or further research by AHCCCSA.  AHCCCSA reserves the right to adjust the sanction amount if circumstances warrant.

When the Contractor notifies AHCCCSA, in writing, that the resolution of a pended encounter  depends on AHCCCSA rather than the Contractor, AHCCCSA will respond in writing within 30 days of receipt of such notification.  The AHCCCSA response will report the status of each pending encounter problem or issue in question.

Pended encounters will not qualify as AHCCCSA errors if AHCCCSA reviews the Contractor’s notification and asks the Contractor to research the issue and provide additional substantiating documentation, or if AHCCCSA disagrees with the Contractor’s claim of AHCCCSA error.  If a pended encounter  being researched by AHCCCSA is later determined not to be caused by AHCCCSA error, the Contractor may be sanctioned retroactively.

Before imposing sanctions, AHCCCSA will notify the Contractor, in writing, of the total number of sanctionable encounters pended more than 120 days.  Pended encounters shall not be deleted by the Contractor as a means of avoiding sanctions  for failure to correct encounters within 120 days.  The Contractor shall document deleted encounters and shall maintain a record of the deleted CRNs with appropriate reasons indicated.  The Contractor shall, upon request, make this documentation available to AHCCCSA for review.

Encounter  Validation Studies

Per CMS requirement, AHCCCSA will conduct encounter  validation studies of the Contractor’s encounter submissions, and sanction the Contractor for noncompliance with encounter submission requirements.  The purpose of encounter validation studies is to compare recorded utilization information from a medical record or other source with the Contractor’s submitted encounter data.  Any and all covered services may be validated as part of these studies.  Encounter validation studies will be conducted at least yearly.

AHCCCSA may revise study methodology, timelines, and sanction amounts based on agency review or as a result of consultations with CMS.  The Contractor will be notified in writing of any significant change in study methodology.

AHCCCSA will conduct two encounter  validation studies.  Study “A” examines non-institutional services (form HCFA 1500 encounters), and Study “B” examines institutional services (form UB-92 encounters).

AHCCCSA will notify the Contractor in writing of the sanction amounts and of the selected data needed for encounter  validation studies.  The Contractor will have 90 days to submit the requested data to AHCCCSA.  In the case of medical records requests, the Contractor’s failure to provide AHCCCSA with the records requested within 90 days may result in a sanction of $1,000 per missing medical record.  If AHCCCSA does not receive a sufficient number of medical records from the Contractor to select a statistically valid sample for a study, the Contractor may be sanctioned up to 5% of its annual capitation payment.

The criteria used in encounter  validation studies may include timeliness, correctness, and omission  of encounters.   These criteria are defined as follows:

Timeliness:   The time elapsed between the date of service and the date that the encounter  is received at AHCCCS.  For all encounters for which timeliness is evaluated, a sanction per encounter error extrapolated to the population of encounters may be assessed if the encounter record is received by AHCCCSA more than 240 days after the end of the month in which the service was rendered, or the effective date of the enrollment..  It is anticipated that the sanction amount will be $1.00 per error extrapolated to the population of encounters; however, sanction amounts may be adjusted if AHCCCSA determines that encounter quality has changed, or if CMS changes sanction requirements.  The Contractor will be notified of the sanction amount in effect for the studies at the time the studies begin.

Correctness:   A correct encounter  contains a complete and accurate description of AHCCCS covered services provided to a member.  A sanction per encounter error extrapolated to the population of encounters may be assessed if the encounter is incomplete or incorrectly coded.  It is anticipated that the sanction amount will be $1.00 per error extrapolated to the population of encounters; however, sanction amounts may be adjusted if AHCCCSA determines that encounter quality has changed, or if CMS changes sanction requirements.  The Contractor will be notified of the sanction amount in effect for the studies at the time the studies begin.

Omission  of data:   An encounter  not submitted to AHCCCSA or an encounter inappropriately deleted from AHCCCSA’s pending encounter file or historical files in lieu of correction of such record.  For Study “A” and for Study “B”, a sanction per encounter error extrapolated to the population of encounters may be assessed for an omission.  It is anticipated that the sanction amount will be $5.00 per error extrapolated to the population of encounters for Study “A” and $10.00 per error extrapolated to the population of encounters for Study “B”; however, sanction amounts may be adjusted if AHCCCSA determines that encounter quality has changed, or if CMS changes sanction requirements.  The Contractor will be notified of the sanction amount in effect for the studies at the time the studies begin.

For encounter  validation studies, AHCCCSA will select all approved and pended encounters to be studied no earlier than 240 days after the end of the month in which the service was rendered.  Once AHCCCSA has selected the Contractor’s encounters for encounter validation studies, subsequent encounter submissions for the period being studied will not be considered.

AHCCCSA may review all of the Contractor’s submitted encounters, or may select a sample.  The sample size, or number of encounters to be reviewed, will be determined using statistical methods in order to accurately estimate the Contractor’s error rates.  Error rates will be calculated by dividing the number of errors found by the number of encounters reviewed.  A 95% confidence interval will be used to account for limitations caused by sampling.  The confidence interval shows the range within which the true error rate is estimated to be.  If error rates are based on a sample, the error rate used for sanction purposes will be the lower limit of the confidence interval.

Encounter  validation methodology and statistical formulas are provided in the AHCCCS Encounter Data Validation Technical Document, which is available in the Bidders Library.  This document also provides examples, which illustrate how AHCCCSA determines study sample sizes, error rates, confidence intervals, and sanction amounts.

Written preliminary results of all encounter  validation studies will be sent to the Contractor for review and comment.  The Contractor will have a maximum of 30 days to review results and provide AHCCCSA with additional documentation that would affect the final calculation of error rates and sanctions.  AHCCCSA will examine the Contractor’s documentation and may revise study results if warranted.  Written final results of the study will then be sent to the Contractor and communicated to CMS, and any sanctions will be assessed.

The Contractor may file a written challenge to sanctions  assessed by AHCCCSA not more than 35 days after the Contractor receives final study results from AHCCCSA.  Challenges will be reviewed by AHCCCSA and a written decision will be rendered no later than 60 days from the date of receipt of a timely challenge.  Sanctions shall not apply to encounter  errors successfully challenged.  A challenge must be filed on a timely basis and a decision must be rendered by AHCCCSA prior to filing a claim dispute and request for hearing pursuant to A.A.C. 9-34-401 et seq.  Sanction amounts will be deducted from the Contractor’s capitation payment.

Encounter  Corrections

Contractors are required to submit replacement or voided encounters in the event that claims are subsequently corrected following the initial encounter  submission.  This includes corrections as a result of inaccuracies identified by fraud and abuse  audits or investigations conducted by AHCCCSA or the Contractor.  Contractors shall refer to the Encounter Reporting User Manual for instructions regarding submission of corrected encounters.

ATTACHMENT L: COST SHARING COPAYMENTS

I.              MPT POPULATIONS (REGARDLESS OF RATE CODE)

                The following populations are exempt from copayments for ALL services ($0 copay):
                –All members under the age of 19, including all KidsCare members
                –All Pregnant Women
                –All ALTCS enrolled members
                –All persons with Serious Mental Illness receiving RBHA services
                –All members who are receiving CRS services
                –SOBRA Family Planning Services Only members

                Additionally, no member may be asked to make a copayment for family planning services or supplies.

II.            STANDARD COPAYMENTS APPLY TO THE TITLE XIX WAIVER GROUP
                Services to this population may not be denied for failure to pay copayment.

                The standard copayments apply to the Title XIX Waiver Group, including RBHA General Mental Health and Substance Abuse service members.  The standard copayments are as follows:

Service	Copayment
Generic Prescriptions or Brand Name if generic not available	$ 0 per Rx
Brand Name Prescriptions when generic is available	$ 0
Non Emergency Use of ER	$ 1
Physician Office Visits	$ 1

III.           STANDARD COPAYMENTS APPLY TO THE FOLLOWING POPULATIONS
                Services to this population may not be denied for failure to pay copayment.
                –AHCCCS for Families with Children
                –Supplemental Security Income with and without Medicare

Service	Copayment
Generic Prescriptions or Brand Name if generic not available	$ 0
Brand Name Prescriptions when generic is available	$ 0
Non Emergency Use of ER	$ 1
Physician Office Visits	$ 1

IV.           OTHER CO-PAYS
                HIFA Parents (Parents of KidsCare and SOBRA Children)
                –Copayment is not mandatory
                –EXCEPTION: Native American Contractor Enrolled Parents are exempt from any copayment

Service	Copayment
Generic Prescriptions or Brand Name if generic not available	$ 0
Brand Name Prescriptions when generic is available	$ 0
Non Emergency Use of ER	$ 1
Physician Office Visits	$ 0